Exhibit 2.1

Execution Version

BUSINESS COMBINATION AGREEMENT

BY AND AMONG

EINRIDE AB,

EINRIDE CAYMAN SUB LIMITED,

and

LEGATO MERGER CORP. III,

DATED AS OF NOVEMBER 12, 2025

i

ii

EXHIBITS

Exhibit A — Form of Amended and Restated Articles of Association

Exhibit B — Form of Plan of Merger

iii

BUSINESS COMBINATION AGREEMENT

This BUSINESS COMBINATION AGREEMENT is made and entered into as of November 12, 2025, by and among Einride AB, a limited liability company formed under the laws of Sweden (the “Company”), Einride Cayman Sub Limited, a Cayman Islands exempted company and a direct, wholly-owned subsidiary of the Company (“Merger Sub”), and Legato Merger Corp. III, a Cayman Islands exempted company (“SPAC”). Each of the Company, Merger Sub and SPAC shall individually be referred to herein as a “Party” and, collectively, as the “Parties.” The term “Agreement” as used herein refers to this Business Combination Agreement, as the same may be amended or supplemented from time to time, and all schedules, exhibits and annexes hereto. Defined terms used in this Agreement are listed alphabetically in Section 11.1, together with the section and, if applicable, subsection in which the definition of each such term is located. Capitalized terms used but not otherwise defined herein have the meanings set forth in Section 11.2.

RECITALS

WHEREAS, the Company is a private technology company that designs, develops and deploys freight mobility technologies to accelerate the transition to sustainable transportation. The Company’s platform includes connected electric and autonomous heavy-duty vehicles, charging infrastructure and an intelligent freight operating system.

WHEREAS, Merger Sub is a newly incorporated, direct, wholly-owned subsidiary of the Company, and was formed for the sole purpose of consummating the Transactions.

WHEREAS, SPAC is a blank check company incorporated for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses or entities.

WHEREAS, the Parties desire and intend to effect a “Business Combination” (as such term is defined in the SPAC’s Organizational Documents) upon the terms and subject to the conditions set forth in this Agreement.

WHEREAS, the board of directors of the Company has unanimously: (a) determined that it is in the best interests of the Company, and declared it advisable, to enter into this Agreement and the Transaction Agreements to which the Company is a party, providing for the Merger and the other Transactions; and (b) approved, subject to obtaining the Company Shareholder Approval (defined below) as applicable, and recommended, among other things, the approval of this Agreement, the Transaction Agreements to which the Company is a party and the Transactions, including the Company Derivative Exchange, the Stock Split, the adoption of the Restated AoA and the adoption of the Incentive Equity Plan, by the Company Shareholders.

WHEREAS, the board of directors of Merger Sub has unanimously: (a) determined that it is in the best interests of Merger Sub and the Company (as sole shareholder of Merger Sub), and declared it advisable, to enter into this Agreement and the Transaction Agreements to which Merger Sub is a party, and to consummate the Merger and the other Transactions; and (b) approved and recommended the adoption and approval of this Agreement by the Company (as sole shareholder of Merger Sub).

WHEREAS, the Company, in its capacity as the sole shareholder of Merger Sub, has (a) determined that it is in the best interests of Merger Sub, and declared it advisable, for Merger Sub to enter into this Agreement and the Transaction Agreements to which Merger Sub is a party, providing for the Merger and the other Transactions; and (b) approved this Agreement, the Transaction Agreements to which Merger Sub is a party and the Transactions in accordance with Applicable Law, upon the terms and subject to the conditions of this Agreement (the “Merger Sub Shareholder Approval”).

WHEREAS, the board of directors of SPAC (the “SPAC Board”) has unanimously: (a) determined that it is advisable, fair to, and in the best interests of SPAC and SPAC’s shareholders (“SPAC Shareholders”) to enter into this Agreement and the Transaction Agreements to which SPAC is a party, and to consummate the Merger and the other Transactions; (b) approved and declared advisable this Agreement and the other Transaction Documents to which it is a party, and the execution, delivery and performance thereof and the consummation of the Merger and the other Transactions; (c) recommended, among other things, the adoption and approval of this Agreement, including authorization of the Merger, by the SPAC Shareholders; and (d) and directed that this Agreement and the Merger be submitted to the SPAC Shareholders for their adoption.

WHEREAS, concurrently with the execution and delivery of this Agreement, the Founders will enter into a transaction support agreement (the “Founder Support Agreement”), pursuant to which, among other things, the Founders will agree to vote in favor of this Agreement and the other Transaction Agreements to which SPAC is or will be a party and the Transactions (including the Merger).

WHEREAS, concurrently with the execution and delivery of this Agreement, the Company Shareholders who hold an aggregate of at least 50% of the outstanding Company Ordinary Shares and Company Preference Shares eligible to vote thereon have entered into a transaction support agreement (the “Company Shareholder Support Agreement”), pursuant to which, among other things, such Company Shareholders and holders of the Company Preference Shares will agree to vote in favor of or otherwise consent to this Agreement and the other Transaction Agreements to which the Company is or will be a party and the Transactions, including the Company Derivative Exchange, the Stock Split, the adoption of the Restated AoA, the adoption of the Incentive Equity Plan and the termination of the Company Shareholders Agreement, in accordance with the Company’s Organizational Documents and the Company Shareholders Agreement (the “Company Shareholder Approval” and such matters, collectively, the “Company Shareholder Matters”).

WHEREAS, (i) concurrently with the execution and delivery of this Agreement, the Founders have entered into, and (ii) prior to the Closing, the Company Shareholders and the holders of the Participating Company Derivatives who hold an aggregate of at least 80% of the Company Ordinary Shares outstanding and underlying the Participating Company Derivatives on the date hereof (the “Required Holders”) will have entered into, a lockup agreement (the “Lockup Agreement”), pursuant to which each such Company Shareholder and each of the Founders has agreed with the Company to certain restrictions on the transfer of the Company Ordinary Shares held by them or received by them pursuant to Article II.

WHEREAS, pursuant to SPAC’s Organizational Documents, SPAC is required to provide an opportunity for its eligible public shareholders to have their outstanding SPAC Public Shares redeemed on the terms and subject to the conditions and limitations set forth in SPAC’s Organizational Documents in conjunction with obtaining the SPAC Shareholder Approval (the “SPAC Shareholder Redemption Rights”).

WHEREAS, simultaneously with the Closing, the Company shall amend and restate the articles of association of the Company in the form attached hereto as Exhibit A (the “Restated AoA”), in each case, with such changes as mutually agreed to by the parties to this Agreement, provided that SPAC’s consent shall not be unreasonably withheld, delayed or conditioned.

WHEREAS, prior to the Closing, the Company shall adopt, with the consent of SPAC, which consent shall not be unreasonably withheld, conditioned, or delayed, an incentive equity plan on the terms and conditions set forth herein, to be effective upon and following the Closing (the “Incentive Equity Plan”).

WHEREAS, prior to the Effective Time, the Company shall effect the Stock Split in accordance with Section 2.1(a).

WHEREAS, immediately following the Stock Split and at the Effective Time, upon the terms and subject to the conditions of this Agreement and the laws of the Cayman Islands, pursuant to the Plan of Merger attached hereto as Exhibit B and in accordance with section 233 of the Companies Act (As Revised) of the Cayman Islands (the “Cayman Companies Act”), SPAC shall merge with and into Merger Sub (the “Merger”), with Merger Sub continuing as the surviving company, as that term is defined in the Cayman Companies Act, upon the Merger (the “Surviving Company”), as a result of which, Merger Sub will remain a direct, wholly-owned subsidiary of the Company and SPAC shall cease to exist.

WHEREAS, as a result of the Merger, (i) each issued and outstanding SPAC Share shall no longer be outstanding and shall automatically be cancelled and cease to exist and shall be converted into and exchanged for one Company Ordinary Share in the form of one (1) Company ADS and (ii) each outstanding whole SPAC Warrant shall be assumed by the Company and, subject to the terms of the Warrant Agreement, thereafter exercisable to purchase one (1) Company Ordinary Share in the form of one (1) Company ADS.

NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE I
THE CLOSING TRANSACTIONS

Section 1.1. Closing. Unless this Agreement shall have been terminated pursuant to Section 8.1, the consummation of the Merger (the “Closing”), other than the registration of the Plan of Merger, shall take place by conference call and by exchange of signature pages by email or other electronic transmission at a time and date to be specified in writing by the Company and SPAC, which shall be no later than the third (3rd) Business Day after the satisfaction or waiver of the conditions set forth in ARTICLE VII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions), or at such other time, date and manner as the Company and SPAC agree in writing (the date on which the Closing occurs, the “Closing Date”).

Section 1.2. Closing Statements.

(a) On the date of the SPAC Shareholders’ Meeting, SPAC shall deliver to the Company written notice setting forth: (i) the aggregate amount of cash proceeds that will be required to satisfy any exercise of the SPAC Shareholder Redemption Rights pursuant to the Organizational Documents of SPAC (the “SPAC Shareholder Redemptions”); (ii) SPAC’s good faith estimate of the amount of cash that will be in the Trust Account and the amount of SPAC Transaction Costs and Unpaid SPAC Liabilities as of the Closing; and (iii) the number of SPAC Shares and SPAC Warrants to be outstanding as of immediately prior to the Effective Time and after giving effect to the SPAC Shareholder Redemptions (such written notice of (i), (ii) and (iii), together, the “SPAC Closing Statement”); provided; however, if the Closing does not occur within five (5) Business Days of the SPAC Shareholders’ Meeting, SPAC shall deliver to the Company an updated SPAC Closing Statement within five (5) Business Days prior to the Closing Date.

(b) On the date of the SPAC Shareholders’ Meeting, the Company shall provide to SPAC a written notice setting forth: (i) the Company’s good faith estimate of the amount of the Company Transaction Costs and Indebtedness and (ii) the number of Net Company Derivative Shares, the Conversion Factor and the number of Company Ordinary Shares that will be issued and outstanding immediately following the transactions described in Section 2.1 (such written notice, the “Company Closing Statement”).

Section 1.3. Closing Deliverables.

(a) At the Closing, SPAC shall:

(i) make any payments required to be made by SPAC or on SPAC’s behalf in connection with the SPAC Shareholder Redemptions pursuant to Section 6.10;

(ii) pay, or cause to be paid, all SPAC Transaction Costs and Unpaid SPAC Liabilities to the applicable payees, to the extent not paid prior to the Closing;

(iii) deliver to the Company an executed resignation letter from each director and officer listed on Schedule 1.3(a)(iii) of the SPAC Disclosure Letter; and

(iv) deliver to the Company the certificate required to be delivered by SPAC pursuant to Section 7.2(d).

(b) At the Closing, the Company shall:

(i) deliver to SPAC a true and correct copy of the Restated AoA as registered with the Companies Registration Office in accordance with the Swedish Companies Act; and

(ii) deliver to SPAC the certificate required to be delivered by the Company pursuant to Section 7.3(d).

ARTICLE II
TRANSACTIONS

Section 2.1. Stock Split and Company Derivatives. The following transactions will occur on the Closing Date, prior to both the closing of any PIPE Investment and the Effective Time, in the following order:

(a) The Company shall submit the necessary filings to the Swedish Companies Registration Office to provide that each Company Preference Share and each other Participating Company Derivative for which the holder of such other Participating Company Derivative elects to convert to Company Ordinary Shares (each, an “Electing Participating Company Derivative”) shall be exchanged for a number of Company Ordinary Shares equal to the number of Net Company Derivative Shares underlying such Company Preference Share and such Electing Participating Company Derivative as of immediately prior to the Closing, and immediately thereafter, each such Company Preference Share and each such Electing Participating Company Derivative shall be cancelled (the “Company Derivative Exchange”). As of the date hereof, the Company’s board of directors has adopted, and prior to the Closing the Company Shareholders will have adopted, any resolutions and taken any other actions that are necessary to effectuate, at that time, the Company Derivative Exchange pursuant to this Section 2.1(a).

(b) The Company shall submit the necessary filings to the Swedish Companies Registration Office to effectuate a stock split, such that each Company Ordinary Share that is issued and outstanding immediately prior to the Closing, including the Company Ordinary Shares issued pursuant to Section 2.1(a), shall be converted into a number of Company Ordinary Shares determined by multiplying each such Company Ordinary Share by the Conversion Factor (the “Stock Split”), such that the sum of the total number of Company Ordinary Shares (not including the Restricted Company Ordinary Shares) outstanding immediately after the Stock Split plus the number of Company Ordinary Shares equal to the number of Net Company Derivative Shares underlying the Non-Electing Participating Company Derivatives, after adjustment for the Stock Split to the extent required pursuant to the terms thereof, will equal to 165,137,615 shares. As of the date hereof, the Company’s board of directors has adopted, and prior to the Closing the Company Shareholders will have adopted, any resolutions and taken any other actions that are necessary to effectuate, at that time, the Stock Split pursuant to this Section 2.1(b).

(c) No fraction of a Company Ordinary Share will be issued by virtue of the transactions described in Section 2.1(b), and to the extent a Company Shareholder would otherwise be so entitled to a fraction of a Company Ordinary Share (after aggregating all fractional Company Ordinary Shares that otherwise would be received by the Company Shareholder), the Company Shareholder shall instead be entitled to receive such number of Company Ordinary Shares to which the Company Shareholder would otherwise be entitled, rounded up or down to the nearest whole Company Ordinary Share.

(d) Each Non-Participating Company Derivative (other than any Exercised Unvested ITM Warrant) and each Participating Company Derivative (other than Company Preference Shares) for which the holder of such Company Derivative does not elect to convert to Company Ordinary Shares (each, a “Non-Electing Participating Company Derivative”) shall remain outstanding in accordance with its terms, subject to adjustment for the Stock Split to the extent required pursuant to the terms thereof. Each Exercised Unvested ITM Warrant shall be exchanged for a number of Company Ordinary Shares subject to vesting on the same terms as those provided for in such Exercised Unvested ITM (“Restricted Company Ordinary Shares”) equal to the number of Net Company Derivative Shares underlying such Exercised Unvested ITM Warrant as of immediately prior to the Closing, and immediately thereafter, each such Exercised Unvested ITM Warrant shall be cancelled, subject to adjustment for the Stock Split to the extent required pursuant to the terms thereof.

Section 2.2. Effective Time. Subject to the terms and conditions set forth in this Agreement, on the Closing Date, the Parties shall cause the Merger to be effected by executing a plan of merger (a “Plan of Merger”), together with all other documents required by section 233(9) of the Cayman Companies Act, each in form and substance acceptable to the Parties (such documents together with the Plan of Merger, the “Merger Filing Documents”), and the Parties shall cause the Merger to be consummated by filing the Merger Filing Documents with the Registrar of Companies in the Cayman Islands (“Cayman Registrar”) in accordance with the provisions of the Cayman Companies Act, together with such other documents or filings as may be requested or required by the Cayman Registrar for the purpose of the Merger. For purposes of this Agreement, the “Effective Time” shall mean the date on which the Plan of Merger is registered by the Cayman Registrar in accordance with section 233(13) of the Cayman Companies Act or on such later date as Merger Sub and SPAC may agree and specify in the Plan of Merger pursuant to the Cayman Companies Act.

Section 2.3. The Merger. At the Effective Time, upon the terms and subject to the conditions of this Agreement, and in accordance with the Plan of Merger and the applicable provisions of the Cayman Companies Act, SPAC shall, automatically and without any action on the part of any Party, be merged with and into Merger Sub, following which the separate corporate existence of SPAC shall cease and SPAC shall be struck off the Cayman Islands Register of Companies by Cayman Registrar, and Merger Sub shall continue as the Surviving Company as a direct, wholly-owned subsidiary of the Company. The obligation to issue the Merger Consideration and warrants to the SPAC Shareholders, as set out in this Agreement, rests with Merger Sub but will be fulfilled by the Company on behalf of the Merger Sub, as set out in this Agreement. The Merger Sub shall issue a promissory note to the SPAC acting on behalf of the SPAC Shareholders in an amount equal to the aggregate value of the Merger Consideration and warrants, which shall be transferrable to the Company, with the right for the Company to settle the promissory note by way of set off in connection with the issuance of the Merger Consideration and warrants in accordance with the terms of this Agreement. The SPAC shall, on behalf of the SPAC shareholders, subscribe for the Merger Consideration and warrants immediately prior to the Effective Time. The Company’s fulfillment of the obligations of the Merger Sub with regard to the issue of the Merger Consideration and warrants, according to this Agreement, is carried out either by way of a (i) contribution or (ii) loan in, which case it will result in a claim by the Company on Merger Sub, in each case in an amount equal to the value of the Merger Consideration and the warrants on the Closing Date.

Section 2.4. Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Plan of Merger, and the applicable provisions of the Cayman Companies Act. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the rights, the property of every description, including choses in action, and the business, undertaking, goodwill, benefits, immunities, privileges, powers and franchises of the SPAC and Merger Sub shall immediately vest in the Surviving Company, and all the Contracts, Liabilities, duties and obligations of the SPAC (including all rights and obligations with respect to the Trust Account) and Merger Sub shall immediately become the Contracts, Liabilities, duties and obligations of the Surviving Company, and the Surviving Company shall execute any agreements and shall take such further actions, as any Party may reasonably request to confirm that the Surviving Company shall observe and discharge all covenants, duties and obligations of the SPAC and Merger Sub set forth in this Agreement to be performed after the Effective Time.

Section 2.5. Governing Documents. At the Effective Time, the memorandum and articles of association of Merger Sub as in effect immediately prior to the Effective Time shall be the memorandum and articles of association of the Surviving Company (the “Surviving Company Charter”).

Section 2.6. Directors and Officers of the Surviving Company.

(a) At the Effective Time, the board of directors of the Surviving Company shall be the board of directors of Merger Sub immediately prior to the Effective Time, until any such director’s or officer’s successor is duly elected or appointed and qualified, or until the earlier of their death, resignation or removal.

(b) At the Effective Time, the officers of the Surviving Company, if any, shall be the officers of Merger Sub immediately prior to the Effective Time, each to hold office in accordance with the applicable provisions of the Cayman Companies Act and the Surviving Company Charter.

Section 2.7. Effect of the Merger on Securities of SPAC and Merger Sub. Upon the terms and subject to the conditions of this Agreement by virtue of and as part of the agreed consideration for the Merger and without any further action on the part of the Parties or the holders of securities of SPAC or Merger Sub or any other Person (save as set out in this Section 2.7), the following shall occur:

(a) SPAC Units. To the extent any SPAC Units remain outstanding and unseparated, immediately prior to the Effective Time, the SPAC Shares and the SPAC Warrants comprising each such issued and outstanding SPAC Unit immediately prior to the Effective Time shall be automatically separated (the “Unit Separation”) and the holder of each SPAC Unit shall be deemed to hold one (1) SPAC Share and one-half (1/2) of a SPAC Warrant in accordance with the terms of the applicable SPAC Unit; provided, that in accordance with the Warrant Agreement, no fractional SPAC Warrants shall be issued in connection with the Unit Separation, the holder of such SPAC Unit shall instead be entitled to receive such number of SPAC Warrants to which such holder would otherwise be entitled, rounded down to the nearest whole SPAC Warrant. The SPAC Shares and SPAC Warrants held following the Unit Separation shall be converted in accordance with the applicable terms of this Section 2.7(b) and (c).

(b) SPAC Shares. At the Effective Time, after giving effect to the Stock Split, each issued and outstanding SPAC Share (which, for the avoidance of doubt, shall include the SPAC Shares held as a result of the Unit Separation) issued and outstanding immediately prior to the Effective Time (other than any Excluded Shares, any SPAC Dissenting Shares and any SPAC Redeeming Shares), shall automatically be cancelled and cease to exist in exchange for the right to receive from the Exchange Agent, one (1) Company Ordinary Share in the form of one (1) Company ADS (the “Merger Consideration”), by virtue of the Merger, and each holder of SPAC Shares shall thereafter cease to have any other rights in and to such SPAC Shares, except as expressly provided herein or by Applicable Law. The Company shall use reasonable best efforts to cause the Company Ordinary Shares (in the form of Company ADSs) issued pursuant to this Section 2.7(b) to be issued in book-entry form as of the Effective Time.

(c) SPAC Warrants. Pursuant to the terms of the Warrant Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of any holder of a SPAC Warrant, each SPAC Warrant that is issued and outstanding immediately prior to the Effective Time shall cease to represent a right to acquire the number of shares of SPAC Shares as set forth in the Warrant Agreement and shall be irrevocably converted in accordance with the terms of the Warrant Agreement into one (1) Company Warrant exercisable, in accordance with the terms of the Warrant Agreement, for one (1) Company Ordinary Share in the form of one (1) Company ADS.

(d) Merger Sub Shares. At the Effective Time, the sole Merger Sub Share that is issued and outstanding immediately prior to the Effective Time shall automatically convert into one validly issued, fully paid and non-assessable ordinary share, par value $0.0001 per share, of the Surviving Company, and such ordinary share of the Surviving Company shall constitute the only issued and outstanding share in the capital of the Surviving Company.

(e) SPAC Dissenting Shares. Notwithstanding any provision of this Agreement to the contrary, to the extent available under the Cayman Companies Act and subject at all times to Applicable Law, all SPAC Shares issued and outstanding immediately prior to the Effective Time and held by a SPAC Shareholder, who is entitled to demand and has properly exercised dissenter rights in respect of such shares in accordance with Section 238 of the Cayman Companies Act (such SPAC Shares being referred to collectively as the “SPAC Dissenting Shares” and holders of SPAC Dissenting Shares being referred to as “SPAC Dissenting Shareholders” until such time as such holder fails to perfect or otherwise waives, withdraws, or loses such holder’s dissenter rights under the Cayman Companies Act with respect to such shares) shall be cancelled and cease to exist at the Effective Time and shall not be entitled to receive the applicable Merger Consideration under Section 2.7(b) above, and shall instead be entitled to receive only such rights as are granted by Section 238 of the Cayman Companies Act; provided, however, that if, after the Effective Time, such holder fails to perfect, waives, withdraws, or loses such holder’s right to dissent pursuant to Section 238 of the Cayman Companies Act, or if a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Section 238 of the Cayman Companies Act, such SPAC Shares shall be treated as if they had been converted as of the Effective Time into the right to receive the consideration described in Section 2.7(b) above without interest thereon. During the period from the date of this Agreement through the earlier of Closing or valid termination of this Agreement (the “Interim Period”), SPAC shall provide the Company written notice as promptly as practicable following receipt of any written objections to the Merger, notices of election to dissent, demands received by SPAC for appraisal of SPAC Shares under Section 238 of the Cayman Companies Act, any waiver or withdrawal of any such objections, notices or demands, and any other demand, notice, or instrument received by SPAC prior to the Effective Time that relates to the exercise of any rights to dissent from the Merger or appraisal rights. Except with the prior written consent of the Company (which consent shall not be unreasonably conditioned, withheld, or delayed), SPAC shall not make any payment with respect to, or settle, or offer to settle, any such demands during the Interim Period. In the event that any written notice of objection to the Merger is served on SPAC by any SPAC Shareholder pursuant to Section 238(2) of the Cayman Companies Act, SPAC shall give written notice of the authorization of the Merger to each such SPAC Shareholder within twenty (20) calendar days of obtaining the SPAC Shareholder Approval, pursuant to and in accordance with Section 238(4) of the Cayman Companies Act and the Company may, but is not obliged to, delay the filing of the Plan of Merger (and any other documents required under the Cayman Companies Act to effect the Merger) with the Cayman Registrar, until at least twenty (20) calendar days have elapsed since the date on which such authorization notice is given by SPAC (being the period allowed for written notice of an election to dissent under section 238(5) of the Cayman Companies Act, as referred to in section 239(1) of the Cayman Companies Act and during such period the SPAC shall maintain the listing of the SPAC Shares on the Exchange).

(f) SPAC Redeeming Share. Each SPAC Redeeming Share issued and outstanding immediately prior to the Effective Time shall automatically be cancelled and cease to exist at the Effective Time and shall thereafter represent only the right to be paid a pro rata share of the aggregate amount on deposit in the Trust Account in accordance with the SPAC’s Organizational Documents in connection with the SPAC Transaction Proposals.

(g) No Liability. Notwithstanding anything to the contrary in this Section 2.7, none of the Parties or the Surviving Company or the Exchange Agent shall be liable to any Person for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar Applicable Law. Any portion of the Merger Consideration remaining unclaimed by SPAC Shareholders immediately prior to such time when the amounts would otherwise escheat to, or become property of, any Governmental Entity shall become, to the extent permitted by Applicable Law, the property of the Company free and clear of any claims or interest of any Person previously entitled thereto.

(h) Excluded Shares. Each SPAC Share held in SPAC’s treasury or owned by the Company or Merger Sub or any other wholly-owned subsidiary of the Company or SPAC immediately prior to the Effective Time (each, an “Excluded Share”) shall be cancelled and shall cease to exist, and no consideration shall be paid or payable with respect thereto.

(i) Adjustment to Merger Consideration. The Conversion Factor shall be adjusted to reflect appropriately the effect of any stock split, split-up, reverse stock split, stock dividend or stock distribution (including any dividend or distribution of securities convertible into SPAC Shares), reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to SPAC Shares occurring on or after the date hereof and prior to the Closing.

Section 2.8. Establishment of ADS Facility; Delivery of Merger Consideration.

(a) Prior to the Effective Time, the Company shall appoint a Person authorized to act as an exchange agent in connection with the transactions contemplated by Sections 2.8(a) through (c), which Person shall be reasonably acceptable to SPAC, with Equiniti Trust Company, LLC, a New York corporation (“Equiniti”) being stipulated to be reasonably acceptable to SPAC (the “Exchange Agent”), and enter into an exchange agent agreement reasonably acceptable to the Company and SPAC with the Exchange Agent (the “Exchange Agent Agreement”) for the purpose of exchanging, upon the terms and subject to the conditions set forth in this Agreement (including Section 2.9), each SPAC Share on the register of shareholders of SPAC.

(b) All Company Ordinary Shares (in the form of Company ADSs) delivered upon the exchange of SPAC Shares in accordance with the terms of this ARTICLE II shall be deemed to have been exchanged and paid in full satisfaction of all rights pertaining to the securities represented by such SPAC Shares and after the Effective Time, there shall be no further registration of transfers on the register of members of SPAC of the SPAC Shares that were issued and outstanding immediately prior to the Effective Time. If, after the Effective Time, any SPAC Shares are presented to the Company, Surviving Entity or the Depositary Bank for any reason, they shall be cancelled and exchanged for the applicable portion of the Merger Consideration with respect thereto in accordance with the procedures set forth in, or as otherwise contemplated by, this Article II.

(c) Prior to the Effective Time, the Company shall cause a sponsored American depositary share facility for the Company Ordinary Shares (the “ADS Facility”) to be established with a reputable depositary bank reasonably acceptable to SPAC, with Citibank, N.A. being stipulated to be reasonably acceptable to SPAC (such bank or any successor depositary bank, the “Depositary Bank”) for the purpose of issuing and distributing the Company ADSs, including specifically and without limitation (i) entering into a customary deposit agreement with the Depositary Bank (the “Deposit Agreement”) establishing the ADS Facility, to be effective as of the Effective Time, in form and substance reasonably acceptable to SPAC, and (ii) filing with the SEC a registration statement on Form F-6 relating to the registration under the Securities Act for the issuance of the Company ADSs (the “Form F-6”). The Company shall use its reasonable best efforts to cause the Depositary Bank to file such Form F-6 with the SEC prior to or in conjunction with the declaration of the effectiveness of the Proxy/Registration Statement by the SEC.

(d) SPAC shall, as promptly as reasonably practicable following SPAC’s receipt of the final determination of such number of SPAC Redeeming Shares from the Trustee, notify the Company in writing of the number of the SPAC Redeeming Shares. As soon as practicable upon receipt of the foregoing notification from SPAC and in any event prior to the Effective Time, the Company shall (i) allot and issue, or cause to be allotted and issued, to the Depositary Bank (or its custodian), credited as fully paid and free of all Encumbrance, such number of Company Ordinary Shares equal to the aggregate number of Company ADSs to be issued to the applicable holders of SPAC Shares pursuant to Section 2.8(c) (such holder, the “SPAC ADS Recipients”), and (ii) deposit or cause to be deposited with the Depositary Bank (or its custodian) such Company Ordinary Shares representing the aggregate number of such Company ADSs to be issued for the benefit of the SPAC ADS Recipients, for exchange in accordance with this Article II, and (iii) the Depositary Bank shall be authorized to issue and distribute the Merger Consideration to the SPAC ADS Recipients in accordance with this Agreement and the Deposit Agreement and an instruction provided by the Company.

(e) At or prior to the Effective Time, the Company shall take all corporate actions necessary to reserve for future issuance, and shall maintain such reservation for so long as any of the Company Warrants remain outstanding, a sufficient number of Company Ordinary Shares for delivery to the Depositary Bank upon the exercise of such Company Warrants. After the Effective Time, upon any exercise of the Company Warrants by the holders thereof (the “Exercising Warrantholders”), the Company shall, in accordance with the Warrant Agreement, promptly (i) allot and issue, or cause to be allotted and issued, and deposit with the Depositary Bank (or its custodian) such number of Company Ordinary Shares underlying such exercised Company Warrants credited as fully paid and free of all Encumbrance, and (ii) instruct the Depositary Bank to issue, register and deliver a number of Company ADSs equal to such Company Ordinary Shares underlying such exercised Company Warrants to the Exercising Warrantholders in accordance with the Warrant Agreement and the Deposit Agreement; provided, that the Company shall deliver to the Depositary Bank its written consent to the delivery of Company ADSs representing any of those Company Ordinary Shares underlying any exercised Company Warrants that are Restricted Securities (to be defined in the Deposit Agreement), which consent will be subject to the conditions that those Company ADSs will be subject to a legend describing the applicable transfer restrictions. The Company ADSs are at all times subject to the terms of the Deposit Agreement.

(f) Following the Effective Time, (i) the Depositary Bank shall distribute the Merger Consideration to the SPAC ADS Recipients in accordance with this Section 2.8 and the Deposit Agreement.

(g) Each of the SPAC ADS Recipients and Exercising Warrantholders that holds Company ADSs shall be entitled to receive a book-entry authorization representing the number of Company ADSs that such holder has the right to receive pursuant to this Agreement, the Warrant Agreement, and the terms of the Company Warrant, as applicable.

(h) The Depositary Bank will hold the Company Ordinary Shares from time to time in accordance with the terms of the Deposit Agreement, and holders of Company ADSs will have the rights with respect to the Company Ordinary Shares underlying the Company ADSs they hold that are specified in the Deposit Agreement.

Section 2.9. Withholding Taxes. Notwithstanding anything in this Agreement to the contrary, SPAC, Merger Sub, the Company, the Surviving Company, the Exchange Agent and their respective Affiliates and Representatives shall be entitled to deduct and withhold from any consideration or other amount payable pursuant to this Agreement any amount required to be deducted and withheld with respect to the making of such payment under Applicable Law. If any such withholding is so required in connection with any such payments (other than compensatory payments to employees of the Company), the Party required to so withhold shall use commercially reasonable efforts to provide written notice to the Party in respect of whom such withholding is required to be paid of the amounts to be deducted and withheld no later than five (5) days prior to such payment. To the extent that amounts are so withheld, such amounts shall be (a) duly and timely paid over to the appropriate Governmental Entity, and (b) treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made. Upon the written request of any Person with respect to which amounts were deducted or withheld, the payor shall provide such Person with a copy of documentary evidence of remittance of such amounts upon request from such Person. The Parties shall cooperate in good faith with any request to eliminate or reduce any such deduction or withholding (including through the request and provision of any statements, forms, declarations or other documents to reduce or eliminate any such deduction or withholding).

Section 2.10. Taking of Necessary Action; Further Action. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Company following the Merger with full right, title and possession to all assets, property, rights, privileges, powers and franchises of SPAC and Merger Sub, the officers and directors (or their designees) of the Surviving Company are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action, so long as such action is not inconsistent with this Agreement.

ARTICLE III
REPRESENTATIONS AND WARRANTIES REGARDING

THE COMPANY AND MERGER SUB

Except as set forth in the letter dated as of the date of this Agreement delivered by the Company and Merger Sub to SPAC in connection with the execution and delivery of this Agreement (the “Company Disclosure Letter”), the Company and Merger Sub, jointly and severally, hereby represent and warrant to SPAC as follows:

Section 3.1. Organization and Qualification.

(a) The Company is a corporation duly organized and validly existing under the Swedish Companies Act (2005:551) (Sw. aktiebolagslagen 2005:551) (the “Swedish Companies Act”) and has all requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted, except as would not be material to the Group Companies, taken as a whole. The Company is not in violation of any of the provisions of the Company’s Organizational Documents. Complete and correct copies of the Company’s Organizational Documents, as amended and in full force and effect as of the date of this Agreement, have been made available to SPAC or its Representatives.

(b) The Company is duly licensed or qualified to do business in each jurisdiction in which such properties and assets are owned, leased or operated by it, or the nature of the business conducted by it, makes such qualification or licensing necessary.

Section 3.2. Company Subsidiaries.

(a) The Subsidiaries of the Company, together with their jurisdiction of incorporation or organization, as applicable, are listed on Schedule 3.2(a) of the Company Disclosure Letter (the “Company Subsidiaries”). Each Company Subsidiary has been duly formed or organized and is validly existing under the Applicable Law of its respective jurisdiction of incorporation or organization and has the requisite power and authority to own, lease and operate its assets and properties and to conduct its business as now being conducted, except where the failure to be so formed, organized or existing, or to have such power and authority, would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. No Company Subsidiary is in violation of any of the provisions of such Company Subsidiary’s Organizational Documents. Complete and correct copies of the Organizational Documents of each Company Subsidiary have been made available to SPAC or its Representatives.

(b) Each Company Subsidiary is duly licensed or qualified to do business in each jurisdiction in which it is conducting business, or the operation, ownership or leasing of its property or assets or the character of its business activities is such as to require it to be so licensed or qualified, except where the failure to be so licensed or qualified or in good standing would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.3. Capitalization.

(a) As of the execution of this Agreement, the authorized share capital of the Company consists of not less than SEK 310,000 and not more than SEK 1,240,000, and the authorized number of shares consists of not less than 31,000,000 shares and not more than 124,000,000 shares. The Company is authorized to issue the shares as Company Ordinary Shares, Company Series A Preference Shares, Company Series A SAFE Preference Shares, Company Series A SAFE Extension Preference Shares, Company Series B Preference Shares and Company Series C Preference Shares. Of the authorized shares, other than shares issued after the date of this Agreement in accordance with Section 5.1, 14,931,021 Company Ordinary Shares, 5,272,017 Company Series A Preference Shares, 1,296,805 Company Series A SAFE Preference Shares, 21,262 Company Series A SAFE Extension Preference Shares, 7,672,932 Company Series B Preference Shares and 7,439,533 Company Series C Preference Shares were issued and outstanding. All of the issued and outstanding Company Ordinary Shares and Company Preference Shares have been duly authorized and validly issued and are fully paid and non-assessable and have not been issued in violation of any preemptive or similar rights. Each Company Ordinary Share and Company Preference Share has been issued in compliance in all material respects with (x) Applicable Law and (y) the Company’s Organizational Documents (as in effect at the time of such issuance). Schedule 3.3(a) of the Company Disclosure Letter contains a true and correct list of all Company Ordinary Shares and Company Preference Shares owned by the Company Shareholders as of the execution of this Agreement.

(b) Except as otherwise set forth in this Section 3.3 or in Schedule 3.3(c) of the Company Disclosure Letter, as of the date of this Agreement, there are no outstanding stock appreciation, phantom stock, stock-based performance unit, profit participation, restricted stock, restricted stock unit or other equity-based compensation award or similar rights with respect to the Company, options, warrants, rights or other securities convertible into or exchangeable or exercisable for Company Ordinary Shares or Company Preference Shares (or other equity interests of the Company), or other subscriptions, commitments or agreements providing for the issuance of additional Company Ordinary Shares or Company Preference Shares (or other equity interests of the Company), or for the repurchase or redemption of Company Ordinary Shares or Company Preference Shares (or other equity interests of the Company), and there are no agreements of any kind which may obligate the Company to issue, sell or otherwise dispose of, or purchase, redeem or otherwise acquire, any equity interests of the Company, in each case whether newly issued or held in treasury. Except for the Company’s Organizational Documents and this Agreement, there are no registration rights, and there is no voting trust, proxy, rights plan, anti-takeover plan or other agreement or understanding, with respect to the Company Ordinary Shares or Company Preference Shares (or other equity interests of the Company).

(c) As of the date of this Agreement, the authorized share capital of Merger Sub is $50,000 divided into 500,000,000 Merger Sub Shares. As of the execution of this Agreement, only one Merger Sub Share is issued and outstanding. The sole outstanding Merger Sub Share has been duly authorized, validly issued, fully paid and is non-assessable and is not subject to preemptive rights, and is held by the Company, free and clear of all Liens (other than any restrictions on sales of securities under Applicable Law).

(d) The outstanding shares of capital stock (and/or other equity interests) of each of the other Company Subsidiaries have been duly authorized and validly issued and are fully paid and non-assessable (where such concepts are applicable) and have not been issued in violation of any preemptive or similar rights. The Company owns beneficially, directly or indirectly, all the issued and outstanding shares of capital stock (and/or other equity interests) of such Company Subsidiaries free and clear of any Liens other than (i) as may be set forth on Schedule 3.3(d) of the Company Disclosure Letter; (ii) for any restrictions on sales of securities under applicable securities laws; and (iii) Permitted Liens. There are no outstanding options, warrants, rights or other securities convertible into or exercisable or exchangeable for any shares of capital stock (and/or other equity interests) of such Company Subsidiaries, any other commitments or agreements providing for the issuance of additional shares (and/or other equity interests), or for the repurchase or redemption of such Company Subsidiaries’ shares of capital stock (and/or other equity interests) of such Company Subsidiaries, or any agreements of any kind which may obligate any Company Subsidiary to issue, sell, or otherwise dispose of, or purchase, redeem or otherwise acquire, any of the shares of capital stock (and/or other equity interests) of such Company Subsidiaries. Except for the Organizational Documents of such Company Subsidiaries, there are no registration rights, and there is no voting trust, proxy, rights plan, anti-takeover plan or other agreement or understanding, with respect to the shares of capital stock (or other equity interests) of such Company Subsidiaries

(e) Except for shares of capital stock (and/or other equity interests) of the Company Subsidiaries set forth on Schedule 3.3(e) of the Company Disclosure Letter or acquired after the date of this Agreement in accordance with Section 5.1, neither the Company nor any of the Company Subsidiaries owns, directly or indirectly, any ownership, equity, profits or voting interest in any Person or has any agreement or commitment to purchase any such interest, and has not agreed and is not obligated to make nor is bound by any written, oral or other Contract, binding understanding, option, warranty or undertaking of any nature, as of the date hereof or as may hereafter be in effect under which it may become obligated to make, any such purchase from, or otherwise make any future investment in or capital contribution to, any other Person.

(f) Except for (i) the issuance of (A) the Merger Consideration, (B) the Net Company Derivative Shares in the Company Derivative Exchange (including in connection with the Exercised Unvested ITM Warrants), or (C) the Company Ordinary Shares in the Stock Split, or (ii) as otherwise set forth on Schedule 3.3(f), as a result of the consummation of the Transactions, no share capital, warrants, options or other securities of the Company or the Company Subsidiaries are issuable and no rights in connection with any shares, warrants, options or other securities of the Company or the Company Subsidiaries accelerate or otherwise become triggered (whether as to vesting, exercisability, convertibility or otherwise).

(g) Except as set forth on Schedule 3.3(g), neither the Company nor any Company Subsidiary has any outstanding bonds, debentures, notes, or other debt securities the holders of which have the right to vote with the holders of the Company Ordinary Shares or the Company Preference Shares (and/or other equity interests of the Company) or the holders of the share capital (and/or other equity interests) of the Company Subsidiaries on any matter.

(h) The Company Ordinary Shares underlying the Company ADSs comprising the Merger Consideration, when issued in accordance with the terms hereof, shall be duly authorized and validly issued, fully paid and non-assessable, and shall be issued in compliance with all Applicable Laws relating to securities, and shall not be subject to, and shall not be issued in violation of, any Lien, purchase, option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of Applicable Law, the Company’s Organizational Documents, or any Contract to which the Company is a party or otherwise bound. The Company ADSs when issued in accordance with the terms hereof, shall represent legal, valid and binding obligation of the Company and the Depositary Bank, enforceable against the Company and the Depositary Bank in accordance with their terms.

Section 3.4. Due Authorization. Each of the Company and Merger Sub has all requisite corporate power and authority to: (a) execute, deliver and perform this Agreement and the other Transaction Agreements to which it is a party; and (b) carry out the Company’s and Merger Sub’s respective obligations hereunder and thereunder and to consummate the transactions contemplated by the Transaction Agreements to which they are a party (including the Merger), in each case, subject to the Merger Sub Shareholder Approval and consents, approvals, authorizations and other requirements described in Section 3.5. The execution and delivery by each of the Company and Merger Sub of this Agreement and the other Transaction Agreements to which it is a party and the consummation by each of the Company and Merger Sub of the Transactions have been or will be duly and validly authorized by all requisite action, including the approval by the respective board of directors of the Company and Merger Sub, the Company Shareholders and the Merger Sub Shareholder Approval, as required by Applicable Law, and, other than the consents, approvals, authorizations and other requirements described in Section 3.5, no other corporate proceeding on the part of the Company or Merger Sub is necessary to authorize this Agreement. This Agreement and the other Transaction Agreements to which the Company and/or Merger Sub is a party have been duly and validly executed and delivered by each of the Company and/or Merger Sub and (assuming this Agreement constitutes a legal, valid and binding obligation of SPAC) constitute the legal, valid and binding obligation of the Company and/or Merger Sub (as applicable), enforceable against the Company and/or Merger Sub (as applicable) in accordance with their terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity (collectively, the “Remedies Exception”).

Section 3.5. No Conflict; Governmental Consents and Filings.

(a) Subject to the receipt of the consents, approvals, authorizations and other requirements set forth in Section 3.5(b), the execution, delivery and performance by the Company and Merger Sub of this Agreement and the other Transaction Agreements to which each of the Company and Merger Sub is a party (including the consummation by the Company and Merger Sub of the Transactions) do not and will not: (i) violate any provision of, or result in the breach of, any Applicable Law to which any of the Group Companies is subject or by which any property or asset of any of the Group Companies is bound; (ii) conflict with or violate the Organizational Documents of any of the Group Companies; (iii) violate any provision of or result in a breach, default or acceleration of, or require a consent under, any Company Material Contract, or terminate or result in the termination of any Company Material Contract, or result in the creation of any Lien under any Company Material Contract upon any of the properties or assets of any of the Group Companies, or constitute an event which, after notice or lapse of time or both, would result in any such violation, breach, default, acceleration, requirement for a consent, termination or creation of a Lien; or (iv) result in a violation or revocation of any required Approvals, except, with respect to clauses (i), (iii) and (iv), to the extent that the occurrence of any such violation, breach, default, acceleration, requirement for consent, termination, creation of a Lien or revocation would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) Assuming the truth of the representations and warranties of SPAC contained in this Agreement, the execution and delivery by each of the Company and Merger Sub of this Agreement and the other Transaction Agreements to which it is a party and the consummation of the Transactions (including the Merger) by each of the Company and Merger Sub, do not, and the performance of their respective obligations hereunder and thereunder will not, require any consent, notice, approval or authorization or permit of, or designation, declaration or filing with or notification to, any Governmental Entity, except for: (i) any consents, notices, approvals, authorizations, designations, declarations or filings, the absence of which would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect; (ii) applicable requirements, if any, of the Securities Act, the Exchange Act, blue sky laws, and the rules and regulations thereunder; (iii) the registration of the Plan of Merger in accordance with the Cayman Companies Act; and (iv) applicable requirements, if any, of the Swedish Security Act (2018:585) (Sw. Säkerhetsskyddslag 2018:585), the Swedish Foreign Direct Investment Act (2023:560) (Sw. lag (2023:560) om granskning av utländska direktinvesteringar), or any other Swedish antitrust or foreign direct investment laws.

Section 3.6. Legal Compliance; Approvals.

(a) Each of the Group Companies has, since December 31, 2022, complied in all respects with, and is not in violation of, any Applicable Law with respect to the conduct of its business, or the ownership or operation of its business, except for any such non-compliance or violation that has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, and no written, or to the Knowledge of the Company, oral notice of material non-compliance with any Applicable Law has been received since December 31, 2022 by any of the Group Companies.

(b) Each Group Company is in possession of all franchises, grants, authorizations, licenses, permits, consents, certificates, approvals and orders from Governmental Entities (“Approvals”) necessary to own, lease and operate the properties it purports to own, operate or lease and to carry on its business as it is now being conducted and is in compliance with all terms and conditions of such Approvals, in each case, except where the failure to have such Approvals or be in compliance therewith has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. No Legal Proceeding is pending or, to the Knowledge of the Company, threatened in writing, to suspend, revoke, withdraw, modify or limit any such Approval, except where the failure to have such Approvals would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole.

Section 3.7. Financial Statements.

(a) Set forth on Schedule 3.7(a) of the Company Disclosure Letter are: (i) the audited consolidated financial statements of the Group Companies, consisting of the consolidated statement of financial position as at December 31, 2024 and 2023, the consolidated statements of profit or loss, comprehensive income, changes in equity and cash flows for the years then ended, and the notes to the consolidated financial statements (the “Audited Financial Statements”); and (ii) the unaudited condensed interim consolidated financial statements of the Group Companies, consisting of the balance sheet and the consolidated statements of profit or loss for the six months ended June 30, 2025 (the “Interim Financial Statements”) (together with the Audited Financial Statements, the “Financial Statements”). Except as set forth on Schedule 3.7(a) of the Company Disclosure Letter and such changes to the accounts of the Group Companies that are needed in connection with an audit by a PCAOB qualified auditor of the financial statements of the Company for the years ended December 31, 2024 and 2023, the Financial Statements present fairly, in all material respects, the consolidated financial position and the consolidated financial performance of the Group Companies as of the dates and for the periods indicated in such Financial Statements, and the Financial Statements have been prepared in all material respects, in conformity with IFRS (except, in the case of the Interim Financial Statements, for the absence of notes).

(b) The Group Companies have established and maintained a system of internal control over financial reporting that is designed to provide reasonable assurance (i) that transactions, receipts and expenditures of the Group Companies are being executed and made only in accordance with appropriate authorizations of management of the Group Companies and (ii) that transactions are recorded as necessary to permit preparation of financial statements in conformity with IFRS and to maintain accountability for assets.

Section 3.8. No Undisclosed Liabilities. There is no liability, debt or obligation (absolute, accrued, contingent or otherwise) of the Group Companies of a type required to be reflected or reserved for on a balance sheet prepared in accordance with IFRS, except for liabilities, debts and obligations: (a) provided for in, or otherwise reflected or reserved for on the Audited Financial Statements or disclosed in the notes thereto; (b) that have arisen since December 31, 2024 in the ordinary course of business of the Group Companies consistent with past practice; (c) incurred in connection with the Transactions; or (d) which would not, individually or in the aggregate, reasonably be expected to be material to the Group Companies.

Section 3.9. Absence of Certain Changes or Events. Except as contemplated by this Agreement, since December 31, 2024, and as of the date of this Agreement, (a) each of the Group Companies has conducted its business in the ordinary course consistent with past practice, except as required by Applicable Law, (b) there has not been any change, event, state of facts, development or occurrence that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, and (c) there has not been any action taken or agreed upon by the Group Companies that would be prohibited by Section 5.1 if such action were taken on or after the date hereof without the consent of the SPAC.

Section 3.10. Litigation. As of the execution of this Agreement, except as disclosed in Schedule 3.10 of the Company Disclosure Letter and as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, there are: (a) no Legal Proceedings pending or, to the Knowledge of the Company, threatened against any of the Group Companies or any of their properties or assets, or any of the directors or officers of any of the foregoing in their capacity as such; (b) to the Knowledge of the Company, no facts or circumstances that would reasonably be expected to give rise to any material Legal Proceeding, (c) no audits, examinations or investigations by any Governmental Entity pending or, to the Knowledge of the Company, threatened in writing against any of the Group Companies; and (d) no Legal Proceedings pending or threatened in writing by any of the Group Companies against any third party.

Section 3.11. Collective Bargaining Agreements.

(a) Except as set forth on Schedule 3.11(a) of the Company Disclosure Letter, none of the Group Companies is subject to any Collective Bargaining Agreements, certifications, interim certifications, or voluntary recognition agreements with any union, council of trade unions, employee bargaining agency, work council, or any other labor representative of any employees of the Group Companies. None of the Group Companies is in violation of any provision under any Collective Bargaining Agreement, except such violations as have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) Except as set forth on Schedule 3.11(b) of the Company Disclosure Letter, there are no actual, or to the Knowledge of the Company, pending organizing activities of any union, council of trade unions, employee bargaining agency, work council, or any other labor representative to establish bargaining rights with respect to any employees of the Group Companies.

Section 3.12. Company Benefit Plans.

(a) Schedule 3.12(a) of the Company Disclosure Letter sets forth a true and correct list of all Company Benefit Plans. True and correct copies of the following, as applicable, have been made available to SPAC: (i) the texts of the Company Benefit Plans and all amendments thereto; (ii) copies of all material correspondence since December 31, 2022 with any Governmental Entity relating to a Company Benefit Plan; (iii) the summary plan description or employee booklet for each Company Benefit Plan; (iv) all trust agreements, funding agreements, participation agreements or insurance contracts relating to a Company Benefit Plan; (v) the most recent actuarial report, if any, for each Company Benefit Plan; (vi) the most recent financial report, if any, for each Company Benefit Plan; and (vii) the most recent determination letter from the IRS, if any, for each Company Benefit Plan.

(b) Except as set forth on Schedule 3.12(b) of the Company Disclosure Letter, all Company Benefit Plans are and have been established, registered (where required), administered and invested (where applicable) in all material respects: (A) in accordance with all Applicable Law; and (B) in accordance with their terms and (C) in accordance with any applicable Collective Bargaining Agreement. No fact or circumstance exists which could adversely affect the Tax-preferred or Tax-exempt status of any Company Benefit Plan or any related trust entitled to such status.

(c) All current obligations of the Group Companies regarding the Company Benefit Plans have been satisfied in all material respects. All material contributions, premiums, payments or Taxes required to be made or paid by the Group Companies under the terms of each Company Benefit Plan, any applicable Collective Bargaining Agreement, or by Applicable Law in respect of Company Benefit Plans have been made and/or accrued in a timely fashion in accordance therewith and with IFRS. Neither the Company nor any of its Subsidiaries has any obligations in respect of any defined benefit pension plans or Multiemployer Plans.

(d) There does not now exist, nor do any circumstances exist that could result in, any Controlled Group Liability that would be a liability of the Group Companies following the Closing. Without limiting the generality of the foregoing, none of the Group Companies, nor any of their respective ERISA Affiliates, has engaged in any transaction described in Section 4069 or Section 4204 or 4212 of ERISA.

(e) No notice of under-funding, non-compliance, or failure to be in good standing has been received by the Group Companies from any Governmental Entity in respect of any Company Benefit Plan, and there is no actual, threatened, pending or, to the Knowledge of the Company, anticipated action relating to a Company Benefit Plan.

(f) No Company Benefit Plan provides post-retirement or post-employment health or other welfare benefits to or in respect of either the former employees or beneficiaries of the former employees of the Group Companies, except for health continuation coverage as required by Section 4980B of the Code or Part 6 of Title I of ERISA and at no expense to the Group Companies.

(g) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement shall, either alone or in connection with any other event(s), give rise to any “excess parachute payment” as defined in Section 280G(b)(1) of the Code or any excise Tax owing under Section 4999 of the Code.

(h) None of the Group Companies maintains any obligations to gross-up, make-whole or reimburse any individual for any tax or related interest or penalties incurred by such individual, including under Sections 409A or 4999 of the Code or otherwise.

Section 3.13. Employees; Labor Relations.

(a) Since December 31, 2022, (i) there have been no strikes, work stoppages, slowdowns, or lockouts pending, or, to the Knowledge of the Company, threatened in writing against or involving any Group Company except for those which, individually or in the aggregate, would not reasonably be expected to be material to the Group Companies, taken as a whole, and (ii) there have been no arbitrations or grievances or other labor disputes (including unfair labor practice charges, grievances, or complaints) pending, or, to the Knowledge of the Company, threatened in writing against or involving any Group Company involving any employee of any Group Company, except for those which would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) There are no complaints, charges or claims against any Group Company pending or, to Knowledge of the Company, threatened in writing before any Governmental Entity based on, arising out of, in connection with or otherwise relating to the employment, termination of employment or failure to employ by any Group Company of any individual, except for those which would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(c) The Group Companies are, and since December 31, 2022 have been, in material compliance with all Applicable Law relating to the employment of labor, including as relating to hiring, termination of employment, wages (including minimum wage and overtime), fringe benefits, social benefits, hours and days of work (including, for the avoidance of doubt, working during rest days and holidays), reasonable accommodation, enforcement of labor laws, child labor, discrimination, harassment, sexual harassment, civil rights, immigration, withholdings and deductions and payments, classification and payment of employees, independent contractors, and consultants, employment equity, collective bargaining, employment practice, occupational health and safety, workers’ compensation, and immigration, except for instances of noncompliance which would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(d) Except as set forth on Schedule 3.13(d) of the Company Disclosure Letter, since December 31, 2022, to the Knowledge of the Company, there have been no employment discrimination or employment or sexual harassment or sexual misconduct allegations raised, brought, threatened, or settled, in each case in writing, relating to any current or former appointed officer or director of any Group Company involving or relating to his or her services provided to any Group Company. The policies and practices of the Group Companies comply with all Applicable Law concerning employment discrimination and employment harassment, except as would not, individually or in the aggregate, reasonably be expected to be material to the Group Companies, taken as a whole. Since December 31, 2022, none of the Group Companies has entered into any material settlement agreements resolving, in whole or in part, allegations of sexual harassment or sexual misconduct by any current or former appointed officer or director.

(e) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the execution and delivery of this Agreement and the other Transaction Agreements to which the Company or Merger Sub is a party and the performance of the Company and Merger Sub hereunder and thereunder do not require any Group Company to seek or obtain any consent, engage in consultation with, or issue any notice to any unions or labor organizations.

(f) All contributions and premiums required to be paid to all statutory plans and all necessary statutory withholdings to which the Group Companies are required to comply with have been paid by the Group Companies, in accordance with Applicable Law, except as would not have, or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(g) To the Knowledge of the Company, no current employee of the Group Companies, in the ordinary course of his or her duties, has breached in any material aspect any obligation to a former employer in respect of any covenant against competition or soliciting clients or employees or servicing clients or confidentiality or any proprietary right of such former employer.

Section 3.14. Real Property; Title to Assets.

(a) Schedule 3.14(a) of the Company Disclosure Letters sets forth a true, correct and complete list of all real property owned by any of the Group Companies (the “Owned Real Property”). Except as, individually or in the aggregate, would not be reasonably expected to be material to the Group Companies, taken as a whole, (i) a Group Company has good and marketable fee simple title to the Owned Real Property free and clear of all Liens, except for Permitted Liens, and (ii) no Group Company owns, holds, has granted or is obligated under any option, right of first offer, right of first refusal or other contractual right to buy, acquire, sell, dispose of or lease any Owned Real Property or any material portion thereof or interest therein.

(b) Schedule 3.14(b) of the Company Disclosure Letter lists, as of the date of this Agreement, all material real property leased, subleased or otherwise occupied by the Group Companies (the “Leased Real Property”). One of the Group Companies has a valid, binding and enforceable leasehold estate in all Leased Real Property. Each of the leases, subleases, occupancy agreements and documents related to any Leased Real Property, including all amendments and modifications thereto and guarantees thereof (collectively, the “Company Real Property Leases”) are: (i) in full force and effect, subject to the Remedies Exception; and (ii) represent the valid and binding obligations of the Group Company party thereto and, to the Knowledge of the Company, represent the valid and binding obligations of the other parties thereto. None of the Group Companies nor, to the Knowledge of the Company, any other party thereto, is in material breach of or default under, and no event has occurred which with notice or lapse of time or both would become a breach of or default under, any of the Company Real Property Leases, and no party to any Company Real Property Lease has given any written or, to the Knowledge of the Company, oral, claim or notice of any such material breach, default or event, which would reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole.

(c) Except as set forth on Schedule 3.14(c) of the Company Disclosure Letter, the Group Companies have good and marketable title to, or a valid leasehold interest in, or right to use, all of the personal property and assets reflected in the Financial Statements or acquired after the date of the most recent balance sheet included in the Financial Statements (other than properties and assets sold or otherwise disposed of in the ordinary course of business consistent with past practice since such date), free and clear of all Liens, except for Permitted Liens. The buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of personal property and assets of the Company are structurally sound, are in good operating condition and repair, normal wear and tear excepted, and are adequate for the uses to which they are being put, and none of such buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost or which would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.15. Taxes. Except as set forth on Schedule 3.15 of the Company Disclosure Letter:

(a) All Tax Returns required to be filed by the Group Companies have been filed with the appropriate Governmental Entity (taking into account applicable extensions of time to file). All such Tax Returns are true, complete and correct in all respects.

(b) The Group Companies have paid all amounts of their Taxes which are due and payable (regardless of whether shown on a Tax Return). The unpaid liability for Taxes of the Group Companies did not, as of the date of the most recent balance sheet included in the Financial Statements, exceed the reserve for Tax liabilities (excluding any reserve for deferred Taxes) accrued on the Financial Statements, and since such date no Group Company has incurred any liability for Taxes outside the ordinary course of business.

(c) The Group Companies have complied in all respects with all Applicable Law relating to the withholding and remittance of all amounts of Taxes and all Taxes required by Applicable Law to be withheld by the Group Companies have been withheld and paid over to the appropriate Governmental Entity.

(d) The Group Companies have duly and timely collected, any sales or transfer Taxes required by Applicable Law to be collected by them, and duly and timely remitted, in all respects, to the appropriate Governmental Entity any such amounts required by Applicable Law to be remitted by them.

(e) No deficiency for any amount of Taxes has been asserted or assessed in writing by any Governmental Entity against any Group Company, which deficiency has not been paid or resolved. There are no waivers, extensions or requests for any waivers or extensions of statute of limitations currently in effect with respect to any Tax assessment or deficiency of any Group Company. No Group Company is currently contesting any Tax liability before any Governmental Entity. To the Knowledge of the Company, no audit or other proceeding by any Governmental Entity is currently in progress, pending or threatened in writing against any Group Company with respect to any Taxes due from such entities.

(f) There are no Liens (other than Permitted Liens) for amounts of Taxes upon any of the assets of the Group Companies.

(g) There are no Tax indemnification agreements or Tax Sharing Agreements under which any Group Company could be liable after the Closing Date for any Tax liability of any Person other than one or more of the Group Companies, except for customary agreements or arrangements entered into in the ordinary course of business with customers, vendors, lessors, lenders and the like, in each case, that do not relate primarily to Taxes.

(h) Since December 31, 2022, no Group Company has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for tax-deferred treatment under Section 355 of the Code.

(i) No Group Company has participated in any “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b).

(j) No Group Company has (i) any liability for the Taxes of another Person pursuant to Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Tax law) or as a transferee or a successor; and (ii) in the last two (2) years has not been a member of an affiliated, consolidated, combined or unitary group filing for U.S. federal, state or local income Tax purposes

(k) Since December 31, 2022, no claim has been made in writing by any Governmental Entity in a jurisdiction in which any Group Company does not file Tax Returns that it is or may be subject to Tax or required to file Tax Returns in that jurisdiction which claim has not been dismissed, closed or otherwise resolved.

(l) Each Group Company is a Tax resident only in its jurisdiction of formation.

(m) No Group Company has (or has ever had) a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise has an office or fixed place of business in a country other than the country in which it is organized.

(n) Merger Sub has made a valid election to be treated as an entity disregarded as separate from its owner, effective upon formation, pursuant to Treasury Regulations §301.7701-3.

Notwithstanding anything to the contrary contained in this Agreement, (a) no representation or warranty is being made as to the use or availability of any Tax attribute or credit of any Group Company in any taxable period (or portion thereof) beginning on the day immediately after the Closing Date and (b) nothing in this Agreement (including this Section 3.15) shall be construed as providing a representation or warranty relating or attributable to a taxable period (or portion thereof) beginning on or after the Closing Date (except as specifically contemplated by Section 3.15(g)).

Section 3.16. Environmental Matters.

(a) Each of the Group Companies is, and since December 31, 2022 has been, in compliance with all Environmental Laws, except for any such instance of non-compliance that has not had and would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole.

(b) The Group Companies have obtained, hold, are, and since December 31, 2022 have been, in compliance with all permits required under applicable Environmental Laws to permit the Group Companies to operate their assets in a manner in which they are now operated and maintained and to conduct the business of the Group Companies as currently conducted, except where the absence of, or failure to be in material compliance with, any such permit has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(c) There are no written claims or notices of violation pending or, to the Knowledge of the Company, threatened in writing against any of the Group Companies alleging violations of or liability under any Environmental Law, except for any such claim or notice that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(d) Neither the Group Companies nor, to the Knowledge of the Company, any other Person has disposed of or released any Hazardous Material at, on or under any facility currently or formerly leased or operated by any of the Group Companies or any third-party site, in each case in a manner that would be reasonably likely to give rise to, individually or in the aggregate, a Company Material Adverse Effect.

(e) None of the Group Companies has agreed to indemnify any Person or assumed by Contract the liability of any third party arising under Environmental Law.

(f) The Group Companies have made available to SPAC copies of all material written environmental reports, audits, assessments, liability analyses, memoranda and studies produced since December 31, 2022 and in the possession of, or conducted by, the Group Companies with respect to compliance or liabilities under Environmental Laws.

Section 3.17. Intellectual Property.

(a) Schedule 3.17(a) of the Company Disclosure Letter sets forth a true, correct and complete list, as of the date of this Agreement, of: (i) all Owned Intellectual Property that is the subject of a pending application, filing, issuance, registration or other document filed with or issued or recorded by any Governmental Entity, quasi-governmental authority or domain name registrar (collectively, the “Registered Intellectual Property”) including the applicable jurisdiction, title, application, registration or serial number, date, term/expiration date and record owner and, if different, the legal owner and beneficial owner; and (ii) all material unregistered Trademarks that constitute Owned Intellectual Property. To the Knowledge of the Company, all Registered Intellectual Property (excluding any pending applications included in the Registered Intellectual Property) is valid, subsisting and enforceable and, except as would not have a Company Material Adverse Effect, has been maintained effective, subject to any expiration of term under Applicable Law, by the filing of all necessary filings, maintenance and renewals and timely payment of requisite fees.

(b) The Group Companies are the sole and exclusive owner of, and possess all right, title and interest in and to, all Owned Intellectual Property, free and clear of all Liens (other than Permitted Liens), and have the right to use, pursuant to a valid written license, sublicense, or other written Contract or other lawful right, all material Licensed Intellectual Property.

(c) Except as set forth on Schedule 3.17(c) of the Company Disclosure Letter, since December 31, 2022, no Group Company has received written notice of any Legal Proceeding pending against the Group Companies, nor to the Knowledge of the Company, has any such Legal Proceeding been threatened (including unsolicited offers to license Patents) against any of the Group Companies either (A) alleging any Group Company’s infringement, misappropriation or other violation of any Intellectual Property of any third Person; or (B) challenging the ownership, use, registrability, patentability, validity, or enforceability of any Owned Intellectual Property. No Group Company nor the conduct or operation of their respective businesses as currently conducted infringes, misappropriates, or violates the Intellectual Property of any Person. There are no Orders to which any Group Company is a party or is otherwise bound that restrict the rights of any Group Company to use, transfer, license or enforce any Owned Intellectual Property. Except as set forth on Schedule 3.17(c), to the Knowledge of the Company, as of the date of this Agreement, except as would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole, no other Person is infringing, misappropriating or violating any Owned Intellectual Property and no such claims have been made or threatened in writing against any Person since December 31, 2022. To the actual knowledge of the Company Knowledge Parties, as of the date of this Agreement, except as would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole, no other Person is infringing, misappropriating or violating any Licensed Intellectual Property and no such claims have been made or threatened in writing against any Person since December 31, 2022.

(d) All officers, directors, employees, and independent contractors of the Group Companies (to the extent any such independent contractor had access to Intellectual Property of the Group Companies) have assigned to the Group Companies ownership of all material Intellectual Property arising from the services performed for the Group Companies by such Persons (or such ownership vested in the Group Companies by operation of Law). To the Knowledge of the Company, no current or former officers, employees or independent contractors of the Group Companies have claimed in writing any ownership interest in any Owned Intellectual Property. Except as set forth on Schedule 3.17(d) of the Company Disclosure Letter, to the Knowledge of the Company, there has been no material violation of the Group Companies’ policies or practices related to protection of Owned Intellectual Property or of any Contract relating to the protection or confidentiality of Owned Intellectual Property.

(e) Each of the Group Companies has taken commercially reasonable steps to protect and maintain the secrecy, confidentiality and value of all material Trade Secrets of the Group Companies. Except as set forth on Schedule 3.17(e) of the Company Disclosure Letter, to the Knowledge of the Company, no Trade Secret of any of the Group Companies has been disclosed other than subject to a written agreement sufficiently restricting the disclosure and use of such Trade Secret, and no such Person to whom a Trade Secret of any of the Group Companies has been so disclosed is in violation of any such agreement.

(f) To the Knowledge of the Company, the consummation of any of the Transactions will not result in any acceleration of any payments with respect to any Licensed Intellectual Property, except as would not reasonably expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole.

(g) The Company IT Systems are adequate in all material respects for the operation and conduct of the business of the Group Companies as currently conducted.

Section 3.18. Privacy and Data Security.

(a) Since December 31, 2022, there has been no malfunction, failure, continued substandard performance, denial of service, or other cyber incident, including any cyberattack, or other impairment of the Company IT Systems. Each of the Group Companies, is in material compliance with (i) all applicable Privacy Laws, (ii) all of the Group Companies’ obligations regarding Personal Information under any Contracts, and (iii) any policy adopted by a Group Company related to privacy, information security or data security. Since December 31, 2022, none of the Group Companies has received any written notice of, nor, to the Company’s Knowledge, has there been any threat of, any investigation, audit, complaint or claim relating to, any Group Company’s use of Personal Information and/or any violation of any Privacy Laws.

(b) Each of the Group Companies has implemented and maintained commercially reasonable business continuity and information security measures regarding the confidentiality, integrity and availability of the Company IT Systems and Personal Information, in its possession, custody, or under its control, including against loss, theft, misuse or unauthorized Processing, access, use, modification or disclosure.

(c) To the Knowledge of the Company, (i) there have been no material breaches, security incidents, misuse of, or unauthorized Processing of, access to, or disclosure of, any Personal Information in the possession, custody, or control of any of the Group Companies, Processed by the Group Companies (“Personal Information Breaches”); (ii) none of the Group Companies have experienced any material information security incident that has materially compromised the integrity or availability of the Company IT Systems or the data thereon; and (iii) none of the Group Companies have provided or been legally required to provide any notices to any Person in connection with any Personal Information Breach.

Section 3.19. Agreements, Contracts and Commitments.

(a) Schedule 3.19 of the Company Disclosure Letter sets forth a true, correct and complete list of each Company Material Contract (as defined below) that is in effect as of the date of this Agreement. For purposes of this Agreement, “Company Material Contract” shall mean and each of the following Contracts to which any of the Group Companies is a party, as of the date of this Agreement, other than any Company Benefit Plan, Company Real Property Lease and the Transaction Agreements:

(i) Each Contract (other than purchase orders entered into in the ordinary course of business) with (A) a customer that involved annual payments or consideration furnished to any of the Group Companies of more than $7,500,000 during the twelve-months ended December 31, 2024 or that the Company reasonably anticipates will involve annual payments or consideration furnished to any of the Group Companies of more than $7,500,000 during any twelve-month period ending after December 31, 2024, or (B) a supplier or other third party that involved annual payments or consideration furnished by or to any of the Group Companies of more than $5,000,000 during the twelve-months ended December 31, 2024 or that the Company reasonably anticipates will involve annual payments or consideration furnished by or to any of the Group Companies of more than $5,000,000 during any twelve-month period ending after December 31, 2024;

(ii) Each note, debenture, other evidence of Indebtedness, credit or financing agreement or instrument or other contract for money borrowed by any of the Group Companies having an outstanding principal amount, in each case, in excess of $2,500,000, other than a Permitted Lien;

(iii) Each guaranty of Indebtedness, direct or indirect, by any Group Company of any obligation of a third party (other than another Group Company);

(iv) Each Contract for the acquisition or the disposition of any material assets, properties or business entered into by any of the Group Companies involving consideration in an amount in excess of $2,000,000, in each case, whether by merger, purchase or sale of stock or assets or otherwise (other than Contracts for the purchase or sale of inventory or supplies entered into in the ordinary course of business) occurring since December 31, 2024 or with material continuing obligations of the Group Companies to pay a deferred purchase price for any property or services, including with respect to any earnout or holdbacks;

(v) Each Contract evidencing a material outstanding obligation to make payments, contingent or otherwise, arising out of the prior acquisition of the business, assets or stock of other Persons;

(vi) Each Collective Bargaining Agreement;

(vii) Each employment or consulting (with respect to an individual, independent contractor) Contract providing for annual base salary in excess of $240,000 or annual consulting fee payments in excess of $300,000 excluding any such employment, consulting, or management Contract that either (A) is terminable by the Company or the applicable Company Subsidiary at will, or (B) provides for severance, notice and/or garden leave obligations of 90 days or less;

(viii) Each joint venture Contract, partnership agreement or limited liability company agreement with a third party (in each case, other than with respect to wholly owned Company Subsidiaries);

(ix) Each Contract (other than those made in the ordinary course of business) that purports to limit or contains covenants expressly limiting in any material respect the freedom of any of the Group Companies to: (A) compete with any Person in a product line or line of business; (B) operate in any geographic area; or (C) solicit customers;

(x) Each Contract (other than those made in the ordinary course of business): (A) providing for the grant of any preferential rights to purchase or lease any asset of the Group Companies; or (B) providing for any right (exclusive or non-exclusive) to sell or distribute any material product or service of any of the Group Companies; and

(xi) Each Contract relating to the development, ownership, licensing or use of any Intellectual Property by, to or from any Group Company, other than (A) “shrink wrap,” “click wrap,” and “off the shelf” software agreements and other agreements for Software commercially available on reasonable terms to the public generally with license, maintenance, support and other fees of less than $1,000,000 per year, (B) employee or consultant invention assignment agreements on the Group Companies’ standard form of such agreement, (C) confidentiality agreements entered into in the ordinary course of business, and (D) Contracts relating to Intellectual Property that is not material, individually or in the aggregate, to the conduct of the business of the Company.

(b) All Company Material Contracts are (i) in full force and effect, subject to the Remedies Exception, and (ii) represent the valid and binding obligations of the Group Company party thereto and, to the Knowledge of the Company, represent the valid and binding obligations of the other parties thereto, in each case, subject to the Remedies Exception. True, correct and complete copies of all written Company Material Contracts have been made available to SPAC. None of the Group Companies nor, to the Knowledge of the Company, any other party thereto, is in breach of or default under, and no event has occurred which with notice or lapse of time or both would become a breach of or default under, any of the Company Material Contracts, and no party to any Company Material Contract has given any written or, to the Knowledge of the Company, oral, claim or notice of any such breach, default or event, which would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.20. Insurance. As of the date of this Agreement, the Group Companies have in place, in full force and effect, the insurance policies listed on Schedule 3.20 of the Company Disclosure Letter (collectively, the “Insurance Policies”). None of the Group Companies has received any written notice from any insurer under any of the Insurance Policies, canceling, terminating or materially adversely amending any such policy or denying renewal of coverage thereunder. There is no pending material claim by any Group Company against any insurance carrier for which coverage has been denied or disputed by the applicable insurance carrier (other than a customary reservation of rights notice), which would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.21. Customers and Suppliers.

(a) Schedule 3.21(a) of the Company Disclosure Letter sets forth the top ten (10) customers (by revenue) of the Group Companies for the fiscal year ended December 31, 2024 (collectively, the “Material Customers”) and the amount of revenue attributable to each such Material Customer, collectively, by each Material Customer during such periods. To the Company’s Knowledge as of the date hereof, except as set forth on Schedule 3.21(a), no such Material Customer has expressed in writing to a Group Company (i) its intention to cancel or otherwise terminate, or materially reduce, its relationship with the Group Companies, taken as a whole, or (ii) a condition indicating a material breach of the terms of any Company Material Contract with any such Material Customer.

(b) Schedule 3.22(b) sets forth the top ten (10) suppliers (by expense) of the Group Companies for the fiscal year ended December 31, 2024 (collectively, the “Material Suppliers”) and the cost attributable to each such Material Supplier, collectively, during the fiscal year ended December 31, 2024. To the Company’s Knowledge as of the date hereof, except as set forth on Schedule 3.21(b), no Material Supplier has expressed in writing to a Group Company (i) its intention to cancel or otherwise terminate, or materially reduce, its relationship with the Group Companies, taken as a whole, or (ii) a condition indicating a material breach of the terms of any Company Material Contract with such Material Supplier.

Section 3.22. Affiliate Matters. Except for (a) the Company Benefit Plans, (b) Contracts relating to labor and employment matters set forth on Schedules 3.12 of the Company Disclosure Letter, (c) Contracts between or among the Group Companies, (d) indemnification agreements between or among any director or officer of the Group Companies, on the one hand, and any of the Group Companies, on the other, (e) employment agreements and employee confidentiality and other similar agreements with employees, (f) as set forth in the Financial Statements and identified as related party transactions therein, (g) the payment of salary, bonuses and other compensation for services rendered by employees (other than executive officers) in the ordinary course of business, (h) reimbursement for reasonable expenses incurred in connection with any of the Group Companies and (h) as set forth on Schedule 3.22 of the Company Disclosure Letter, none of the Group Companies is party to any Contract with (i) any present or former officer, director (on the board of directors), employee or shareholder of any of the Group Companies, or a member of his or her immediate family, or (ii) any Affiliate of any Group Company.

Section 3.23. Information Supplied. None of the information relating to the Group Companies supplied or to be supplied by or on behalf of the Group Companies or Merger Sub expressly for inclusion or incorporation by reference prior to the Closing in the Registration Statement and Proxy Statement/Prospectus will, when the Registration Statement is declared effective or when the Proxy Statement/Prospectus is mailed to the SPAC Shareholders or at the time of the SPAC Shareholders’ Meeting, and in the case of any amendment or supplement thereto, at the time of such amendment or supplement, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein (in the case of the Proxy Statement/Prospectus, in light of the circumstances under which they are made) not misleading. Notwithstanding the foregoing, the Group Companies make no representations or warranties as to the information contained or incorporated by reference in or omitted from the Registration Statement or the Proxy Statement/Prospectus in reliance upon and in conformity with information furnished in writing to the Group Companies by or on behalf of SPAC specifically for inclusion in the Registration Statement or the Proxy Statement/Prospectus.

Section 3.24. Absence of Certain Business Practices. Since December 31, 2022: (a) the Group Companies and, to the Knowledge of the Company, their respective directors, officers, employees and any other Persons, in each case, acting on their behalf, in connection with the operation of the business of the Group Companies, have been in material compliance with all applicable Specified Business Conduct Laws and have not knowingly engaged in any activity that would reasonably be expected to result in the Group Companies becoming the subject or target of any sanctions administered by the U.S. government; and (b) none of the Group Companies has (i) received written notice of, or made a voluntary, mandatory or directed disclosure to any Governmental Entity relating to, any actual or potential violation of any Specified Business Conduct Law; or (ii) been a party to or the subject of any pending or, to the Knowledge of the Company, threatened in writing, Legal Proceeding or investigation by or before any Governmental Entity related to any actual or potential violation of any Specified Business Conduct Law. None of the Group Companies, nor, to the Knowledge of the Company, any of their respective directors, executives, officers, employees, or agents is the subject or target of any sanctions, identified on the specially designated nationals or other blocked person list, or the target of restrictive export controls administered by the U.S. or Swedish governments, the United Nations Security Council, or the European Union.

Section 3.25. Brokers. No broker, finder, investment banker or other Person, other than BTIG, LLC and TD Cowen, a division of TD Securities (USA) LLC, is entitled to, nor will be entitled to, either directly or indirectly, any brokerage fee, finders’ fee or other similar commission, for which any of the Group Companies would be liable in connection with the transactions contemplated by this Agreement, the other Transaction Agreements to which the Company is a party or the Transactions based upon arrangements made by any of the Group Companies or any of their Affiliates.

Section 3.26. Disclaimer of Other Warranties. THE COMPANY HEREBY ACKNOWLEDGES THAT, EXCEPT AS EXPRESSLY PROVIDED IN ARTICLE IV (AS QUALIFIED BY THE SPAC DISCLOSURE LETTER AND THE DOCUMENTS REFERRED TO THEREIN) AND THE REPRESENTATIONS AND WARRANTIES IN THE OTHER TRANSACTION AGREEMENTS, NEITHER SPAC NOR ANY OF ITS AFFILIATES OR REPRESENTATIVES HAS MADE, IS MAKING, OR SHALL BE DEEMED TO MAKE ANY REPRESENTATION OR WARRANTY WHATSOEVER, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, TO THE COMPANY AND MERGER SUB, ANY OF THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES OR ANY OTHER PERSON, WITH RESPECT TO SPAC OR ANY OF ITS BUSINESSES, ASSETS OR PROPERTIES, OR OTHERWISE, INCLUDING ANY REPRESENTATION OR WARRANTY AS TO MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, FUTURE RESULTS, PROPOSED BUSINESSES OR FUTURE PLANS. WITHOUT LIMITING THE FOREGOING AND NOTWITHSTANDING ANYTHING TO THE CONTRARY: (A) NEITHER SPAC, NOR ANY OF ITS AFFILIATES OR REPRESENTATIVES SHALL BE DEEMED TO MAKE TO THE COMPANY, MERGER SUB, THE COMPANY SHAREHOLDERS, OR THEIR

RESPECTIVE AFFILIATES OR REPRESENTATIVES ANY REPRESENTATION OR WARRANTY OTHER THAN AS EXPRESSLY MADE BY SPAC TO THE COMPANY AND MERGER SUB IN ARTICLE IV AND THE REPRESENTATIONS AND WARRANTIES IN THE OTHER TRANSACTION AGREEMENTS; AND (B) EXCEPT AS SET FORTH IN ANY REPRESENTATION OR WARRANTY SET FORTH IN ARTICLE IV AND IN THE REPRESENTATIONS AND WARRANTIES IN THE OTHER TRANSACTION AGREEMENTS, NEITHER SPAC, NOR ANY OF ITS AFFILIATES OR REPRESENTATIVES, HAS MADE, IS MAKING, OR SHALL BE DEEMED TO MAKE TO THE COMPANY, MERGER SUB, THE COMPANY SHAREHOLDER, OR THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES OR ANY OTHER PERSON ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, WITH RESPECT TO: (I) THE INFORMATION DISTRIBUTED OR MADE AVAILABLE TO THEM BY OR ON BEHALF OF SPAC IN CONNECTION WITH THIS AGREEMENT AND THE TRANSACTIONS; (II) ANY MANAGEMENT PRESENTATION, CONFIDENTIAL INFORMATION MEMORANDUM OR SIMILAR DOCUMENT; OR (III) ANY FINANCIAL PROJECTION, FORECAST, ESTIMATE, BUDGET OR SIMILAR ITEM RELATING TO SPAC OR ANY OF ITS BUSINESS, ASSETS, LIABILITIES, PROPERTIES, FINANCIAL CONDITION, RESULTS OF OPERATIONS AND PROJECTED OPERATIONS OF THE FOREGOING. EACH OF THE COMPANY AND MERGER SUB HEREBY ACKNOWLEDGES THAT IT HAS NOT RELIED ON ANY PROMISE, REPRESENTATION OR WARRANTY THAT IS NOT EXPRESSLY SET FORTH IN ARTICLE IV OF THIS AGREEMENT AND IN THE REPRESENTATIONS AND WARRANTIES IN THE OTHER TRANSACTION AGREEMENTS. EACH OF THE COMPANY AND MERGER SUB ACKNOWLEDGES THAT IT HAS CONDUCTED, TO ITS SATISFACTION, AN INDEPENDENT INVESTIGATION AND VERIFICATION OF SPAC AND THE BUSINESS, ASSETS, LIABILITIES, PROPERTIES, FINANCIAL CONDITION, RESULTS OF OPERATIONS AND PROJECTED OPERATIONS OF THE FOREGOING AND, IN MAKING ITS DETERMINATION TO PROCEED WITH THE TRANSACTIONS EACH OF THE COMPANY AND MERGER SUB HAS RELIED ON THE RESULTS OF ITS OWN INDEPENDENT INVESTIGATION AND VERIFICATION, IN ADDITION TO THE REPRESENTATIONS AND WARRANTIES OF SPAC EXPRESSLY AND SPECIFICALLY SET FORTH IN ARTICLE IV OF THIS AGREEMENT AND THE REPRESENTATIONS AND WARRANTIES IN THE OTHER TRANSACTION AGREEMENTS. NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS SECTION 3.27, CLAIMS AGAINST SPAC, OR ANY OTHER PERSON SHALL NOT BE LIMITED IN ANY RESPECT IN THE EVENT OF INTENTIONAL FRAUD IN THE MAKING OF THE REPRESENTATIONS AND WARRANTIES IN ARTICLE IV AND THE REPRESENTATIONS AND WARRANTIES IN THE OTHER TRANSACTION AGREEMENTS BY SUCH PERSON.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES REGARDING SPAC

Except: (i) as disclosed in the SPAC SEC Reports filed with or furnished to the SEC (and publicly available) at least 48 hours prior to the execution and delivery of this Agreement (to the extent the qualifying nature of such disclosure is readily apparent from the content of such SPAC SEC Reports) excluding disclosures referred to in “Forward-Looking Statements,” “Risk Factors” and any other disclosures therein to the extent they are generally predictive or cautionary in nature or related to forward-looking statements, and (ii) as set forth in the letter dated as of the date of this Agreement delivered by SPAC to the Company and Merger Sub in connection with the execution and delivery of this Agreement (the “SPAC Disclosure Letter”), SPAC represents and warrants to the Company and Merger Sub as follows:

Section 4.1. Organization and Qualification.

(a) SPAC is duly incorporated, validly existing and in good standing under the laws of the Cayman Islands.

(b) SPAC has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted.

(c) SPAC is not in violation of any of the provisions of SPAC’s Organizational Documents. SPAC’s Organizational Documents, as amended to the date of this Agreement, have been made available to the Company and are true, correct and complete.

(d) SPAC is duly qualified or licensed to do business in each jurisdiction where the character of the properties and assets owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary.

Section 4.2. SPAC Subsidiaries. SPAC has no direct or indirect Subsidiaries or participations in joint ventures or other entities, and does not own, directly or indirectly, any equity interests or other interests or investments (whether equity or debt) in any Person, whether incorporated or unincorporated.

Section 4.3. Capitalization.

(a) The authorized share capital of SPAC is $20,100 divided into (i) 200,000,000 SPAC Shares and (ii) 1,000,000 SPAC Preference Shares. As of the execution of this Agreement, assuming the separation of all SPAC Units, SPAC had 25,799,375 SPAC Shares issued and outstanding, including 5,031,250 SPAC Founder Shares, 87,500 SPAC Representative Shares, 20,125,000 SPAC Public Shares, and 555,625 SPAC Shares issued as part of the SPAC Private Units, had no SPAC Shares held by SPAC in its treasury, and had no SPAC Preference Shares issued or outstanding. All issued and outstanding shares in the share capital of SPAC have been duly authorized and validly issued, are fully paid and non-assessable under, are not subject to preemptive rights and are free and clear of all Liens (other than Permitted Liens).

(b) As of the execution of this Agreement, assuming the separation of all SPAC Units, SPAC has issued 10,340,313 SPAC Warrants, on the terms and conditions set forth in the Warrant Agreement. All outstanding SPAC Warrants have been duly authorized, validly issued, fully paid and are non-assessable and are not subject to preemptive rights.

(c) Except for the SPAC Warrants, there are no outstanding options, warrants, rights, convertible or exchangeable securities, “phantom” stock rights, stock appreciation rights, stock-based performance units, commitments or Contracts of any kind to which SPAC is a party or by which it is bound obligating SPAC to issue, deliver or sell, or cause to be issued, delivered or sold, additional SPAC Shares or any other share capital of SPAC or any other interest or participation in, or any security convertible or exercisable for or exchangeable into SPAC Shares or any other share capital of SPAC or other interest or participation in SPAC.

(d) Each issued and outstanding SPAC Share and SPAC Warrant: (i) has been issued in compliance in all material respects with: (A) Applicable Law; and (B) SPAC’s Organizational Documents (as in effect at the time such SPAC Share and SPAC Warrant were issued); and (ii) was not issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any Applicable Law, SPAC’s Organizational Documents or any Contract to which SPAC is a party or otherwise bound by. SPAC has never issued any SPAC Preference Shares.

(e) Each holder of any of SPAC Founder Shares and SPAC Representative Shares: (i) is obligated to vote all of such SPAC Shares in favor of approving the Transactions; and (ii) is not entitled to elect to redeem any of such SPAC Founder Shares or SPAC Representative Shares pursuant to SPAC’s Organizational Documents.

(f) Except as set forth in SPAC’s Organizational Documents, this Agreement, the IPO Registration Rights Agreement, and Schedule 4.3(f) of the SPAC Disclosure Letter, there are no registration rights, and there is no voting trust, proxy, rights plan, anti-takeover plan or other agreements or understandings to which SPAC is a party or by which SPAC is bound with respect to any ownership interests of SPAC.

Section 4.4. Due Authorization. SPAC has the requisite power and authority to: (a) execute, deliver and perform this Agreement and the other Transaction Agreements to which it is a party, and each ancillary document that it has executed or delivered or is to execute or deliver pursuant to this Agreement; and (b) carry out its obligations hereunder and thereunder and, to consummate the Transactions (including the Merger). The execution and delivery by SPAC of this Agreement and the other Transaction Agreements to which it is a party, and the consummation by SPAC of the Transactions (including the Merger) have been duly and validly authorized by all necessary corporate action on the part of SPAC, and no other proceedings on the part of SPAC are necessary to authorize this Agreement or the other Transaction Agreements to which it is a party or to consummate the transactions contemplated hereby or thereby, other than approval from the SPAC Shareholders. This Agreement and the other Transaction Agreements to which SPAC is a party have been duly and validly executed and delivered by SPAC and, assuming the due authorization, execution and delivery thereof by the other Parties, constitute the legal, valid and binding obligations of SPAC, enforceable against SPAC in accordance with their terms, subject to the Remedies Exception. Assuming that a quorum of SPAC Shareholders (as determined pursuant to SPAC’s Organizational Documents) is present at the SPAC Shareholder Meeting, the SPAC Transaction Proposals shall require approval by: (a) in the case of the Merger and Plan of Merger, by the affirmative vote of holders of a two-thirds majority of the outstanding SPAC Shares present in person or represented by proxy at the SPAC Shareholder Meeting and entitled to vote on such matter; and (b) in the case of all other matters set out in the definition of SPAC Transaction Proposals, by the affirmative vote of the holders of at least a simple majority of the SPAC Shares present in person or represented by proxy at the SPAC Shareholder Meeting and entitled to vote thereat. The foregoing votes are the only votes of any of SPAC Shares necessary in connection with entry into this Agreement by SPAC and the consummation of the transactions contemplated hereby, including the Merger.

Section 4.5. No Conflict; Required Filings and Consents.

(a) Subject to the receipt of the consents, approvals, authorizations and other requirements set forth in Section 4.5(b), the execution, delivery and performance by SPAC of this Agreement or the other Transaction Agreements to which it is a party, nor (assuming approval of the SPAC Transaction Proposals from the SPAC Shareholders is obtained) the consummation of the transactions contemplated hereunder and thereunder do not and will not: (i) conflict with or violate SPAC’s Organizational Documents; (ii) conflict with or violate any Applicable Law to which the SPAC is subject or by which any property or asset of the SPAC is bound; or (iii) violate any provision of or result in a breach, default or acceleration of, or require a consent under, any SPAC Material Contract, or terminate or result in the termination of any SPAC Material Contract, or result in the creation of any Lien under any SPAC Material Contract upon any of the properties or assets of SPAC, or constitute an event which, after notice or lapse of time or both, would result in any such violation, breach, default, acceleration, termination or creation of a Lien, except, with respect to any of the foregoing, as would not, individually or in the aggregate, reasonably be expected to have a SPAC Material Adverse Effect.

(b) Assuming the truth of the representations and warranties of the Company and Merger Sub contained in this Agreement, the execution and delivery by SPAC of this Agreement and the other Transaction Agreements to which it is a party, does not, and the performance of its obligations hereunder and thereunder will not, require any consent, notice, approval, authorization or permit of, or designation, declaration or filing with or notification to, any Governmental Entity, except: (i) any consents, notices, approvals, authorizations, designations, declarations or filings, the absence of which would not reasonably be expected to have a SPAC Material Adverse Effect; (ii) applicable requirements, if any, of the Securities Act, the Exchange Act, blue sky laws, and the rules and regulations thereunder, and appropriate documents with the relevant authorities of other jurisdictions in which SPAC is qualified to do business; and (iii) the registration of the Plan of Merger in accordance with the Cayman Companies Act. There is no shareholder rights plan, “poison pill” or similar antitakeover agreement or plan in effect to which SPAC is subject, party or otherwise bound.

Section 4.6. Legal Compliance; Approvals. Except as set forth in Schedule 4.6 of the SPAC Disclosure Letter, since its incorporation, SPAC has complied in all material respects with, and is not in violation of, any Applicable Law with respect to the conduct of its business, or the ownership or operation of its business. Since the date of its incorporation, to the Knowledge of SPAC, no investigation or review by any Governmental Entity with respect to SPAC has been pending or threatened in writing and no written, or to the Knowledge of SPAC, oral notice of material non-compliance with any Applicable Law has been received by SPAC. SPAC is in possession of all Approvals necessary to own, lease and operate the properties it purports to own, operate or lease and to carry on its business as it is now being conducted, and is in compliance with all terms and conditions of such Approvals, except where the failure to have such Approvals would not, individually or in the aggregate, reasonably be expected to have a SPAC Material Adverse Effect.

Section 4.7. SPAC SEC Reports and Financial Statements.

(a) SPAC has filed all forms, reports, schedules, statements, certifications and other documents, including any exhibits thereto, required to be filed or furnished by SPAC with the SEC under the Exchange Act or the Securities Act since SPAC’s incorporation to the date of this Agreement, together with any amendments, restatements or supplements thereto (all of the foregoing filed prior to the date of this Agreement, the “SPAC SEC Reports”). SPAC has heretofore furnished to the Company true and correct copies of all amendments and modifications that have not been filed by SPAC with the SEC to all agreements, documents and other instruments that previously had been filed by SPAC with the SEC and are currently in effect. Except as set forth in Schedule 4.7(a) of the SPAC Disclosure Letter, (i) the SPAC SEC Reports were prepared in all material respects in accordance with the requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, as the case may be, and the rules and regulations promulgated thereunder and (ii) the SPAC SEC Reports did not, at the time they were or are filed with the SEC, as the case may be, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. As of the date hereof, there are no outstanding or unresolved comments in comment letters received from the SEC with respect to the SPAC SEC Reports. To the Knowledge of SPAC, none of the SPAC SEC Reports are subject to ongoing SEC review or investigation as of the date hereof. SPAC maintains disclosure controls and procedures required by Rule 13a-15(e) or 15d-15(e) under the Exchange Act. To the Knowledge of SPAC, each director and executive officer of SPAC has filed with the SEC on a timely basis all statements required with respect to SPAC by Section 16(a) of the Exchange Act and the rules and regulations thereunder. As used in this Section 4.7, the term “file” shall be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC.

(b) Except as set forth in Schedule 4.7(b) of the SPAC Disclosure Letter, the financial statements and notes contained or incorporated by reference in the SPAC SEC Reports (collectively, the “SPAC Financial Statements”) fairly present, in all material respects, the financial condition and the results of operations, changes in shareholders’ equity and cash flows of SPAC as at the respective dates of, and for the periods referred to, in such financial statements, all in accordance with: (i) GAAP; and (ii) Regulation S-X or Regulation S-K, as applicable, subject, in the case of interim financial statements, to normal year-end adjustments (the effect of which will not, individually or in the aggregate, be material) and the omission of notes to the extent permitted by Regulation S-X or Regulation S-K, as applicable. SPAC has no off-balance sheet arrangements that are not disclosed in the SPAC SEC Reports.

(c) SPAC has (i) no Indebtedness and (ii) no SPAC Liabilities, except for SPAC Transaction Costs incurred on or prior to the date hereof and other reasonable liabilities and obligations arising in the ordinary course of SPAC’s business.

(d) There are no outstanding loans or other extensions of credit made by SPAC to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of SPAC. SPAC has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

(e) SPAC has established and maintained a system of internal controls. Such internal controls are designed to provide reasonable assurance (i) that transactions, receipts and expenditures of SPAC are being executed and made only in accordance with appropriate authorizations of management of SPAC and (ii) that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for assets. Neither SPAC nor, to the Knowledge of SPAC, SPAC’s independent auditors has identified or been made aware of any significant deficiency or material weakness in the system of internal accounting controls utilized by SPAC.

Section 4.8. Absence of Certain Changes or Events. Between its incorporation and the date of this Agreement, except as set forth in Schedule 4.8 of the SPAC Disclosure Letter, there has not been: (a) any SPAC Material Adverse Effect; (b) any change in the auditors of SPAC; (c) any revaluation by SPAC of any of its assets, including any sale of assets of SPAC other than in the ordinary course of business; or (d) any action taken or agreed upon by SPAC or any of its Subsidiaries that would be prohibited by Section 5.2 if such action were taken on or after the date hereof without the consent of the Company.

Section 4.9. Litigation. Since its incorporation, except as would not, individually or in the aggregate, reasonably be expected to have a SPAC Material Adverse Effect, there are: (a) no Legal Proceedings pending or, to the Knowledge of SPAC, threatened against SPAC or any of its properties or assets, or any of the directors or officers of SPAC in their capacity as such; (b) to the Knowledge of SPAC, no facts or circumstances that would reasonably be expected to give rise to any material Legal Proceeding; (c) no pending or, to the Knowledge of SPAC, threatened in writing to SPAC, audits, examinations or investigations by any Governmental Entity of SPAC; and (d) no pending or threatened in writing Legal Proceedings by SPAC against any third party.

Section 4.10. Business Activities. Since its incorporation, SPAC has not conducted any business activities other than activities: (a) in connection with its organization; or (b) directed toward the accomplishment of a business combination. Except as set forth in SPAC’s Organizational Documents, there is no Contract or Order binding upon SPAC or to which it is a party which has or could reasonably be expected to have the effect of prohibiting or impairing any business practice of it, any acquisition of property by it or the conduct of business by it as currently conducted or as currently contemplated to be conducted (including, in each case, following the Closing). Except for the Transactions, SPAC does not own or have a right to acquire, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or other entity. Except for the Transactions and the Transaction Agreements, SPAC has no material interests, rights, obligations or liabilities with respect to, and is not party to, bound by or has its assets or property subject to, in each case whether directly or indirectly, any Contract or transaction which is, or would reasonably be interpreted as constituting a “Business Combination” under SPAC’s Organizational Documents.

Section 4.11. SPAC Material Contracts. Each “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) to which SPAC is a party (the “SPAC Material Contracts”) is an exhibit to the SPAC SEC Reports.

Section 4.12. SPAC Listing. As of the date of this Agreement, the issued and outstanding SPAC Units are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the NYSE American under the symbol “LEGT U.” As of the date of this Agreement, the issued and outstanding SPAC Shares are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the NYSE American under the symbol “LEGT.” As of the date of this Agreement, the issued and outstanding SPAC Warrants are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the NYSE American under the symbol “LEGT WS.” Since February 5, 2024 through the date of this Agreement, SPAC has complied in all material respects with the applicable listing requirements of the NYSE American. As of the date of this Agreement, there is no action or proceeding pending or, to the Knowledge of SPAC, threatened against SPAC by the NYSE American or the SEC with respect to any intention by such entity to deregister the SPAC Units, the SPAC Public Shares or SPAC Warrants or terminate the listing thereof on the NYSE American. None of SPAC or any of its Affiliates has taken any action in an attempt to terminate the registration or listing of the SPAC Units, the SPAC Shares or SPAC Warrants under the Exchange Act.

Section 4.13. Undisclosed Liabilities. Except as set forth on Schedule 4.13 of the SPAC Disclosure Letter, there is no liability, debt or obligation (absolute, accrued, contingent or otherwise) of SPAC of a type required to be reflected or reserved for on a balance sheet prepared in accordance with GAAP, except for liabilities, debts and obligations: (a) provided for in, or otherwise reflected or reserved for on, the SPAC Financial Statements or disclosed in the notes thereto; (b) that have arisen since the date of the most recent balance sheet included in the SPAC Financial Statements in the ordinary course of the operation of business of SPAC; (c) incurred in connection with the transactions contemplated by this Agreement; or (d) which would not, individually or in the aggregate, reasonably be expected to have a SPAC Material Adverse Effect.

Section 4.14. Trust Account.

(a) As of the date of this Agreement, SPAC has at least $218,253,000 in a trust account (the “Trust Account”), maintained and invested pursuant to that certain Investment Management Trust Agreement (the “Trust Agreement”), effective as of February 5, 2024, by and between SPAC and Equiniti, for the benefit of its public shareholders, with such funds invested in United States Government securities or money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act. Other than pursuant to the Trust Agreement and any Subscription Agreements, the obligations of SPAC under this Agreement are not subject to any conditions regarding SPAC’s, its Affiliates’, or any other Person’s ability to obtain financing for the consummation of the Transactions.

(b) The Trust Agreement has not been amended or modified and, to the Knowledge of SPAC with respect to Equiniti, is valid and in full force and effect and is enforceable in accordance with its terms, subject to the Remedies Exception. SPAC has complied in all material respects with the terms of the Trust Agreement and is not in breach thereof or default thereunder and there does not exist under the Trust Agreement any event which, with the giving of notice or the lapse of time, would constitute such a breach or default by SPAC or, to the Knowledge of SPAC, Equiniti. There are no separate Contracts, side letters or other understandings (whether written or unwritten, express or implied) that would cause the description of the Trust Agreement in the SPAC SEC Reports to be inaccurate in any material respect or, to SPAC’s Knowledge, that would entitle any Person to any portion of the funds in the Trust Account (other than (i) in respect of deferred underwriting commissions or taxes, (ii) the SPAC Shareholders who shall have elected to redeem their SPAC Public Shares pursuant to the Organizational Documents of SPAC or (iii) if SPAC fails to complete a business combination within the allotted time period set forth in the Organizational Documents of SPAC and liquidates the Trust Account, subject to the terms of the Trust Agreement, SPAC (in limited amounts to permit SPAC to pay the expenses of the Trust Account’s liquidation, dissolution and winding up of SPAC) and then the SPAC Shareholders). Prior to the Closing, none of the funds held in the Trust Account may be released except: (A) to pay income and other taxes of SPAC from any income earned on the trust account; (B) to pay for Trust Account administration expenses from any interest income earned on the Trust Account; (C) to pay liquidation and dissolution expenses not to exceed $100,000 from any interest income earned on the Trust Account; and (D) to redeem SPAC Public Shares in accordance with the provisions of SPAC’s Organizational Documents. There are no Legal Proceedings pending or, to the Knowledge of SPAC, threatened in writing with respect to the Trust Account.

(c) SPAC has performed all material obligations required to be performed by it to date under, and is not in default, breach or delinquent in performance or any other respect (claimed or actual) in connection with, the Trust Agreement, and no event has occurred which, with due notice or lapse of time or both, would constitute such a default or breach thereunder. As of the Effective Time, the obligations of SPAC to dissolve or liquidate pursuant to SPAC’s Organizational Documents shall terminate, and as of the Effective Time, SPAC shall have no obligation whatsoever pursuant to SPAC’s Organizational Documents to dissolve and liquidate the assets of SPAC by reason of the consummation of the transactions contemplated hereby. As of the date hereof, assuming the accuracy of the representations and warranties of the Company and Merger Sub contained herein and the compliance by the Company and Merger Sub with their respective obligations hereunder, SPAC has no reason to believe that any of the conditions to the use of funds in the Trust Account will not be satisfied or funds available in the Trust Account will not be available to SPAC on the Closing Date.

Section 4.15. Taxes.

(a) All Tax Returns required to be filed by SPAC have been filed with the appropriate Governmental Entity (taking into account applicable extensions of time to file). All such Tax Returns are true, complete and correct in all respects.

(b) SPAC has paid all of its Taxes which are due and payable (regardless of whether shown on a Tax Return). The unpaid liability for Taxes of SPAC did not, as of the date of the latest SPAC Financial Statements, exceed the reserve for Tax liabilities (excluding any reserve for deferred Taxes) accrued on the SPAC Financial Statements, and since such date SPAC has not incurred any liability for Taxes outside the ordinary course of business.

(c) SPAC has complied in all respects with all Applicable Law relating to the withholding and remittance of all amounts of Taxes and all amounts of Taxes required by Applicable Law to be withheld by SPAC have been withheld and paid over to the appropriate Governmental Entity.

(d) No deficiency for any amount of Taxes has been asserted or assessed by any Governmental Entity in writing against SPAC, which deficiency has not been paid or resolved. To the Knowledge of SPAC, no audit or other proceeding by any Governmental Entity is currently in progress, pending or threatened in writing against SPAC with respect to any Taxes due from SPAC. There are no waivers, extensions or requests for any waivers or extensions of statute of limitations currently in effect with respect to any Tax assessment or deficiency of SPAC. SPAC is not currently contesting any Tax liability before any Governmental Entity.

(e) There are no Tax indemnification agreements or Tax Sharing Agreements under which SPAC could be liable after the Closing Date for any Tax liability of any Person other than SPAC, except for customary agreements or arrangements entered into in the ordinary course of business with customers, vendors, lessors, lenders and the like, in each case, that do not relate primarily to Taxes.

(f) There are no Liens (other than Permitted Liens) for amounts of Taxes upon any of SPAC’s assets.

(g) SPAC has not constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for tax-deferred treatment under Section 355 of the Code since its incorporation.

(h) SPAC has not participated in any “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b).

(i) SPAC (i) does not have any liability for the Taxes of another Person pursuant to Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Tax law) or as a transferee or a successor; and (ii) in the last two (2) years has not been a member of an affiliated, consolidated, combined or unitary group filing for U.S. federal, state or local income Tax purposes.

(j) Since SPAC’s inception, no claim has been made in writing by any Governmental Entity in a jurisdiction in which SPAC does not file Tax Returns that it is or may be subject to Tax or required to file Tax Returns in that jurisdiction, which claim has not been dismissed, closed or otherwise resolved.

(k) SPAC is a Tax resident only in its jurisdiction of formation.

(l) SPAC does not have (and has not ever had) a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise has an office or fixed place of business in a country other than the country in which it is organized.

Notwithstanding anything to the contrary contained in this Agreement, (a) no representation or warranty is being made as to the use or availability of any Tax attribute or credit of SPAC in any taxable period (or portion thereof) beginning on the day immediately after the Closing Date and (b) nothing in this Agreement (including this Section 4.15) shall be construed as providing a representation or warranty relating or attributable to a taxable period (or portion thereof) beginning on or after the Closing Date (except as specifically contemplated by Section 4.15(e)).

Section 4.16. Information Supplied. None of the information supplied or to be supplied by or on behalf of SPAC expressly for inclusion or incorporation by reference prior to the Closing in the Registration Statement and Proxy Statement/Prospectus will, when the Registration Statement is declared effective or when the Proxy Statement/Prospectus is mailed to the SPAC Shareholders or at the time of the SPAC Shareholders’ Meeting, and in the case of any amendment or supplement thereto, at the time of such amendment or supplement, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein (in the case of the Proxy Statement/Prospectus, in light of the circumstances under which they are made) not misleading. Notwithstanding the foregoing, SPAC makes no representations or warranties as to the information contained or incorporated by reference in or omitted from the Registration Statement or the Proxy Statement/Prospectus in reliance upon and in conformity with information furnished in writing to SPAC by or on behalf of the Company specifically for inclusion in the Registration Statement or the Proxy Statement/Prospectus.

Section 4.17. Employees; Benefit Plans. Other than as described in the SPAC SEC Reports, SPAC has never had any employees or individual independent contractors. Other than reimbursement of any out-of-pocket expenses incurred by SPAC’s officers and directors in connection with activities on SPAC’s behalf in an aggregate amount not in excess of the amount of cash held by SPAC outside of the Trust Account, as of the date hereof, SPAC has no unsatisfied material liability with respect to any officer, employee or individual independent contractor. SPAC does not maintain, sponsor, contribute to, participate in or have any liability (actual or contingent) with respect to any plan, program, agreement or arrangement providing compensation or benefits to officers, employees or other individual independent contracts. Neither the execution and delivery of this Agreement or the other Transaction Agreements to which it is a party nor the consummation of the transactions contemplated hereunder or thereunder: (a) will result in any payment (including severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any director, officer, individual independent contractor or employee of SPAC; or (b) result in the acceleration of the time of payment or vesting of any such payment or benefits.

Section 4.18. Board Approval; Shareholder Vote. The SPAC Board (including any required committee or subgroup of the SPAC Board), as of the date of this Agreement, unanimously: (a) approved and declared the advisability of this Agreement, the other Transaction Agreements to which it is a party and the consummation of the transactions contemplated hereunder and thereunder; and (b) determined that the consummation of the transactions contemplated by the Transaction Agreements to which it is a party is in the best interest of SPAC. Other than the approval from the SPAC Shareholders, no other corporate proceedings on the part of SPAC are necessary to approve the consummation of the transactions contemplated by the Transaction Agreements to which it is a party.

Section 4.19. Title to Assets. Subject to the restrictions on use of the Trust Account set forth in the Trust Agreement, SPAC owns good and marketable title to, or holds a valid leasehold interest in, or a valid license to use, all of the assets used by SPAC in the operation of its business and which are material to SPAC, free and clear of any Liens (other than Permitted Liens).

Section 4.20. Affiliate Transactions. Other than as set forth on Schedule 4.20 of the SPAC Disclosure Letter, no Contract between SPAC, on the one hand, and any of the present or former directors, officers, employees, shareholders or warrant holders or Affiliates of SPAC (or an immediate family member of any of the foregoing), on the other hand, will continue in effect following the Closing.

Section 4.21. Investment Company Act; JOBS Act. SPAC is not an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of an “investment company,” in each case within the meaning of the Investment Company Act. SPAC constitutes an “emerging growth company” within the meaning of the JOBS Act.

Section 4.22. Brokers. Other than as set forth on Schedule 4.22 of the SPAC Disclosure Letter, no broker, finder, investment banker or other Person is entitled to, nor will be entitled to, either directly or indirectly, any brokerage fee, finders’ fee or other similar commission, for which SPAC would be liable in connection with the transactions contemplated by this Agreement, the other Transaction Agreements to which SPAC is a party or the transactions contemplated thereby based upon arrangements made by SPAC.

Section 4.23. Opinion of Financial Advisor. The SPAC Board has received an opinion of Cassel Salpeter & Co., LLC to the effect that, as of the date of such opinion and based upon and subject to the various assumptions and limitations set forth therein, the consideration to be received by SPAC Shareholders pursuant to the Merger is fair, from a financial point of view, to the SPAC Shareholders (other than holders of Excluded Shares) and that the fair market value of the Company is at least 80% of the value of the funds held in the Trust Account (excluding taxes payable). A signed copy of such opinion has been provided to the Company (it being agreed that such opinion is for the benefit of the SPAC Board and may not be relied upon by the Company or any other Person).

Section 4.24. State Takeover Statutes; Anti-Takeover Laws. Prior to the execution of this Agreement, the SPAC Board has taken all action necessary so that no restrictive provision of any “business combination,” “fair price,” “moratorium,” “control share acquisition,” “takeover,” “interested shareholder” or other similar anti-takeover Applicable Law (“Takeover Laws”) is applicable to this Agreement or the Transactions, including the Merger.

Section 4.25. Disclaimer of Other Warranties. SPAC HEREBY ACKNOWLEDGES THAT, EXCEPT AS EXPRESSLY PROVIDED IN ARTICLE III (AS QUALIFIED BY THE COMPANY DISCLOSURE LETTER AND THE DOCUMENTS REFERRED TO THEREIN) AND THE REPRESENTATIONS AND WARRANTIES IN THE TRANSACTION AGREEMENTS, NONE OF THE COMPANY, MERGER SUB, ANY OF THEIR SUBSIDIARIES OR ANY OF THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES HAS MADE, IS MAKING, OR SHALL BE DEEMED TO MAKE ANY REPRESENTATION OR WARRANTY WHATSOEVER, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, TO SPAC, OR ANY OF ITS AFFILIATES OR REPRESENTATIVES OR ANY OTHER PERSON, WITH RESPECT TO ANY OF THE GROUP COMPANIES, THE COMPANY SHAREHOLDER (OR ANY HOLDER OF DERIVATIVE SECURITIES OF THE COMPANY), OR ANY OF THE DIRECTORS, OFFICERS, EMPLOYEES, BUSINESSES, ASSETS OR PROPERTIES OF THE FOREGOING, OR OTHERWISE, INCLUDING ANY REPRESENTATION OR WARRANTY AS TO MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, FUTURE RESULTS, PROPOSED BUSINESSES OR FUTURE PLANS. WITHOUT LIMITING THE FOREGOING AND NOTWITHSTANDING ANYTHING TO THE CONTRARY: (A) NONE OF THE COMPANY, MERGER SUB, ANY OF THE COMPANY SUBSIDIARIES OR ANY OF THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES SHALL BE DEEMED TO MAKE TO SPAC OR ITS AFFILIATES OR REPRESENTATIVES ANY REPRESENTATION OR WARRANTY OTHER THAN AS EXPRESSLY MADE BY THE COMPANY AND MERGER SUB TO SPAC IN ARTICLE III (AS QUALIFIED BY THE COMPANY DISCLOSURE LETTER AND THE DOCUMENTS REFERRED TO THEREIN) AND THE REPRESENTATIONS AND WARRANTIES IN THE TRANSACTION AGREEMENTS; AND (B) EXCEPT AS SET FORTH IN ANY REPRESENTATION OR WARRANTY SET FORTH IN ARTICLE III (AS QUALIFIED BY THE COMPANY DISCLOSURE LETTER AND THE DOCUMENTS REFERRED TO THEREIN) AND THE REPRESENTATIONS AND WARRANTIES IN THE TRANSACTION AGREEMENTS, NONE OF THE COMPANY, MERGER SUB NOR ANY OF THE COMPANY SUBSIDIARIES, NOR THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES, HAS MADE, IS MAKING, OR SHALL BE DEEMED TO MAKE TO SPAC, OR ITS AFFILIATES OR REPRESENTATIVES OR ANY OTHER PERSON ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, WITH RESPECT TO: (I) THE INFORMATION DISTRIBUTED OR MADE AVAILABLE TO SPAC OR ITS REPRESENTATIVES BY OR ON BEHALF OF THE COMPANY AND MERGER SUB IN CONNECTION WITH THIS AGREEMENT AND THE TRANSACTIONS; (II) ANY

MANAGEMENT PRESENTATION, CONFIDENTIAL INFORMATION MEMORANDUM OR SIMILAR DOCUMENT; OR (III) ANY FINANCIAL PROJECTION, FORECAST, ESTIMATE, BUDGET OR SIMILAR ITEM RELATING TO THE COMPANY, MERGER SUB, ANY OF THE COMPANY SUBSIDIARIES AND/OR THE BUSINESS, ASSETS, LIABILITIES, PROPERTIES, FINANCIAL CONDITION, RESULTS OF OPERATIONS AND PROJECTED OPERATIONS OF THE FOREGOING. SPAC HEREBY ACKNOWLEDGES THAT IT HAS NOT RELIED ON ANY PROMISE, REPRESENTATION OR WARRANTY THAT IS NOT EXPRESSLY SET FORTH IN ARTICLE III (AS QUALIFIED BY THE COMPANY DISCLOSURE LETTER AND THE DOCUMENTS REFERRED TO THEREIN) AND THE REPRESENTATIONS AND WARRANTIES IN THE TRANSACTION AGREEMENTS. SPAC ACKNOWLEDGES THAT IT HAS CONDUCTED, TO ITS SATISFACTION, AN INDEPENDENT INVESTIGATION AND VERIFICATION OF THE COMPANY, MERGER SUB, THE COMPANY SUBSIDIARIES AND THE BUSINESS, ASSETS, LIABILITIES, PROPERTIES, FINANCIAL CONDITION, RESULTS OF OPERATIONS AND PROJECTED OPERATIONS OF THE FOREGOING AND, IN MAKING ITS DETERMINATION TO PROCEED WITH THE TRANSACTIONS, SPAC HAS RELIED ON THE RESULTS OF ITS OWN INDEPENDENT INVESTIGATION AND VERIFICATION, IN ADDITION TO THE REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND MERGER SUB EXPRESSLY AND SPECIFICALLY SET FORTH IN ARTICLE III (AS QUALIFIED BY THE COMPANY DISCLOSURE LETTER AND THE DOCUMENTS REFERRED TO THEREIN) AND THE REPRESENTATIONS AND WARRANTIES IN THE TRANSACTION AGREEMENTS. NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS SECTION 4.26, CLAIMS AGAINST THE COMPANY, MERGER SUB OR ANY OTHER PERSON SHALL NOT BE LIMITED IN ANY RESPECT IN THE EVENT OF INTENTIONAL FRAUD IN THE MAKING OF THE REPRESENTATIONS AND WARRANTIES IN ARTICLE III (AS QUALIFIED BY THE COMPANY DISCLOSURE LETTER AND THE DOCUMENTS REFERRED TO THEREIN) AND THE REPRESENTATIONS AND WARRANTIES IN THE TRANSACTION AGREEMENTS, BY SUCH PERSON.

ARTICLE V
CONDUCT PRIOR TO THE CLOSING DATE

Section 5.1. Conduct of Business by the Company and the Company Subsidiaries. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Closing, the Company shall, and shall cause each of the other Group Companies to, carry on in the ordinary course of business, except: (x) to the extent that SPAC shall otherwise consent in writing (such consent not to be unreasonably withheld, conditioned or delayed); (y) as required by Applicable Law; or (z) as required or expressly permitted by this Agreement (including as contemplated by any PIPE Investment) or the Company Disclosure Letter. Without limiting the generality of the foregoing, except as required or expressly permitted by the terms of this Agreement (including as contemplated by any PIPE Investment) or the Company Disclosure Letter, as required by Applicable Law, or as set forth on Schedule 5.1 of the Company Disclosure Letter, without the prior written consent of SPAC (such consent not to be unreasonably withheld, conditioned or delayed), during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Closing, the Company shall not, and shall cause the other Group Companies not to, do any of the following:

(a) except as otherwise required by existing Company Benefit Plans or the Contracts listed on Section 3.19 of the Company Disclosure Letter, adopt, enter into or materially amend any equity or equity-based compensation plan (for the avoidance of doubt, this Section 5.1(a) shall not restrict the Group Companies from issuing equity compensation) in excess of $10,000,000;

(b) except for transactions between or among the Group Companies: (i) split, combine or reclassify any capital stock or warrants, effect a recapitalization or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any capital stock or warrant or effect any similar change in capitalization; (ii) repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any membership interests, capital stock or any other equity interests, as applicable, in any Group Company, except in connection with the termination or resignation of any employees, directors or officers of the Group Companies; (iii) declare, set aside or pay any dividend or make any other distribution; or (iv) issue, deliver, sell, authorize, pledge or otherwise encumber, or agree to any of the foregoing with respect to, any shares of capital stock or other equity securities of the Group Companies, or any securities convertible into or exchangeable for shares of capital stock or other equity securities of the Group Companies, or subscriptions, rights, warrants or options to acquire any shares of capital stock or other equity securities of the Group Companies, or enter into other agreements or commitments of any character obligating it to issue any such shares of capital stock, equity securities or convertible or exchangeable securities;

(c) amend its Organizational Documents or form or establish any Subsidiary, except to the extent in connection with the formation or establishment of a wholly-owned Subsidiary in the ordinary course of business consistent with past practice;

(d) (i) merge, consolidate or combine with any Person; or (ii) acquire or agree to acquire by merger or consolidation, by purchase of equity interests or assets, or by any other means, any business or any corporation, partnership, association or other business organization or division thereof, except for, in the case of both (i) and (ii), (A) transactions between a Group Company and a parent entity or subsidiary (provided, that in the case of a merger, consolidation or combination involving the Company, the Company shall be the surviving entity) and (B) acquisitions of minority shares in the ordinary course of business consistent with practice and not in excess of $500,000 individually;

(e) except with respect to sale or leaseback of trucks and sale of charging assets to financing partners of the Group Companies in the ordinary course of business consistent with past practice (including refinancing of existing and future assets with respect to a fleet of trucks), sell, lease, divest or transfer, or otherwise dispose of, material tangible assets or material properties with a value in excess of $5,000,000, or agree to do any of the foregoing, other than, in each case, (i) in the ordinary course of business or (ii) with respect to obsolete assets;

(f) (i) issue or sell any debt securities or rights to acquire any debt securities or guarantee any debt securities of another Person; (ii) make, create any loans, advances or capital contributions to, or investments in, any Person other than any of the Group Companies or minority owned Affiliates, in excess of $500,000; (iii) create, incur, assume, guarantee or otherwise become liable for, any Indebtedness in excess of $10,000,000, except in the ordinary course of business consistent with past practice; (iv) except in the ordinary course of business consistent with past practice, create any material Liens on any material property or material assets of any of the Group Companies in connection with any Indebtedness thereof (other than Permitted Liens); or (v) cancel or forgive any Indebtedness owed to any of the Group Companies; provided, however, that nothing in this Section 5.1(f) shall restrict the Group Companies from leasing of trucks and other assets used for operations of the Group Companies in the ordinary course of business consistent with past practice;

(g) make, incur or commit to make or incur, or authorize any capital expenditures other than capital expenditures in the ordinary course of business consistent with past practice;

(h) other than any Transaction Litigation, which is subject to Section 6.19, commence, release, assign, compromise, settle or agree to settle any Legal Proceeding material to the Group Companies or their respective properties or assets, except in the ordinary course of business or where such Legal Proceedings involve only the payment of monetary damages or are covered by insurance or are in an amount less than $5,000,000 in the aggregate;

(i) except (x) in connection with a Company Material Contract on Schedule 3.19(a)(vii) of the Company Disclosure Letter, (y) in the ordinary course of business consistent with past practices, or (z) in connection with factoring arrangements in the ordinary course of business: (i) modify, amend in a manner that is adverse to the applicable Group Company or terminate any Company Material Contract; (ii) enter into any Contract that would have been a Company Material Contract had it been entered into prior to the date of this Agreement; or (iii) waive, delay the exercise of, release or assign any material rights or claims under any Company Material Contract;

(j) except as required by IFRS (or any interpretation thereof) or Applicable Law, make any change in accounting methods, principles or practices;

(k) except in the ordinary course of business: (i) make, change or rescind any Tax election that would have, individually or in the aggregate, a Company Material Adverse Effect; (ii) settle or compromise any material Tax claim outside the ordinary course of business; (iii) change (or request to change) any method of accounting for Tax purposes; (iv) file any amended Tax Return; (v) waive or extend any statute of limitations in respect of a period within which an assessment or reassessment of Taxes may be issued (other than any extension pursuant to an extension to file any Tax Return); (vi) surrender any claim for a refund of Taxes; or (vii) enter into any “closing agreement” as described in Section 7121 of the Code (or any similar Applicable Law) with any Governmental Entity;

(l) authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation, restructuring, recapitalization, dissolution or winding-up of the Company;

(m) subject to Section 5.1(a), enter into or amend any agreement with, or pay, distribute or advance any assets or property to, any of its officers, directors, employees, partners, shareholders or other Affiliates, other than payments or distributions relating to obligations in respect of arm’s length commercial transactions pursuant to the agreements set forth on Schedule 5.1(m) of the Company Disclosure Letter as existing on the date of this Agreement; for the avoidance of doubt, nothing in this Section 5.1(m) shall prohibit compensatory payments (including issuance of warrants for services provided or retention of talent) to officers, directors or employees of the Group Companies in connection with services provided or retention of talent;

(n) (i) limit the rights of any Group Company in any respect: (A) to engage in any line of business or in any geographic area; (B) to develop, market or sell products or services; or (C) to compete with any Person; or (ii) grant any exclusive or similar rights to any Person;

(o) terminate or amend, in a manner materially detrimental to any Group Company, or fail to renew in the ordinary course of business, any insurance policy insuring the business of any Group Company;

(p) transfer, sell, assign, or license to any Person, grant any security interest in or otherwise encumber or dispose of, or otherwise extend, amend or modify any material rights to any material Owned Intellectual Property or enter into agreements to transfer or license to any Person any material future Intellectual Property rights, but only to the extent the foregoing would reasonably be expected to materially adversely impact the business of the Company and its Subsidiaries, taken as a whole;

(q) abandon, allow to lapse, disclaim or dedicate to the public, or fail to make any filing, pay any fee, or take any other action necessary to prosecute and maintain in full force and effect, or to maintain the ownership, validity, and enforceability of, any material Registered Intellectual Property, but only to the extent the foregoing would reasonably be expected to materially adversely impact the business of the Company and its Subsidiaries, taken as a whole; or

(r) agree in writing or otherwise agree, commit or resolve to take any of the actions described in Section 5.1(a) through (q) above.

Section 5.2. Conduct of Business by SPAC. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Closing, SPAC shall carry on in the ordinary course of business, except: (a) to the extent that the Company shall otherwise consent in writing (such consent not to be unreasonably withheld, conditioned or delayed); (b) as required by Applicable Law; or (c) as required or expressly permitted by this Agreement or the SPAC Disclosure Letter. Without limiting the generality of the foregoing, except as required or expressly permitted by the terms of this Agreement or the SPAC Disclosure Letter, or as required by Applicable Law, without the prior written consent of the Company (such consent not to be unreasonably withheld, conditioned or delayed), during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Closing, SPAC shall not do any of the following:

(a) declare, set aside or pay dividends on or make any other distributions (whether in cash, stock, equity securities or property) in respect of any capital stock or warrants or split, combine or reclassify any capital stock or warrants, effect a recapitalization or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any capital stock or warrant, or effect any similar change in capitalization;

(b) except in connection with SPAC Shareholder Redemptions, purchase, redeem or otherwise acquire, directly or indirectly, any equity securities of SPAC;

(c) except in connection with SPAC Borrowings, grant, issue, deliver, sell, authorize, pledge or otherwise encumber, or agree to any of the foregoing with respect to, any shares of capital stock or other equity securities or any securities convertible into or exchangeable for shares of capital stock or other equity securities, or subscriptions, rights, warrants or options to acquire any shares of capital stock or other equity securities or any securities convertible into or exchangeable for shares of capital stock or other equity securities, or enter into other agreements or commitments of any character obligating it to issue any such shares of capital stock or equity securities or convertible or exchangeable securities;

(d) amend its Organizational Documents or form or establish any Subsidiary;

(e) (i) merge, consolidate or combine with any other Person; or (ii) acquire or agree to acquire (whether by merger, consolidation or acquisition of securities or a substantial portion of the assets of) any corporation, partnership, association or other business organization or division or assets thereof;

(f) (i) incur any Indebtedness, except SPAC Borrowings; (ii) create any material Liens on any material property or assets of SPAC in connection with any Indebtedness thereof (other than Permitted Liens); (iii) cancel or forgive any Indebtedness owed to SPAC; or (iv) make, incur or commit to make or incur any capital expenditures;

(g) other than any Transaction Litigation, which is subject to Section 6.19, commence, release, assign, compromise, settle or agree to settle any Legal Proceeding;

(h) except as required by GAAP (or any interpretation thereof) or Applicable Law, make any change in accounting methods, principles or practices;

(i) except in the ordinary course of business: (i) make, change or rescind any Tax election; (ii) settle or compromise any Tax claim outside the ordinary course of business; (iii) change (or request to change) any method of accounting for Tax purposes; (iv) file any amended Tax Return; (v) waive or extend any statute of limitations in respect of a period within which an assessment or reassessment of Taxes may be issued (other than any extension pursuant to an extension to file any Tax Return); (vi) surrender any claim for a refund of Taxes; or (vii) enter into any “closing agreement” as described in Section 7121 of the Code (or any similar Applicable Law) with any Governmental Entity;

(j) (i) authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation, restructuring, recapitalization, dissolution or winding-up of SPAC or (ii) liquidate, dissolve, reorganize or otherwise wind-up the business or operations of SPAC;

(k) enter into or amend any agreement with, or pay, distribute or advance any assets or property to, or waive any provision or fail to enforce any provision with any agreement with, any of its officers, directors, employees, partners, shareholders or other Affiliates;

(l) engage in any material new line of business;

(m) amend the Trust Agreement or any other agreement related to the Trust Account; or

(n) agree in writing or otherwise agree, commit or resolve to take any of the actions described in Section 5.2(a) through (m) above.

Section 5.3. No Control. Nothing contained in this Agreement shall give the Company or SPAC, directly or indirectly, any right to control or direct the operations of the other Party prior to the Closing. Prior to the Closing, each of the Company and SPAC shall exercise, consistent with the other terms and conditions of this Agreement, complete control and supervision over their respective businesses.

ARTICLE VI
ADDITIONAL AGREEMENTS

Section 6.1. Registration Statement; Shareholder Meetings.

(a) Registration Statement.

(i) As promptly as practicable after the execution of this Agreement, SPAC and the Company shall jointly prepare and file with the SEC, in a form mutually acceptable to the Parties (such acceptance not to be unreasonably withheld, conditioned or delayed by either SPAC or the Company, as applicable), the Registration Statement registering the offer and sale of the Company Ordinary Shares in the form of Company ADSs that constitute the Merger Consideration, the Company Warrants and the Company Ordinary Shares in the form of Company ADSs underlying the Company Warrants, which Registration Statement shall include as the prospectus therein a proxy statement of SPAC to be sent to the SPAC Shareholders relating to the SPAC Shareholders’ Meeting (such proxy statement, together with any amendments or supplements thereto, the “Proxy Statement/Prospectus”). Each of SPAC and the Company shall use its reasonable best efforts (which shall include causing their respective counsel and advisors to provide required opinions and consents) to (A) cause the Registration Statement, including the Proxy Statement/Prospectus, to comply with the rules and regulations promulgated by the SEC, (B) to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing, and (C) to keep the Registration Statement effective as long as is necessary to consummate the Transactions. The Company also agrees to use its reasonable best efforts to obtain all necessary state securities law or “blue sky” permits and approvals required to carry out the Transactions, and SPAC shall furnish all information concerning itself and its equityholders as may be reasonably requested in connection with any such action. Each of SPAC and the Company agrees to furnish to the other Party and its Representatives all information concerning itself, its Subsidiaries, officers, directors, managers, shareholders, and other equityholders and information regarding such other matters as may be reasonably necessary or advisable or as may be reasonably requested in connection with the Registration Statement, including the Proxy Statement/Prospectus, a Current Report on Form 8-K pursuant to the Exchange Act in connection with the Transactions, or any other statement, filing, notice or application made by or on behalf of SPAC or the Group Companies to any regulatory authority (including the Exchange) in connection with the Merger and the Transactions (the “Transaction Filings”). SPAC will cause the Proxy Statement/Prospectus to be mailed to the SPAC Shareholders as promptly as practicable after the Registration Statement is declared effective under the Securities Act.

(ii) The Company will advise SPAC, reasonably promptly after the Company receives notice thereof, of the time when the Registration Statement has become effective, or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of the Company Ordinary Shares in the form of Company ADSs for offering or sale in any jurisdiction, of the initiation or written threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Registration Statement or requests by the SEC for additional information. SPAC and its counsel, on the one hand, and the Company and its counsel, on the other hand, shall be given a reasonable opportunity to review and comment on the Registration Statement, the Proxy Statement/Prospectus and any Transaction Filings each time before any such document is filed with the SEC, and the other Party shall give reasonable and good faith consideration to any comments made by SPAC and its counsel or the Company and its counsel, as applicable. The Company, on the one hand, and SPAC, on the other hand, shall provide the other Party and its counsel with (A) any comments or other communications, whether written or oral, that SPAC or its counsel or the Company or its counsel, as the case may be, may receive from time to time from the SEC or its staff with respect to the Registration Statement, the Proxy Statement/Prospectus or any Transaction Filings, in each case, promptly after receipt of those comments or other communications and (B) a reasonable opportunity to participate in the response of SPAC or the Company, as applicable, to those comments and to provide comments on that response (to which reasonable and good faith consideration shall be given).

(iii) If at any time prior to the Effective Time any information relating to the Company, SPAC or any of their respective Subsidiaries, Affiliates, directors or officers is discovered by the Company or SPAC, which is required to be set forth in an amendment or supplement to the Registration Statement or the Proxy Statement/Prospectus, so that neither the Registration Statement nor the Proxy Statement would include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein (in the case of the Proxy Statement/Prospectus, in light of the circumstances under which they were made) not misleading, the party which discovers such information shall promptly notify the other parties and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by Applicable Law, disseminated to SPAC Shareholders.

(b) SPAC Shareholders’ Meeting.

(i) SPAC shall, as promptly as practicable (and in any event no later than forty-five (45) days) following the date the Registration Statement is declared effective by the SEC under the Securities Act, establish a record date for, duly call and give notice of, convene and hold a meeting of SPAC Shareholders (the “SPAC Shareholders’ Meeting”), in each case in accordance with SPAC’s Organizational Documents and Applicable Law, solely for the purpose of (x) providing SPAC Shareholders with the opportunity to redeem SPAC Public Shares, (y) obtaining all requisite approvals and authorizations from the SPAC Shareholders in connection with the Transactions (including the SPAC Shareholder Approval) at the SPAC Shareholders’ Meeting and (z) related and customary procedural and administrative matters. SPAC shall, through unanimous approval of the SPAC Board, recommend to the SPAC Shareholders the adoption and approval of the SPAC Transaction Proposals by the SPAC Shareholders (the “SPAC Board Recommendation”). SPAC shall use its reasonable best efforts to obtain such approvals and authorizations from the SPAC Shareholders at the SPAC Shareholders’ Meeting, including by soliciting proxies as promptly as practicable in accordance with Applicable Law for the purpose of seeking such approvals and authorizations from the SPAC Shareholders, and minimize redemptions of SPAC Public Shares by SPAC Shareholders.

(ii) Subject to the provisos in the following sentence, SPAC shall include the SPAC Board Recommendation in the Proxy Statement. The SPAC Board shall not (and no committee or subgroup thereof shall) change, withdraw, withhold, qualify or modify, or publicly propose to change, withdraw, withhold, qualify or modify, the SPAC Board Recommendation (a “SPAC Change in Recommendation”). SPAC agrees that its obligation to establish a record date for, duly call, give notice of, convene and hold the SPAC Shareholders’ Meeting for the purpose of seeking approval from the SPAC Shareholders shall not be affected by any SPAC Change in Recommendation, and SPAC agrees to establish a record date for, duly call, give notice of, convene and hold the SPAC Shareholders’ Meeting and submit for the approval of the SPAC Shareholders the matters contemplated by the Proxy Statement/Prospectus as contemplated by this Section 6.1(b), regardless of whether or not there shall have occurred any SPAC Change in Recommendation.

(iii) SPAC shall be entitled to postpone or adjourn, as applicable, the SPAC Shareholders’ Meeting: (i) to the extent required by Applicable Law; (ii) to ensure that any supplement or amendment to the Proxy Statement that the SPAC Board has determined in good faith is required by Applicable Law is disclosed to SPAC Shareholders with sufficient time prior to the SPAC Shareholders’ Meeting for SPAC Shareholders to consider the disclosures contained in such supplement or amendment; (iii) if, as of the time for which the SPAC Shareholders’ Meeting is originally scheduled (as set forth in the Proxy Statement), there are insufficient SPAC Shares represented (either in person or by proxy) to constitute a quorum necessary to conduct the business to be conducted at the SPAC Shareholders’ Meeting; (iv) in order to solicit additional proxies from SPAC Shareholders for purposes of obtaining approval from the SPAC Shareholders; or (v) to continue to attempt to satisfy all conditions to Closing; provided, that in the event of a postponement or adjournment the SPAC Shareholders’ Meeting shall be reconvened as promptly as practicable following such time as the matter causing the postponement or adjournment has been resolved.

Section 6.2. Employee Matters.

(a) Equity Plan. Prior to the Closing Date, the Company shall approve and adopt the Incentive Equity Plan, based on the terms and conditions as reasonably mutually agreed upon between SPAC and the Company (provided neither Party will unreasonably withhold, condition or delay its agreement) to be effective upon and following the Closing, with the number of Company Ordinary Shares allocated under the Incentive Equity Plan equal to 7.5% of the total number of the Company Ordinary Shares outstanding immediately following the Closing (on a fully-diluted basis assuming the conversion of all securities convertible into Company Ordinary Shares) and include a 5.0% annual evergreen provision. As soon as practicable following the Closing, the Company shall file an effective registration statement on Form S-8 (or other applicable form) with respect to the Company Ordinary Shares issuable under the Incentive Equity Plan. Notwithstanding this Section 6.2(a), if the Company reasonably determines that it would be beneficial to any recipient to grant options pursuant to the Incentive Equity Plan to such recipient prior to the Closing Date (but contingent on the Closing occurring), the parties will discuss in good faith the possibility of doing so and, if the Company reasonably determines to do so, will cooperate in good faith and use their reasonable best efforts to do so.

(b) No Third-Party Beneficiaries. Notwithstanding anything herein to the contrary, all provisions contained in this Section 6.2 are included for the sole benefit of SPAC and the Company, and nothing in this Agreement, whether express or implied, (i) shall be construed to establish, amend, or modify any employee benefit plan, program, agreement or arrangement, (ii) shall limit the right of SPAC, the Company or their respective Affiliates to amend, terminate or otherwise modify any Company Benefit Plan or other employee benefit plan, agreement or other arrangement following the Closing Date, or (iii) shall confer upon any Person who is not a party to this Agreement (including any equityholder, any current or former director, manager, officer, employee or independent contractor of the Company, or any participant in any Company Benefit Plan or other employee benefit plan, agreement or other arrangement (or any dependent or beneficiary thereof)), any right to continued or resumed employment or recall, any right to compensation or benefits, or any third-party beneficiary or other right of any kind or nature whatsoever.

Section 6.3. Regulatory Approvals. Each Party will promptly provide the other with copies of all substantive written communications (and memoranda setting forth the substance of all substantive oral communications) between each of them, any of their Affiliates and their respective agents, representatives and advisors, on the one hand, and any Governmental Entity, on the other hand, with respect to this Agreement or the Transactions as appropriate. Without limiting the foregoing, SPAC and the Company shall: (i) promptly inform the other of any substantive communication to or from any Governmental Entity regarding the Transactions; (ii) permit each other to review in advance any proposed substantive written communication to any such Governmental Entity and incorporate reasonable comments thereto; (iii) give the other prompt written notice of the commencement of any Legal Proceeding with respect to the Transactions, subject to the requirements of Section 6.19; (iv) not agree to participate in any substantive meeting or discussion with any such Governmental Entity in respect of any filing, investigation or inquiry concerning this Agreement or the Transactions unless, to the extent reasonably practicable, it consults with the other Party in advance and, to the extent permitted by such Governmental Entity, gives the other Party the opportunity to attend; (v) keep the other reasonably informed as to the status of any such Legal Proceeding; and (vi) promptly furnish each other with copies of all correspondence, filings and written communications between such Party and their Affiliates and their respective agents, representatives and advisors, on one hand, and any such Governmental Entity, on the other hand, in each case, with respect to this Agreement and the Transactions.

Section 6.4. Other Filings; Press Release.

(a) As promptly as practicable after execution of this Agreement, SPAC will prepare and file a Current Report on Form 8-K pursuant to the Exchange Act to report the execution of this Agreement, the form and substance of which shall be approved in advance in writing by the Company, which approval shall not be unreasonably withheld, conditioned or delayed.

(b) Promptly after the execution of this Agreement, SPAC and the Company shall also issue a mutually agreed joint press release announcing the execution of this Agreement. Prior to Closing, the Company shall prepare a press release announcing the consummation of the Transactions hereunder, the form and substance of which shall be approved in advance by SPAC, which approval shall not be unreasonably withheld, conditioned or delayed (“Closing Press Release”). Concurrently with the Closing, the Company shall issue the Closing Press Release.

Section 6.5. Confidentiality; Access to Information.

(a) SPAC and the Company acknowledge that they are parties to the Confidentiality Agreement, the terms of which are incorporated herein by reference. In the event that this Section 6.5(a) or the Confidentiality Agreement conflicts with any other covenant or agreement contained herein or any other Transaction Agreement that contemplates the disclosure, use or provision of information or otherwise, then the Confidentiality Agreement shall govern and control to the extent of such conflict.

(b) Notwithstanding the foregoing, none of the Parties will make any public announcement or issue any public communication regarding this Agreement, any other Transaction Agreement or the Transactions or any matter related to the foregoing, without the prior written consent of the Company, in the case of a public announcement by SPAC or its Affiliates, or SPAC, in the case of a public announcement by the Company or its Affiliates (such consents, in either case, not to be unreasonably withheld, conditioned or delayed), except: (i) for routine disclosures to Governmental Entities made by the Company in the ordinary course of business; (ii) if such announcement or other communication is required by Applicable Law, in which case the disclosing Party shall, to the extent permitted by Applicable Law, first allow such other Parties to review such announcement or communication and have the opportunity to comment thereon and the disclosing Party shall consider such comments in good faith; (iii) if such announcement or other communication is made in connection with SPAC or the Company’s fundraising or other investment related activities, in each case, in connection with the Transactions, and is made to such Person’s direct and indirect investors or potential investors or financing sources subject to an obligation of confidentiality to the disclosing Party; (iv) to the extent such announcements or other communications are consistent with information previously disclosed in a public statement, press release or other communication previously approved or made in accordance with Section 6.4 or this Section 6.5(b); (v) announcements and communications to Governmental Entities in connection with registrations, declarations and filings relating to the Transactions required to be made under this Agreement; and (vi) communications to employees of the Group Companies, and to customers and suppliers of the Group Companies for purposes of seeking any consents and approvals required in connection with the Transactions, and then only to the extent such communications are consistent with information previously disclosed in a public statement, press release or other communication previously approved or made in accordance with Section 6.4.

(c) Subject to the Confidentiality Agreement, the Company will afford SPAC and its financial advisors, accountants, counsel and other representatives who have a need to know such information reasonable access during normal business hours, upon reasonable notice, to the books, records and personnel of the Group Companies during the period prior to the Closing to obtain all information concerning the business, including the status of business development efforts, properties, results of operations and personnel of the Group Companies, as SPAC may reasonably request in connection with the consummation of the Transactions; provided, however, that any such access shall be conducted in a manner not to unreasonably interfere with the businesses or operations of the Company. Subject to the Confidentiality Agreement, SPAC will afford the Company and its financial advisors, underwriters, accountants, counsel and other representatives reasonable access during normal business hours, upon reasonable notice, to the books, records and personnel of SPAC during the period prior to the Closing to obtain all information concerning the business, including properties, results of operations and personnel of SPAC, as the Company may reasonably request in connection with the consummation of the Transactions; provided, however, that any such access shall be conducted in a manner not to unreasonably interfere with the businesses or operations of SPAC. Notwithstanding the foregoing, neither the Company nor SPAC, nor any of their respective Subsidiaries or Representatives, shall be required to provide, or cause to be provided to, the other party any information if and to the extent doing so would (A) violate any Applicable Law to which the Company or SPAC, as applicable, is subject, (B) result in the disclosure of any trade secrets of third parties in breach of any Contract with such third-party, (C) violate any legally binding obligation of the Company or SPAC, as applicable, with respect to confidentiality, non-disclosure or privacy or (D) jeopardize protections afforded to the Company or SPAC, as applicable, under the attorney-client privilege or the attorney work product doctrine (provided that, in case of each of clauses (A) through (D), the Company and SPAC shall each use reasonable best efforts to (x) provide such access as can be provided (or otherwise convey such information regarding the applicable matter as can be conveyed) without violating such privilege, doctrine, Contract, obligation or Applicable Law and (y) provide such information in a manner without violating such privilege, doctrine, Contract, obligation or Applicable Law).

Section 6.6. Reasonable Best Efforts.

(a) Upon the terms and subject to the conditions set forth in this Agreement, each of the Parties agrees to use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other Parties in doing, all things necessary, proper or advisable to consummate and make effective, as soon as practicable, the Merger and the other transactions contemplated by the Transaction Agreements to which it is a party. Each of the Parties agrees to use reasonable best efforts to accomplish the following: (i) the taking of all commercially reasonable acts necessary to cause the conditions precedent set forth in ARTICLE VII to be satisfied; (ii) the obtaining of all necessary actions, waivers, consents, approvals, orders and authorizations from Governmental Entities and third parties, and to make all necessary registrations, declarations and filings (including registrations, declarations and filings with Governmental Entities, if any); and (iii) the defending of any suits, claims, actions, investigations or proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the Transactions, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed.

(b) Notwithstanding anything herein to the contrary, nothing in this Section 6.6 shall be deemed to require any Party to pay or commit to pay any amount to (or incur any obligation in favor of) any Person from whom any such consent may be required (unless such payment is required in accordance with the terms of the relevant Contract requiring such consent).

Section 6.7. No Claim Against Trust Account. The Company acknowledges that SPAC has established the Trust Account for the benefit of its public shareholders. For and in consideration of SPAC entering into this Agreement, the receipt and sufficiency of which are hereby acknowledged, the Company (on behalf of itself and its Affiliates, directors, officers, employees, Representatives, Subsidiaries, and the Company Shareholder) hereby irrevocably waives any right, title, interest or claim of any kind it has or may have in the future in or to the Trust Account, and agrees not to seek recourse against the Trust Account or any funds distributed therefrom regardless of whether such right, title interest or claim of any kind arises as a result of, in connection with or relating in any way to this Agreement or any other matter, and regardless of whether such claim arises based on Contract, tort, equity or any other theory of legal liability. Notwithstanding the foregoing, nothing herein shall serve to limit or prohibit the Company’s right to pursue a claim against SPAC pursuant to this Agreement for legal relief against monies or other assets of SPAC held outside the Trust Account (other than distribution therefrom directly or indirectly to SPAC’s public shareholders), or for specific performance or other equitable relief in connection with the transactions contemplated in this Agreement and the Transaction Agreements or for intentional fraud in the making of the representations and warranties in ARTICLE IV. The Company agrees and acknowledges that such irrevocable waiver is material to this Agreement and specifically relied upon by SPAC to induce SPAC to enter this Agreement, and the Company further intends and understands such waiver to be valid, binding and enforceable against the Company. This Section 6.7 shall survive the termination of this Agreement for any reason.

Section 6.8. Company and SPAC Securities Listings.

(a) From the date hereof through the Closing, SPAC shall use its reasonable best efforts to ensure SPAC remains listed as a public company on, and for SPAC Public Shares and SPAC Warrants to be listed on, the NYSE American. Prior to the Closing Date, SPAC shall cooperate with the Company and use reasonable best efforts to take such actions as are reasonably necessary or advisable to cause the SPAC Shares and SPAC Warrants to be delisted from the NYSE American and deregistered under the Exchange Act with such delisting and deregistration effective as soon as practicable following the Effective Time.

(b) From the date hereof through the Closing, SPAC will use reasonable best efforts to keep current and timely file all reports required to be filed or furnished with the SEC and otherwise comply in all material respects with its reporting obligations under Applicable Law.

(c) The Company will use its reasonable best efforts to cause: (i) the Company’s initial listing application with the Exchange in connection with the Transactions to have been approved; (ii) the Company to satisfy all applicable initial listing requirements of the Exchange; and (iii) the Company Ordinary Shares in the form of Company ADSs to be issued and the Company Warrants to be assumed in accordance with this Agreement to be approved for listing on the Exchange (and SPAC shall reasonably cooperate in connection therewith), subject to official notice of issuance, in each case, as promptly as reasonably practicable after the date of this Agreement, and in any event prior to the Effective Time.

Section 6.9. No Solicitation.

(a) During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Closing, the Company shall not, and shall cause its Subsidiaries not to, and shall direct its employees, agents, officers, directors, representatives and advisors (collectively, “Representatives”) not to, directly or indirectly: (i) solicit, initiate, enter into or continue discussions, negotiations or transactions with, or encourage or respond to any inquiries or proposals by, or provide any information to, any Person (other than SPAC, any PIPE Investors and their respective agents, representatives and advisors) concerning (A) any financing, investment, merger, consolidation, purchase or sale of equity interests, recapitalization, reorganization, share exchange, or similar transaction pursuant to which any Person(s) could acquire twenty percent (20%) or more of the voting power of the equity securities of the Company (except (x) for issuance of securities to existing security holders of the Company solely to the extent such newly issued securities are taken into account in the Conversion Factor or (y) for issuance of Company Ordinary Shares in any PIPE Investment), (B) any sale of all or a material portion of the assets of the Company (whether by recapitalization or a similar transaction or otherwise), or (C) any underwritten public offering, direct listing, or other transaction intended to result in the listing of securities of the Company on any stock exchange other than as contemplated by this Agreement (each, a “Company Competing Transaction”); (ii) enter into any agreement regarding, continue or otherwise participate in any discussions or negotiations regarding, or cooperate in any way that would otherwise reasonably be expected to lead to a Company Competing Transaction; or (iii) commence, continue, renew or otherwise participate in any due diligence investigation regarding a Company Competing Transaction. In addition, the Company shall, and shall cause its Subsidiaries to, and shall cause their respective Representatives to, immediately cease any and all existing discussions or negotiations with any Person with respect to any Company Competing Transaction.

(b) During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Closing, SPAC shall not, and shall direct its Representatives not to, directly or indirectly: (i) solicit, initiate, enter into or continue discussions or transactions with, or encourage or respond to any inquiries or proposals by, or provide any information to, any Person (other than the Company, any PIPE Investors, and their respective Representatives) concerning any merger, purchase of ownership interests or assets of SPAC, recapitalization or other business combination transaction (each, a “SPAC Business Combination”); (ii) enter into any agreement regarding, continue or otherwise participate in any discussions or negotiations regarding, or cooperate in any way that would otherwise reasonably be expected to lead to a SPAC Business Combination; or (iii) commence, continue, renew or otherwise participate in any due diligence investigation regarding a SPAC Business Combination. SPAC shall, and shall cause its Representatives to, immediately cease any and all existing discussions or negotiations with any Person with respect to any SPAC Business Combination.

(c) Each Party shall promptly (and in no event later than 48 hours after becoming aware of such inquiry, proposal, offer or submission) notify the other Parties if it or, to its Knowledge, any of its Representatives receives any inquiry, proposal, offer or submission with respect to a Company Competing Transaction or SPAC Business Combination, as applicable (including the identity of the Person making such inquiry or submitting such proposal, offer or submission), after the execution and delivery of this Agreement. If either Party or its Representatives receives an inquiry, proposal, offer or submission with respect to a Company Competing Transaction or SPAC Business Combination, as applicable, such Party shall provide the other Parties with a copy of such inquiry, proposal, offer or submission.

Section 6.10. Trust Account. Upon satisfaction or waiver of the conditions set forth in ARTICLE VII and provision of notice thereof to Equiniti (which notice SPAC shall provide to Equiniti in accordance with the terms of the Trust Agreement): (a) in accordance with and pursuant to the Trust Agreement, at the Closing, SPAC: (i) shall cause the documents, opinions and notices required to be delivered to Equiniti pursuant to the Trust Agreement to be so delivered; and (ii) shall make all appropriate arrangements to cause Equiniti to, and Equiniti shall thereupon be obligated to, distribute the Trust Account as directed in the termination letter substantially in the applicable form attached to the Trust Agreement, including all amounts payable: (A) to holders of SPAC Public Shares pursuant to the SPAC Shareholder Redemptions; (B) for income tax or other tax obligations of SPAC prior to the Closing, including an estimate of any accrued or unpaid taxes; (C) for any SPAC Transaction Costs; (D) for any Unpaid SPAC Liabilities, including the repayment of SPAC Borrowings and other loans and reimbursement of expenses to directors, officers and shareholders of SPAC; and (E) following the payments made in (A) through (D), to the Company all remaining amounts then available in the Trust Account in accordance with the Trust Agreement; and (b) thereafter, the Trust Account shall terminate, except as otherwise provided therein.

Section 6.11. Directors’ and Officers’ Liability Insurance.

(a) All rights to exculpation, indemnification and advancement of expenses now existing in favor of the current or former directors or officers of SPAC (each, together with such person’s heirs, executors or administrators, a “D&O Indemnified Party”), as provided in SPAC’s Organizational Documents or under any indemnification agreement such D&O Indemnified Parties have with SPAC set forth on Schedule 6.11(a) of the SPAC Disclosure Letter, in each case, as in effect as of immediately prior to the date of this Agreement, shall survive the Closing and shall continue in full force and effect from the Closing Date until such time that the Surviving Corporation (i) is liquidated, (ii) consolidates with or merges into any other Person and shall not be the continuing or surviving entity of such consolidation or merger; or (iii) transfers or conveys all or substantially all of its properties and assets to any Person (the “Survival Period” and each such event, a “Liquidation Event”). For the Survival Period, the Company shall cause the Surviving Company to maintain in effect the exculpation, indemnification and advancement of expenses provisions of SPAC’s Organizational Documents as in effect immediately prior to the date of this Agreement, and the Company shall, and shall cause the Surviving Corporation to, not amend, repeal or otherwise modify any such provisions in any manner that would adversely affect the rights thereunder of any D&O Indemnified Party, and the Company shall guaranty SPAC’s obligations thereunder; provided, however, that all rights to indemnification or advancement of expenses in respect of any Legal Proceedings pending or asserted or any claim made within such period shall continue until the disposition of such Legal Proceeding or resolution of such claim. If there is a Liquidation Event during the six-year period following the Closing (the “D&O Indemnification Period”), the Company shall, to the extent permitted under Swedish law, for the remainder of the D&O Indemnification Period, indemnify each D&O Indemnified Party for any actual out-of-pocket losses, damages, liabilities, costs or expenses, including reasonable attorneys’ fees (“Losses”) with respect to rights to exculpation, indemnification and advancement of expenses in favor of such D&O Indemnified Party, as provided in SPAC’s Organizational Documents or under any indemnification agreement such D&O Indemnified Parties have with SPAC set forth on Schedule 6.11(a) of the SPAC Disclosure Letter, in each case, as in effect as of immediately prior to the date of this Agreement (“D&O Losses”). D&O Losses shall not include, and the Company shall not be liable for, any Losses with respect to such D&O Indemnified Party’s actual fraud or intentional misconduct. Notwithstanding anything in this Agreement to the contrary, D&O Losses payable to a D&O Indemnified Party shall be satisfied (x) first out of the D&O Tail, and (y) second, to the extent such D&O Losses exceed the amount covered under the D&O Tail or are not covered by the D&O Tail, including any applicable deductible, by direct recourse to the Company. Each D&O Indemnified Party shall take all reasonable steps to mitigate any D&O Losses upon becoming aware of any event or circumstance that would be reasonably expected to, or does, give rise thereto, including incurring costs only to the minimum extent necessary to remedy the breach that gives rise to such D&O Losses. For the avoidance of doubt, any third-party claims involving D&O Losses shall be controlled by the Company.

(b) Prior to the Closing, SPAC shall purchase a “tail” or “runoff” directors’ and officers’ liability insurance policy (the “D&O Tail”) in respect of acts or omissions occurring prior to the Effective Time covering each such Person that is a director or officer of SPAC currently covered by a directors’ and officers’ liability insurance policy of SPAC (“Covered Parties”) on terms with respect to coverage, deductibles and amounts no less favorable than those of such policy in effect on the date of this Agreement for the six-year period following the Closing (the “D&O Tail Period”). If SPAC fails to obtain such D&O Tail prior to the Effective Time, the Company shall or shall cause the Surviving Company to obtain such a D&O Tail. The Company shall, and shall cause the Surviving Company to, maintain the D&O Tail in full force and effect for its full term and cause all obligations thereunder to be honored by the Surviving Company, and no other party shall have any further obligation to purchase or pay for such insurance pursuant to this Section 6.11(b). Notwithstanding the foregoing, the Company may, in its sole discretion, provide for coverage of the Covered Parties under the Company’s directors’ and officers’ liability insurance policy and cancel the D&O Tail, provided that such coverage is on terms with respect to coverage, deductibles and amounts no less favorable than those of such policy in effect on the date of this Agreement and survives for the D&O Tail Period.

(c) On the Closing Date, the Company shall enter into a customary directors and officers liability insurance policy reasonably satisfactory to each of the Company and SPAC with the post-Closing directors of the Company and the Surviving Company, which shall continue to be effective following the Closing.

(d) For the Survival Period, the rights of each D&O Indemnified Party hereunder shall be in addition to, and not in limitation of, any other rights such person may have under SPAC’s Organizational Documents, any other indemnification arrangement, any Applicable Law or otherwise. For the Survival Period, the obligations of SPAC and the Company under this Section 6.11 shall not be terminated or modified in such a manner as to adversely affect any D&O Indemnified Party without the consent of such D&O Indemnified Party. The provisions of this Section 6.11 shall survive the Closing for the Survival Period and expressly are intended to benefit, and are enforceable by, each of the D&O Indemnified Parties, each of whom is an intended third-party beneficiary of this Section 6.11.

(e) If after the Closing, the Surviving Company or any of its successors or assigns: (i) consolidates with or merges into any other Person and shall not be the continuing or surviving entity of such consolidation or merger; or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, in each such case, the Company shall use reasonable best efforts to make proper provisions for the successors and assigns of such Group Company, as applicable, to assume the obligations set forth in this Section 6.11

Section 6.12. Tax Matters. The Parties shall cooperate and do all things reasonably necessary so that the Transactions are accomplished on a tax-efficient basis. All transfer, documentary, sales, use, stamp, registration, excise, recording, registration value added and other such similar Taxes and fees (including any penalties and interest, but excluding for the avoidance of doubt, any Taxes or fees based in whole or in part upon income, profits or gains) (“Transfer Taxes”) that become payable by the Company or SPAC in connection with or by reason of the execution of this Agreement or the Transactions shall be borne and paid by the Company. The Company shall timely file any Tax Return or other document with respect to such Taxes or fees (and SPAC shall reasonably cooperate with respect thereto as necessary). The Parties shall reasonably cooperate to establish any available exemption from (or reduction in) any Transfer Tax.

Section 6.13. Section 16 Matters. Prior to the Effective Time, SPAC shall take all reasonable steps as may be required or permitted to cause any acquisition or disposition of the SPAC Shares that occurs or is deemed to occur by reason of or pursuant to the Transactions by each individual who is or will be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to SPAC to be exempt under Rule 16b-3 promulgated under the Exchange Act, including by taking steps in accordance with the No-Action Letter, dated January 12, 1999, issued by the SEC regarding such matters.

Section 6.14. Takeover Statutes. SPAC and its board of directors shall (a) grant all such approvals and take all such actions as are reasonably necessary or appropriate so that no Takeover Law is or becomes applicable to this Agreement (including the Merger and the other Transactions) and (b) if any Takeover Law is or may become applicable to this Agreement (including the Merger and the other Transactions), grant all such approvals and take all such actions as are reasonably necessary or appropriate so that such transactions may be consummated as promptly as practicable hereafter on the terms contemplated hereby and otherwise act reasonably to eliminate or minimize the effects of such Takeover Law on such transactions.

Section 6.15. Board of Directors. The Company shall use reasonable best efforts to ensure that, effective upon the Effective Time the board of directors of the Company shall consist of the seven (7) members set forth on Schedule 6.15. The determination of the members set forth on Schedule 6.15 was made solely by the Company in its sole discretion.

Section 6.16. Termination of Certain Agreements. At the Effective Time, the Contracts entered into between SPAC and certain SPAC Shareholders set forth on Schedule 6.16 of the SPAC Disclosure Letter and all Liabilities and obligations of SPAC pursuant thereto shall be terminated.

Section 6.17. Organizational Documents. Prior to the Closing, the Company shall amend and restate its articles of association by adopting the Restated Articles, in accordance with the provisions thereof and the applicable provisions of the Swedish Companies Act.

Section 6.18. Warrant Agreement. Immediately prior to the Effective Time, SPAC shall assign to the Company and the Company shall assume all of SPAC’s rights, interests, and obligations in and under the Warrant Agreement, and the Company and SPAC shall use reasonable best efforts to cause the Exchange Agent to enter into an amendment to the Warrant Agreement reflecting such assignment and assumption of the SPAC Warrants by the Company.

Section 6.19. Transaction Litigation. In the event that any shareholder litigation related to this Agreement or the other Transaction Agreements or the Transactions is brought or threatened in writing against either the Company or SPAC, or any of the respective members of their boards of directors, after the date of this Agreement and prior to the Effective Time (the “Transaction Litigation”), the Company or SPAC, as applicable, shall promptly notify the other Party in writing of any such Transaction Litigation and shall keep such other Party reasonably informed with respect to the status thereof. The Party subject to the Transaction Litigation shall give the other Party the opportunity to participate in the defense of any Transaction Litigation (at the other Party’s own cost and expense) and keep the other Party reasonably apprised of, and consult with such other Party (and consider in good faith such Party’s advice), with respect to, proposed strategy and any material decisions related thereto. Neither the Company nor SPAC shall settle or agree to settle any Transaction Litigation without the other Party’s prior written consent (which consent shall not be unreasonably withheld, delayed or conditioned).

Section 6.20. Certain Financial Information. The Company and SPAC shall use reasonable best efforts (i) to cooperate with the other Party to prepare any financial information or statements (including customary pro forma financial statements) that are required to be included in the Registration Statement, Proxy Statement/Prospectus and any other filings to be made by the Company with the SEC in connection with the Transactions and (ii) to obtain the consents of its auditors in accordance with Applicable Law or requested by the SEC.

Section 6.21. PIPE Investment. The Company and SPAC shall, and shall cause their respective Affiliates and Representatives to, use their respective commercially reasonable efforts to take promptly, or cause to be taken, all actions, and to do promptly, or cause to be done, all things necessary, proper or advisable (including participating in “road shows”) to secure the PIPE Investment, on terms reasonably acceptable to the Company and SPAC, including all things reasonably necessary (i) to obtain executed subscription agreements (such executed subscription agreements, the “Subscription Agreements”), which shall have terms, and be in a form, reasonably acceptable to the Company and SPAC, from investors that are reasonably acceptable to the Company and SPAC (the “PIPE Investors”) pursuant to which the PIPE Investors commit to make private investments in the Company in the form of the purchase of equity or the purchase of other securities of the Company or indebtedness (including convertible indebtedness) of the Company, including a committed equity facility or non-redemption or backstop arrangements, in any case, on terms reasonably acceptable to the Company and SPAC (the “PIPE Investment”), and (ii) to consummate the PIPE Investment prior to or substantially concurrently with the Closing on the terms and subject to the conditions set forth in the Subscription Agreements, including, using their respective commercially reasonable efforts to enforce their respective rights under the Subscription Agreements to cause the PIPE Investors to pay the applicable purchase price under each PIPE Investor’s applicable Subscription Agreement in accordance with its terms. SPAC and the Company shall, and shall cause their respective Affiliates and Representatives to, reasonably cooperate and coordinate the PIPE Investment process, including the timing and substance of outreach to PIPE Investors. Once Subscription Agreements have been executed, the Company shall not permit any amendment or modification to be made to, any waiver (in whole or in part) of or provide consent to modify (including consent to terminate), any provision or remedy under, or any replacements of, any of the Subscription Agreements, provided that it shall be permitted, after reasonable consultation with SPAC, to agree to any amendment, modification or waiver that is solely ministerial in nature or otherwise immaterial, and, in each case, that does not affect any economic or any other material term, it being understood, but without limiting the foregoing, that it shall be deemed material if any amendment, modification or waiver (i) reduces or is reasonably expected to reduce the amount of the PIPE Investment available under any Subscription Agreement, (ii) imposes new or additional conditions or otherwise expands, amends or modifies any of the conditions to the receipt of the PIPE Investment or (iii) prevents, impedes or delays or is expected to prevent, impede or delay the consummation of the Transactions. Notwithstanding anything to the contrary in this Agreement, each of the Parties acknowledges and agrees that obtaining any PIPE Investment shall not be a condition to the Closing.

Section 6.22. Disclosure of Certain Matters. Each of SPAC, the Company and Merger Sub will promptly provide the other Parties with prompt written notice of: (a) any event, development or condition that: (i) would reasonably be expected to cause any of the conditions set forth in ARTICLE VII not to be satisfied; (ii) would require any amendment or supplement to the Registration Statement or the Proxy Statement/Prospectus; or (b) the receipt of notice from any Person alleging that the consent of such Person may be required in connection with the Transactions to the extent failure to obtain such consent would cause a Company Material Adverse Effect or SPAC Material Adverse Effect.

Section 6.23. Certain SPAC Borrowings. Through the Closing, subject to the Company’s consent which shall not be unreasonably withheld, conditioned, or delayed, SPAC shall be allowed to borrow funds from the Founders and SPAC’s officers and directors and any of their respective Affiliates to meet SPAC’s reasonable working capital requirements, with any such loans to be made on a non-interest bearing basis and be convertible, solely at the option of the lender, into SPAC Units immediately prior to the Effective Time at an exchange rate of $10.90 of borrowings per SPAC Units, and evidenced by promissory notes issued by SPAC (collectively, “SPAC Borrowings”).

Section 6.24. Termination of Company Shareholders Agreement. The Company shall cause the Company Shareholders Agreement to be terminated on or prior to the Closing Date.

Section 6.25. New Registration Rights Agreement. On or prior to the Closing Date, each of SPAC, certain SPAC shareholders and certain Company Shareholders will enter into a registration rights agreement, in form and substance reasonably satisfactory to SPAC and the Company (the “New Registration Rights Agreement”), pursuant to which, among other things, the Company will agree to file a registration statement for the resale of shares by the holders thereof on a continuous or delayed basis and to have such registration statement declared effective as soon as practicable. Such New Registration Rights Agreement will replace the IPO Registration Rights Agreement.

Section 6.26. Lockup Agreement. The Company shall use reasonable best efforts to cause the Company Shareholders and the holders of the Participating Company Derivatives who, as of the Closing Date, hold an aggregate of at least 90% of the Company Ordinary Shares outstanding and underlying the Participating Company Derivatives, to enter into a Lockup Agreement as of the Closing Date.

Section 6.27. Company Shareholder Approval. As soon as reasonably practicable and in any event prior to the Closing Date, the Company shall obtain the Company Shareholder Approval under the Company’s Organizational Documents and the Company Shareholders Agreement. The board of directors of the Company shall recommend to the holders of all outstanding shares in the Company at the time of the notice of the Company Shareholder Approval that such holders vote in favor of or provide their written consent to the Company Shareholder Matters. The Company shall use its best efforts to cause the holders of Company Ordinary Shares and Company Preference Shares eligible to vote thereon to (i) with respect to all of their securities, vote such securities in favor of, or provide a written consent to, the Company Shareholder Matters and vote in opposition to, or refrain from providing written consent to, any and all other proposals that could reasonably be expected to delay or impair the ability of the Company to consummate the Merger and Transactions, and (ii) execute and deliver all related documentation and take such other action in support of the Transactions and Merger as shall reasonably be requested by the SPAC in connection with the Transactions and Merger. Upon receipt of the Company Shareholder Approval, the Company shall deliver to SPAC a true and correct duly executed copy of the minutes of the meeting at which such vote was held or true and correct duly executed copies of such written consents. Subject to the other provisions of this Agreement, including without limitation the restrictions in Article V, in the event the Company issues any Company Ordinary Shares or Company Preference Shares entitled to vote on the Company Shareholder Matters to any Person prior to obtaining Company Shareholder Approval, and as a result of such issuance the Company Shareholders who executed the Company Shareholder Support Agreement concurrently with the execution and delivery of this Agreement hold Company Ordinary Shares and/or Company Preference Shares that represent less than 50% of the outstanding Company Ordinary Shares and Company Preference Shares in the aggregate, the Company shall cause additional Company Shareholders to execute the Company Shareholder Support Agreement such that Company Shareholders who hold an aggregate of at least 50% of the outstanding Company Ordinary Shares and Company Preference Shares in the aggregate have executed the Company Shareholder Support Agreement.

Section 6.28. Supplement to Company Disclosure Letter. From time to time prior to the Closing, the Company shall have the right (but not the obligation) to supplement or amend the Company Disclosure Letter hereto with respect to any matter hereafter arising or of which it becomes aware after the date hereof (each a “Schedule Supplement”). Any disclosure in any such Schedule Supplement shall not be deemed to have cured any inaccuracy in or breach of any representation or warranty contained in this Agreement, including for purposes of the termination rights contained in this Agreement or of determining whether or not the conditions set forth in Section 7.3 have been satisfied; provided, however, that if as a result of matters disclosed in such Schedule Supplement, SPAC has the right to, but does not elect to, terminate this Agreement within fifteen Business Days of its receipt of such Schedule Supplement, then SPAC shall be deemed to have irrevocably waived any right to terminate this Agreement with respect to such matter. For the avoidance of doubt, any disclosure on a Schedule Supplement with respect to a matter that is otherwise expressly permitted pursuant to this Agreement or that SPAC has consented to shall not constitute a breach of any representation or warranty contained in this Agreement.

Section 6.29. SPAC Transaction Costs. Following the date hereof, until the Closing, SPAC shall (a) keep the Company periodically informed (on no less than a monthly basis) of the total amount of SPAC Transaction Costs, and (b) notify the Company as promptly as possible, but no later than two Business Days from such date that SPAC Transaction Costs reach $9,000,000. Section 6.29 of the SPAC Disclosure Letter sets forth all anticipated SPAC Transaction Costs (the “SPAC Transaction Costs Schedule”). Prior to incurring any costs not on the SPAC Transaction Costs Schedule, SPAC must obtain written consent from the Company (such consent not to be unreasonably withheld or delayed).

Section 6.30. PCAOB Audit. Prior to the Closing, a PCAOB qualified auditor shall complete a PCAOB compliant audit of the financial statements of the Company for the years ended December 31, 2024 and December 31, 2023, which shall not deviate from the draft PCAOB financial statements of the Company attached as Section 6.30 to the Company Disclosure Letter, except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

ARTICLE VII
CONDITIONS TO THE TRANSACTION

Section 7.1. Conditions to Obligations of Each Party’s Obligations. The respective obligations of each Party to this Agreement to effect the Merger and the other Transactions shall be subject to the satisfaction at or prior to the Closing of the following conditions, any of which may be waived, to the extent permitted by Applicable Law, in writing, by any of the Parties:

(a) The SPAC Shareholder Approval shall have been obtained.

(b) No provision of any Applicable Law prohibiting, enjoining or making illegal the consummation of the Transactions shall be in effect and no temporary, preliminary or permanent restraining Order prohibiting, enjoining or making illegal the consummation of the Transactions will be in effect or shall be threatened in writing by a Governmental Entity.

(c) The Company Ordinary Shares in the form of Company ADSs to be issued and the Company Warrants to be assumed in accordance with this Agreement shall be approved or conditionally approved for listing upon the Closing on the Exchange, subject only to official notice of issuance thereof.

(d) The Registration Statement shall have become effective in accordance with the provisions of the Securities Act, no stop order shall have been issued by the SEC which remains in effect with respect to the Registration Statement, and no proceeding seeking such a stop order shall have been threatened or initiated by the SEC which remains pending.

Section 7.2. Additional Conditions to Obligations of the Company and Merger Sub. The obligations of each of the Company and Merger Sub to consummate, or cause to be consummated, and effect the Merger and the other Transactions shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived, to the extent permitted by Applicable Law, in writing, exclusively by the Company:

(a) (i) The Fundamental Representations of SPAC shall be true and correct in all material respects (without giving effect to any limitation as to “materiality” or “SPAC Material Adverse Effect” or any similar limitation contained herein) on and as of the date of this Agreement and on and as of the Closing Date as though made on and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date); (ii) all other representations and warranties of SPAC set forth in ARTICLE IV (other than the representations and warranties set forth in Section 4.8(a)) hereof shall be true and correct (without giving effect to any limitation as to “materiality” or “SPAC Material Adverse Effect” or any similar limitation contained herein) on and as of the date of this Agreement and on and as of the Closing Date as though made on and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), except where the failure of such representations and warranties of SPAC to be so true and correct, individually or in the aggregate, has not had and would not reasonably be expected to have a SPAC Material Adverse Effect; and (iii) the representation and warranty set forth in Section 4.8(a) shall be true and correct as of the date of this Agreement.

(b) SPAC shall have performed all agreements and covenants required by this Agreement to be performed by it on or prior to the Closing Date, in each case in all material respects.

(c) No change, event, state of facts, development or occurrence shall have occurred since the date of this Agreement, that, individually or in the aggregate with all other changes, events, state of facts, developments or occurrences, has had or would reasonably be expected to have a SPAC Material Adverse Effect that is continuing.

(d) SPAC shall have delivered a certificate, signed by an executive officer of SPAC and dated as of the Closing Date, certifying as to the matters set forth in Section 7.2(a), Section 7.2(b) and Section 7.2(c) to the Company.

Section 7.3. Additional Conditions to the Obligations of SPAC. The obligations of SPAC to consummate and effect the Merger and the other Transactions shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived, to the extent permitted by Applicable Law, in writing, exclusively by SPAC:

(a) (i) The Fundamental Representations of the Company shall be true and correct in all material respects (without giving effect to any limitation as to “materiality” or any similar limitation contained herein) on and as of the date of this Agreement and on as of the Closing Date as though made on and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date); (ii) all other representations and warranties of the Company set forth in ARTICLE III (other than the representations and warranties set forth in Section 3.9(b)) hereof shall be true and correct (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” or any similar limitation contained herein) on and as of the date of this Agreement and on as of the Closing Date as though made on and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), except where the failure of such representations and warranties of the Company to be so true and correct, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect; and (iii) the representation and warranty set forth in Section 3.9(b)) shall be true and correct as of the date of this Agreement.

(b) The Company shall have performed all agreements and covenants required by this Agreement to be performed by it at or prior to the Closing Date, in each case, in all material respects.

(c) No change, event, state of facts, development or occurrence shall have occurred since the date of this Agreement, that, individually or in the aggregate with all other changes, events, state of facts, developments or occurrences, has had or would reasonably be expected to have a Company Material Adverse Effect that is continuing.

(d) The Required Holders shall have entered into the Lockup Agreement, and the Lockup Agreement shall be in full force and effect.

(e) The Company shall have delivered, or caused to be delivered, a certificate, signed by an executive officer of the Company and dated as of the Closing Date, certifying as to the matters set forth in Section 7.3(a), Section 7.3(b) and Section 7.3(c).

ARTICLE VIII
TERMINATION

Section 8.1. Termination. This Agreement may be terminated at any time prior to the Closing:

(a) by mutual written agreement of SPAC and the Company at any time;

(b) by either SPAC or the Company if the Transactions shall not have been consummated by June 8, 2026 (the “Outside Date”); provided, however, that if the SEC has not declared the Proxy Statement/Prospectus effective on or prior to May 8, 2026, the Outside Date shall be automatically extended to September 8, 2026; provided, further, that the right to terminate this Agreement under this Section 8.1(b) shall not be available to any Party whose action or failure to act has been a principal cause of or resulted in the failure of the Transactions to occur on or before such date and such action or failure to act constitutes a material breach of this Agreement;

(c) by either SPAC or the Company if a Governmental Entity shall have issued an Order or taken any other action, in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the Transactions, which Order or other action is final and nonappealable;

(d) by the Company, upon a breach of any representation, warranty, covenant or agreement set forth in this Agreement on the part of SPAC, or if any representation or warranty of SPAC shall have become untrue, in either case such that the conditions set forth in Section 7.2(a) or (b) would not be satisfied; provided, that if such breach or inaccuracy by SPAC is curable by SPAC prior to the Closing, then the Company must first provide written notice of such breach or inaccuracy and may not terminate this Agreement under this Section 8.1(d) until the earlier of: (i) 30 days after delivery of written notice from the Company to SPAC of such breach or inaccuracy; and (ii) the Outside Date; provided, further, that SPAC continues to exercise reasonable best efforts to cure such breach or inaccuracy (it being understood that the Company may not terminate this Agreement pursuant to this Section 8.1(d) if: (A) the Company shall have materially breached this Agreement, or if any representation or warranty of the Company or Merger Sub shall have become untrue, such that the conditions set forth in Section 7.3(a) or (b) would not be satisfied and such breach or inaccuracy has not been cured; or (B) such breach or inaccuracy by SPAC is cured prior to the expiration of the applicable cure period such that the applicable conditions set forth in Section 7.2(a) or (b) shall be satisfied);

(e) by SPAC, upon a breach of any representation, warranty, covenant or agreement set forth in this Agreement on the part of the Company or Merger Sub or if any representation or warranty of the Company or Merger Sub shall have become untrue, in either case such that the conditions set forth in Section 7.3(a) or (b) would not be satisfied; provided, that if such breach or inaccuracy is curable by the Company or Merger Sub prior to the Closing, then SPAC must first provide written notice of such breach or inaccuracy and may not terminate this Agreement under this Section 8.1(e) until the earlier of: (i) 30 days after delivery of written notice from SPAC to the Company of such breach or inaccuracy; and (ii) the Outside Date; provided, further, that the Company or Merger Sub, as applicable, continues to exercise reasonable best efforts to cure such breach or inaccuracy (it being understood that SPAC may not terminate this Agreement pursuant to this Section 8.1(e) if: (A) SPAC shall have materially breached this Agreement, or if any representation or warranty of SPAC shall have become untrue, such that the conditions set forth in Section 7.2(a) or (b) would not be satisfied and such breach or inaccuracy has not been cured; or (B) such breach or inaccuracy by the Company or Merger Sub, as applicable, is cured prior to the expiration of the applicable cure period such that the applicable conditions set forth in Section 7.3(a) or (b) shall be satisfied);

(f) by either SPAC or the Company, if, at the SPAC Shareholders’ Meeting (including any adjournments thereof), the SPAC Transaction Proposals are not duly adopted by the SPAC Shareholders by the requisite vote under the Applicable Law and SPAC’s Organizational Documents; or

(g) by the Company, if the SPAC Board or any committee thereof makes, prior to receipt of the SPAC Shareholder Approval, a SPAC Change in Recommendation.

Section 8.2. Notice of Termination; Effect of Termination.

(a) Any termination of this Agreement under Section 8.1 above will be effective immediately upon the delivery of written notice of the terminating Party to the other Parties.

(b) In the event of the termination of this Agreement as provided in Section 8.1, this Agreement shall be of no further force or effect and the Transactions shall be abandoned, except for and subject to the following: (i) Section 6.5(a), Section 6.7, this Section 8.2, ARTICLE X and the Confidentiality Agreement shall survive the termination of this Agreement; and (ii) nothing herein shall relieve any Party from liability for any Willful Breach of this Agreement or intentional fraud in the making of the representations and warranties in this Agreement.

ARTICLE IX
NO SURVIVAL

Section 9.1. No Survival. None of the representations, warranties, covenants or agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Closing and all rights, claims and causes of action (whether in contract or in tort or otherwise, or whether at law or in equity) with respect thereto shall terminate at the Closing. Notwithstanding the foregoing, neither this Section 9.1 nor anything else in this Agreement to the contrary shall limit: (a) the survival of any covenant or agreement of the Parties which by its terms is required to be performed or complied with in whole or in part after the Closing, which covenants and agreements shall survive the Closing in accordance with their respective terms; or (b) any claim against any Person with respect to intentional fraud in the making of the representations and warranties by such Person in ARTICLE III or ARTICLE IV, as applicable.

ARTICLE X
GENERAL PROVISIONS

Section 10.1. Notices. All notices and other communications hereunder shall be in writing and shall be deemed given: (a) on the date established by the sender as having been delivered personally; (b) one Business Day after being sent by a nationally recognized overnight courier guaranteeing overnight delivery; (c) on the date sent, if sent by email, to the addresses below; or (d) on the fifth Business Day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications, to be valid, must be addressed as follows:

if to SPAC to:

Legato Merger Corp. III
777 Third Avenue, 37th Floor
New York, New York 10017

Attention:	Gregory Monahan
Email:	gmonahan@crescendopartners.com

with copies (which shall not constitute notice) to:

Graubard Miller
405 Lexington Avenue
New York, New York 10174

Attention:	Jeffrey M. Gallant
Eric Schwartz
Email:	dmiller@graubard.com jgallant@graubard.com eschwartz@graubard.com if to the Company or Merger Sub to:

Einride AB

Stadsgården 6

116 45 Stockholm

Sweden

Attention:	Roozbeh Charli
Email:	roozbeh.charli@einride.tech
legal@einride.tech

with copies (which shall not constitute notice) to:

DLA Piper LLP (US)

1251 Avenue of the Americas

New York, New York 10020-1104

Attention:	Stephen P. Alicanti
James M. Fischer
Richard Folke
Email:	Stephen.Alicanti@us.dlapiper.com James.Fischer@us.dlapiper.com Richard.Folke@se.dlapiper.com or to such other address or to the attention of such Person or Persons as the recipient Party has specified by prior written notice to the sending Party (or in the case of counsel, to such other readily ascertainable business address as such counsel may hereafter maintain). If more than one method for sending notice as set forth above is used, the earliest notice date established as set forth above shall control.

Section 10.2. Interpretation. The words “hereof,” “herein,” “hereinafter,” “hereunder,” and “hereto” and words of similar import refer to this Agreement as a whole and not to any particular section or subsection of this Agreement and reference to a particular section of this Agreement will include all subsections thereof, unless, in each case, the context otherwise requires. The definitions of the terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context shall require, any pronoun shall include the corresponding masculine, feminine and neuter forms. When a reference is made in this Agreement to an Exhibit, Schedule or Annex such reference shall be to an Exhibit, Schedule or Annex to this Agreement unless otherwise indicated. When a reference is made in this Agreement to Sections or subsections, such reference shall be to a Section or subsection of this Agreement. Unless otherwise indicated the words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” The words “made available” mean that the subject documents or other materials were posted to the electronic data site maintained by the Company in connection with the Transactions or otherwise provided to SPAC or its Representatives in electronic form, in each case, prior to the date of this Agreement. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. When reference is made herein to “the business of” an entity, such reference shall be deemed to include the business of all direct and indirect Subsidiaries of such entity. Reference to the Subsidiaries of an entity shall be deemed to include all direct and indirect Subsidiaries of such entity. When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded and if the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day. Reference to “days” shall mean calendar days. References to statutes shall include all regulations promulgated thereunder. References to a particular statute, rule or regulation shall include any predecessor or successor statute, rule or regulation, in each case as amended or otherwise modified from time to time. References to a particular security (including Company Ordinary Shares) shall be deemed to also refer to any security or securities issued in substitution or exchange thereof. Unless otherwise specified, all references to currency amounts in this Agreement shall mean United States Dollars.

Section 10.3. Counterparts; Electronic Delivery. This Agreement, the other Transaction Agreements and each other document executed in connection with the Transactions, and the consummation thereof, may be executed in one or more counterparts, all of which shall be considered one and the same document and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties, it being understood that all Parties need not sign the same counterpart. Delivery by electronic transmission to counsel for the other Parties of a counterpart executed by a Party shall be deemed to meet the requirements of the previous sentence.

Section 10.4. Entire Agreement. This Agreement, the other Transaction Agreements and any other documents and instruments and agreements among the Parties as contemplated by or referred to herein, including the Exhibits and Schedules hereto constitute the entire agreement among the Parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof.

Section 10.5. Third Party Beneficiaries. This Agreement, the other Transaction Agreements and any other documents and instruments and agreements among the Parties as contemplated by or referred to herein, including the Exhibits and Schedules hereto other than as set forth in Section 2.2, Section 6.11 and Section 10.15 (which, in each case, will be for the benefit of the Persons named therein), are not intended to confer upon any other Person other than the Parties any rights or remedies.

Section 10.6. Severability. In the event that any term, provision, covenant or restriction of this Agreement, or the application thereof, is held to be illegal, invalid or unenforceable under any present or future Applicable Law: (a) such provision will be fully severable; (b) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof; (c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom; and (d) in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms of such illegal, invalid or unenforceable provision as may be possible.

Section 10.7. Other Remedies; Specific Performance. Except as otherwise provided herein, prior to the Closing or valid termination of this Agreement, any and all remedies herein expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that each Party shall be entitled to enforce specifically the terms and provisions of this Agreement and to immediate injunctive relief to prevent breaches of this Agreement, without the necessity of proving the inadequacy of money damages as a remedy and without bond or other security being required, this being in addition to any other remedy to which they are entitled at law or in equity. Each of the Parties hereby acknowledges and agrees that it may be difficult to prove damages with reasonable certainty, that it may be difficult to procure suitable substitute performance, and that injunctive relief and/or specific performance will not cause an undue hardship to the Parties. Each of the Parties hereby further acknowledges that the existence of any other remedy contemplated by this Agreement does not diminish the availability of specific performance of the obligations hereunder or any other injunctive relief. Each Party hereby further agrees that in the event of any action by any other party for specific performance or injunctive relief, it will not assert that a remedy at law or other remedy would be adequate or that specific performance or injunctive relief in respect of such breach or violation should not be available on the grounds that money damages are adequate or any other grounds.

Section 10.8. Governing Law. This Agreement and the consummation the Transactions, and any action, suit, dispute, controversy or claim arising out of this Agreement and the consummation of the Transactions, or the validity, interpretation, breach or termination of this Agreement and the consummation of the Transactions, shall be governed by and construed in accordance with the laws of the State of Delaware without the application of principles of conflicts of law that would result in the application of the laws of another jurisdiction (save for the Merger which shall be governed by and construed in accordance with the laws of the Cayman Islands).

Section 10.9. Consent to Jurisdiction; Waiver of Jury Trial.

(a) Each of the Parties irrevocably consents to the exclusive jurisdiction and venue of the Chancery Court of the State of Delaware, or if such court declines jurisdiction, then to any federal court located in Wilmington, Delaware and, in either case, any appellate court therefrom in connection with any matter based upon or arising out of this Agreement, the other Transaction Agreements and the consummation of the Transactions, agrees that process may be served upon them in any manner authorized by the laws of the State of Delaware for such Person and waives and covenants not to assert or plead any objection which they might otherwise have to such manner of service of process. Each Party and any Person asserting rights as a third-party beneficiary may do so only if he, she or it hereby waives, and shall not assert as a defense in any legal dispute, that: (i) such Person is not personally subject to the jurisdiction of the above named courts for any reason; (ii) such Legal Proceeding may not be brought or is not maintainable in such court; (iii) such Person’s property is exempt or immune from execution; (iv) such Legal Proceeding is brought in an inconvenient forum; or (v) the venue of such Legal Proceeding is improper. Each Party and any Person asserting rights as a third-party beneficiary hereby agrees not to commence or prosecute any such action, claim, cause of action or suit other than before one of the above-named courts, nor to make any motion or take any other action seeking or intending to cause the transfer or removal of any such action, claim, cause of action or suit to any court other than one of the above-named courts, whether on the grounds of inconvenient forum or otherwise. Each Party hereby consents to service of process in any such proceeding in any manner permitted by Delaware law, and further consents to service of process by nationally recognized overnight courier service guaranteeing overnight delivery, or by registered or certified mail, return receipt requested, at its address specified pursuant to Section 10.1. Notwithstanding the foregoing in this Section 10.9, any Party may commence any action, claim, cause of action or suit in a court other than the above-named courts solely for the purpose of enforcing an order or judgment issued by one of the above-named courts.

(b) TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW WHICH CANNOT BE WAIVED, EACH OF THE PARTIES AND ANY PERSON ASSERTING RIGHTS AS A THIRD-PARTY BENEFICIARY MAY DO SO ONLY IF HE, SHE OR IT IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT TO TRIAL BY JURY ON ANY CLAIMS OR COUNTERCLAIMS ASSERTED IN ANY LEGAL DISPUTE RELATING TO THIS AGREEMENT, EACH OTHER TRANSACTION AGREEMENTS AND THE CONSUMMATION OF THE TRANSACTIONS, AND FOR ANY COUNTERCLAIM RELATING THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING. IF THE SUBJECT MATTER OF ANY SUCH LEGAL DISPUTE IS ONE IN WHICH THE WAIVER OF JURY TRIAL IS PROHIBITED, NO PARTY NOR ANY PERSON ASSERTING RIGHTS AS A THIRD-PARTY BENEFICIARY SHALL ASSERT IN SUCH LEGAL DISPUTE A NONCOMPULSORY COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER TRANSACTION AGREEMENTS AND THE CONSUMMATION OF THE TRANSACTIONS. FURTHERMORE, NO PARTY NOR ANY PERSON ASSERTING RIGHTS AS A THIRD-PARTY BENEFICIARY SHALL SEEK TO CONSOLIDATE ANY SUCH LEGAL DISPUTE WITH A SEPARATE ACTION OR OTHER LEGAL PROCEEDING IN WHICH A JURY TRIAL CANNOT BE WAIVED.

Section 10.10. Rules of Construction. Each of the Parties agrees that it has been represented by independent counsel of its choice during the negotiation and execution of this Agreement and each Party hereto and its counsel cooperated in the drafting and preparation of this Agreement and the documents referred to herein and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the Party drafting such agreement or document.

Section 10.11. Expenses. Except as otherwise expressly provided in this Agreement, each Party will pay its own costs and expenses incurred in anticipation of, relating to and in connection with the negotiation and execution of this Agreement and the Transaction Agreements and the consummation of the Transactions.

Section 10.12. Assignment. No Party may assign, directly or indirectly, including by operation of law, either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Parties. Subject to the first sentence of this Section 10.12, this Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns.

Section 10.13. Amendment. This Agreement may be amended by the Parties at any time by execution of an instrument in writing signed on behalf of each of the Parties and, if after the Closing, with the consent of the independent directors of the Company.

Section 10.14. Extension; Waiver. At any time prior to the Closing, the Company (on behalf of itself, and Merger Sub), on the one hand, and SPAC, on the other hand, may, to the extent not prohibited by Applicable Law: (a) extend the time for the performance of any of the obligations or other acts of the other Party; (b) waive any inaccuracies in the representations and warranties made to the other Party contained herein or in any document delivered pursuant hereto; and (c) waive compliance with any of the agreements or conditions for the benefit of such Party contained herein. Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such Party. Delay in exercising any right under this Agreement shall not constitute a waiver of such right. In the event any provision of any of the other Transaction Agreement in any way conflicts with the provisions of this Agreement (except where a provision therein expressly provides that it is intended to take precedence over this Agreement), this Agreement shall control.

Section 10.15. No Recourse. Notwithstanding anything that may be expressed or implied in this Agreement, this Agreement may only be enforced against, and any Legal Proceeding for breach of this Agreement may only be made against, the entities that are expressly identified herein as Parties to this Agreement, and no Related Party of a Party shall have any liability for any liabilities or obligations of the Parties for any Legal Proceeding (whether in tort, contract or otherwise) for breach of this Agreement or in respect of any oral representations made or alleged to be made in connection herewith. No Party shall have any right of recovery in respect hereof against any Related Party of a Party and no personal liability shall attach to any Related Party of a Party through such Party, whether by or through attempted piercing of the corporate veil, by the enforcement of any judgment, fine or penalty or by virtue of any Applicable Law or otherwise. The provisions of this Section 10.15 shall survive the Closing and expressly are intended to benefit, and are enforceable by, each Related Party of a Party, each of whom is an intended third-party beneficiary of this Section 10.15.

Section 10.16. Disclosure Letters and Exhibits. The Company Disclosure Letter and the SPAC Disclosure Letter shall be arranged in separate parts corresponding to the numbered and lettered sections and subsections in this Agreement, and the information disclosed in any numbered or lettered part shall be deemed to relate to and to qualify only the particular provision set forth in the corresponding numbered or lettered Section or subsection of this Agreement, except to the extent that: (a) such information is cross-referenced in another part of the Company Disclosure Letter or the SPAC Disclosure Letter, as applicable; or (b) it is reasonably apparent on the face of such disclosure that such information would qualify another provision in this Agreement. The specification of any dollar amount in the representations and warranties contained in this Agreement or the inclusion of any specific item in the Company Disclosure Letter or the SPAC Disclosure Letter, as applicable, is not intended to imply that such amounts (or higher or lower amounts) are or are not material, and no Party shall use the fact of the setting of such amounts or the fact of the inclusion of any such item in the Company Disclosure Letter or the SPAC Disclosure Letter, as applicable, in any dispute or controversy between the Parties as to whether any obligation, item, or matter not described herein or included in Company Disclosure Letter or the SPAC Disclosure Letter, as applicable, is or is not material for purposes of this Agreement. The inclusion of any item in the Company Disclosure Letter or the SPAC Disclosure Letter shall not be deemed to constitute an acknowledgment by the Company or SPAC, as applicable, that the matter is required to be disclosed by the terms of this Agreement, nor shall such disclosure be deemed (a) an admission of any breach or violation of any Contract or Applicable Law, (b) an admission of any liability or obligation to any third party, or (c) to establish a standard of materiality. The disclosure of any items or information that is not required by this Agreement to be so included is solely for informational purposes and the convenience of the Company and Merger Sub or SPAC, as applicable. In addition, under no circumstances shall the disclosure of any matter in the Company Disclosure Letter or the SPAC Disclosure Letter, where a representation or warranty of the Company or SPAC, as applicable, is limited or qualified by the materiality of the matters to which the representation or warranty is given or by Company Material Adverse Effect or SPAC Material Adverse Effect, imply that any other undisclosed matter having a greater value or other significance is material or would have a Company Material Adverse Effect or SPAC Material Adverse Effect, as applicable. Neither the Company nor SPAC shall be prejudiced in any manner whatsoever, and no presumptions shall be created, by virtue of the disclosure of any matter in the Company Disclosure Letter or SPAC Disclosure Letter, which otherwise is not required to be disclosed by this Agreement.

Section 10.17. Legal Representation.

(a) The Company and SPAC, on behalf of their respective successors and assigns, hereby agree that, in the event a dispute with respect to this Agreement or the transactions contemplated hereby arises after the Closing between or among (x) the shareholders or holders of other equity interests of the Company and/or any of their respective directors, shareholders, partners, officers, employees or Affiliates (other than the Company) (collectively, the “Company Group”), on the one hand, and (y) SPAC and/or any member of the SPAC Group (as defined below), on the other hand, any legal counsel, including DLA Piper LLP (US) (“DLA”), that represented the Company or a member of the Company Group prior to the Closing may represent any member of the Company Group in such dispute even though the interests of such Persons may be directly adverse to the Company or the other members of the Company Group, and even though such counsel may have represented the Company or other members of the Company Group in a matter substantially related to such dispute, or may be handling ongoing matters for the Company and/or other members of the Company Group. Neither the Company nor SPAC shall seek to or have DLA disqualified from any such representation with respect to this Agreement or the Transactions based upon the prior representation of the Company or a member of the Company Group by DLA. The Parties hereby waive any potential conflict of interest arising from such prior representation and each Party shall cause its respective Affiliates to consent to waive any potential conflict of interest arising from such representation. Each Party acknowledges that such consent and waiver is voluntary, that it has been carefully considered, and that such Party has consulted with counsel in connection therewith. The Company and SPAC, on behalf of their respective successors and assigns, further agree that, as to all legally privileged communications prior to the Closing (made in connection with the negotiation, preparation, execution, delivery and performance under, or any dispute or Legal Proceeding arising out of or relating to, this Agreement, any other Transaction Agreements or the Transactions) between or among the Company and/or any other member of the Company Group, on the one hand, and DLA, on the other hand, the attorney/client privilege and the expectation of client confidence shall survive the Merger and belong to the Company Group after the Closing, and shall not pass to or be claimed or controlled by the Company or SPAC.

(b) The Company and SPAC, on behalf of their respective successors and assigns, hereby agree that, in the event a dispute with respect to this Agreement or the transactions contemplated hereby arises after the Closing between or among (x) the holders of equity interests of SPAC and/or any of their respective directors, shareholders, partners, officers, employees or Affiliates (other than SPAC) (collectively, the “SPAC Group”), on the one hand, and (y) the Company and/or any member of the Company Group, on the other hand, any legal counsel, including Graubard Miller (“Graubard”) that represented SPAC or any member of the SPAC Group prior to the Closing may represent any member of the SPAC Group in such dispute even though the interests of such Persons may be directly adverse to SPAC and the other members of the SPAC Group, and even though such counsel may have represented SPAC or other members of the SPAC Group in a matter substantially related to such dispute, or may be handling ongoing matters for SPAC and/or other members of the SPAC Group. Neither the Company nor SPAC shall seek to or have Graubard disqualified from any such representation with respect to this Agreement or the Transactions based upon the prior representation of SPAC or a member of the SPAC Group by Graubard. The Parties hereby waive any potential conflict of interest arising from such prior representation and each Party shall cause its respective Affiliates to consent to waive any potential conflict of interest arising from such representation. Each Party acknowledges that such consent and waiver is voluntary, that it has been carefully considered, and that such Party has consulted with counsel in connection therewith. The Company and SPAC, on behalf of their respective successors and assigns, further agree that, as to all legally privileged communications prior to the Closing (made in connection with the negotiation, preparation, execution, delivery and performance under, or any dispute or Action arising out of or relating to, this Agreement, any Transaction Documents or the transactions contemplated hereby or thereby) between or among the SPAC and/or any member of the SPAC Group, on the one hand, and Graubard, on the other hand, the attorney/client privilege and the expectation of client confidence shall survive the Merger and belong to the SPAC Group after the Closing, and shall not pass to or be claimed or controlled by the Company or SPAC.

ARTICLE XI
DEFINED TERMS

Section 11.1. Defined Terms. Terms defined in this Agreement are organized alphabetically as follows, together with the Section and, where applicable, paragraph, number in which definition of each such term is located:

“Affiliate”	Section 11.2
“Agreement”	Preamble
“Applicable Law”	Section 11.2
“Approvals”	Section 3.6(b)
“Audited Financial Statements”	Section 3.7(a)
“Business Day”	Section 11.2
“BTIG”	Section 11.2
“Cayman Companies Act”	Recitals
“Closing”	Section 1.1
“Closing Date”	Section 1.1

“Closing Press Release”	Section 6.4(b)
“Code”	Section 11.2
“Collective Bargaining Agreement”	Section 11.2
“Company”	Preamble
“Company Benefit Plan”	Section 11.2
“Company Competing Transaction”	Section 6.9(a)
“Company Closing Statement”	Section 1.2(b)
“Company Derivative”	Section 11.2
“Company Derivative Exchange”	Section 2.1(b)
“Company Disclosure Letter”	ARTICLE III
“Company Group”	Section 10.17
“Company IT Systems”	Section 11.2
“Company Material Adverse Effect”	Section 11.2
“Company Material Contract”	Section 3.19(a)
“Company Ordinary Shares”	Section 11.2
“Company Preference Shares”	Section 11.2
“Company Series A Preference Shares”	Section 11.2
“Company Series A SAFE Preference Shares”	Section 11.2
“Company Series A SAFE Extension Preference Shares”	Section 11.2
“Company Series B Preference Shares”	Section 11.2
“Company Series C Preference Shares”	Section 11.2
“Company Real Property Leases”	Section 3.14(b)
“Company Shareholder Approval”	Recitals
“Company Shareholders”	Section 11.2
“Company Shareholders Agreement”	Section 11.2
“Company Subsidiaries”	Section 3.2
“Company Transaction Costs”	Section 11.2
“Company Warrants”	Section 11.2
“Confidentiality Agreement”	Section 11.2

“Contract”	Section 11.2
“Controlled Group Liability”	Section 11.2
“Conversion Factor”	Section 11.2
“D&O Indemnified Party”	Section 6.11(a)
“D&O Tail”	Section 6.11(b)
“Effective Time”	Section 2.2
“Environmental Law”	Section 11.2
“Equiniti”	Section 6.18
“Equity Value”	Section 11.2
“ERISA”	Section 11.2
“ERISA Affiliate”	Section 11.2
“Exchange”	Section 11.2
“Exchange Act”	Section 11.2
“Exchange Agent”	Section 2.8(a)
“Exchange Agent Agreement”	Section 2.8(a)
“Excluded Share”	Section 2.7(g)
“Financial Statements”	Section 3.7(a)
“Founders”	Section 11.2
“Fundamental Representations”	Section 11.2
“GAAP”	Section 11.2
“Governmental Entity”	Section 11.2
“Graubard”	Section 10.17
“Group Companies”	Section 11.2
“Hazardous Material”	Section 11.2
“IFRS”	Section 11.2
“Incentive Equity Plan”	Recitals
“Indebtedness”	Section 11.2
“Insurance Policies”	Section 3.20
“Intellectual Property”	Section 11.2

“Interim Financial Statements”	Section 3.7(a)
“Investment Company Act”	Section 11.2
“IPO Registration Rights Agreement”	Section 11.2
“JOBS Act”	Section 11.2
“Knowledge”	Section 11.2
“Leased Real Property”	Section 3.14(b)
“Legal Proceeding”	Section 11.2
“Liability”	Section 11.2
“Licensed Intellectual Property”	Section 11.2
“Lien”	Section 11.2
“Lockup Agreement”	Recitals
“Material Customers”	Section 3.22(a)
“Material Supplier”	Section 3.22(b)
“Merger”	Recitals
“Merger Consideration”	Section 2.7(a)
“Merger Sub”	Preamble
“Merger Sub Shares”	Section 2.7(d)
“Merger Sub Shareholder Approval”	Recitals
“Multiemployer Plan”	Section 11.2
“Net Company Derivative Shares”	Section 11.2
“New Registration Rights Agreement”	Section 6.25
“Non-Participating Company Derivative”	Section 11.2
“OFAC”	Section 11.2
“Order”	Section 11.2
“Organizational Documents”	Section 11.2
“Outside Date”	Section 8.1(b)
“Owned Intellectual Property”	Section 11.2
“Owned Real Property”	Section 3.14(a)
“Participating Company Derivative”	Section 11.2

“Parties”	Preamble
“Patents”	Section 11.2
“Permitted Lien”	Section 11.2
“Person”	Section 11.2
“Personal Information”	Section 11.2
“Personal Information Breach”	Section 3.18(c)
“PIPE Investment”	Recitals
“PIPE Investors”	Recitals
“Plan of Merger”	Section 2.2
“Privacy Laws”	Section 11.2
“Processing,” “Process” and “Processed”	Section 11.2
“Proxy Statement/Prospectus”	Section 6.1(a)(i)
“Registered Intellectual Property”	Section 3.17(a)
“Registration Statement”	Section 11.2
“Related Parties”	Section 11.2
“Remedies Exception”	Section 3.4
“Representatives”	Section 6.9(a)
“Restated AoA”	Recitals
“SEC”	Section 11.2
“Securities Act”	Section 11.2
“SPAC”	Preamble
“SPAC Board”	Recitals
“SPAC Board Recommendation”	Section 6.1(b)(i)
“SPAC Borrowings”	Section 6.23
“SPAC Business Combination”	Section 6.9(b)
“SPAC Dissenting Shares”	Section 2.7(e)
“SPAC Dissenting Shareholders”	Section 2.7(e)
“SPAC Change in Recommendation”	Section 6.1(b)(ii)
“SPAC Closing Statement”	Section 1.2(a)

“SPAC Disclosure Letter”	ARTICLE IV
“SPAC Financial Statements”	Section 4.7(b)
“SPAC Founder Shares”	Section 11.2
“SPAC Group”	Section 10.17
“SPAC Liabilities”	Section 11.2
“SPAC Material Adverse Effect”	Section 11.2
“SPAC Material Contracts”	Section 4.11
“SPAC Preference Shares”	Section 11.2
“SPAC Private Units”	Section 11.2
“SPAC Representative Shares”	Section 11.2
“SPAC SEC Reports”	Section 4.7(a)
“SPAC Share”	Section 11.2
“SPAC Shareholders”	Recitals
“SPAC Shareholder Approval”	Section 11.2
“SPAC Shareholder Redemption Rights”	Recitals
“SPAC Shareholder Redemptions”	Section 1.2(a)
“SPAC Shareholders’ Meeting”	Section 6.1(b)(i)
“SPAC Transaction Costs”	Section 11.2
“SPAC Transaction Proposals”	Section 11.2
“SPAC Units”	Section 11.2
“SPAC Warrants”	Section 11.2
“Specified Business Conduct Laws”	Section 11.2
“Stock Split”	Section 2.1(b)
“Subscription Agreements”	Recitals
“Subsidiary”	Section 11.2
“Surviving Company”	Recitals
“Surviving Company Charter”	Section 2.5
“Swedish Companies Act”	Section 3.1
“Takeover Laws”	Section 4.24

“Tax” and “Taxes”	Section 11.2
“Tax Return”	Section 11.2
“Tax Sharing Agreement”	Section 11.2
“Trade Secrets”	Section 11.2
“Trademarks”	Section 11.2
“Transaction Agreements”	Section 11.2
“Transaction Filings”	Section 6.1(a)(i)
“Transaction Litigation”	Section 6.19
“Transactions”	Section 11.2
“Transfer Taxes”	Section 6.12(a)
“Treasury Regulations”	Section 11.2
“Trust Account”	Section 4.14(a)
“Trust Agreement”	Section 4.14(a)
“Unit Separation”	Section 2.7(a)
“Unpaid SPAC Liabilities”	Section 11.2
“Warrant Agreement”	Section 11.2
“Willful Breach”	Section 11.2

Section 11.2. Additional Terms. For purposes of this Agreement, the following capitalized terms have the following meanings:

“Affiliate” shall mean, as applied to any Person, any other Person directly or indirectly controlling, controlled by or under direct or indirect common control with, such Person. For purposes of this definition, “control” (including with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as applied to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

“Applicable Law” shall mean any federal, state, provincial, local, municipal, territorial or other law, statute, constitution, treaty, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling, injunction, judgment, Order, assessment, writ or other legal requirement, administrative policy or guidance, or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity, in each case applicable to the referent Person, property, asset, Liability or circumstance.

“Business Day” shall mean any day other than a Saturday, a Sunday or other day on which commercial banks in New York, New York, Sweden and the Cayman Islands, are authorized or required by Applicable Law to close.

“BTIG” shall mean BTIG, LLC.

“Code” shall mean the United States Internal Revenue Code of 1986, as amended.

“Collective Bargaining Agreement” shall mean each material labor agreement or collective bargaining agreement (including expired collective bargaining agreements which have not been renewed) with any labor union, labor organization or works council that govern the employment of any employees of the Group Companies.

“Company ADS” means an American depositary share of the Company duly and validly issued against the deposit of one (1) underlying Company Ordinary Share deposited with the Depositary Bank in accordance with the Deposit Agreement.

“Company Benefit Plan” shall mean all material employee benefit plans, programs, policies, practices, agreements, or other arrangements sponsored or maintained by any Group Company, or to which any Group Company is a party or bound, or contributes or is obligated to contribute, or has any obligations or liability (contingent or otherwise), in which any current or former employee of the Group Companies, any current or former director of the Group Companies or any spouse, beneficiary or dependent thereof is a party or bound or participates, or pursuant to which payments are made, or benefits are provided, to any current or former employee of the Group Companies, any current or former director of the Group Companies or any spouse, beneficiary or dependent thereof, including any bonus, incentive, deferred compensation, vacation, stock purchase, stock option, stock appreciation, phantom stock or stock unit, severance, employment, change of control, fringe benefit, welfare, supplemental unemployment benefit, pension, profit sharing, termination pay, retirement, supplementary retirement, hospitalization insurance, salary continuation, legal, health, medical, dental, life, disability or other insurance (whether insured or self-insured) plan, program, policy, agreement or arrangement, other than any Multiemployer Plan or plans established pursuant to and mandated by statute.

“Company Derivative” shall mean any security of the Group Company which entitles the holder thereof to acquire at any time Company Ordinary Shares, including, without limitation, the Company Preference Shares and any debt, right, warrant, option, restricted stock unit or other instrument that is at any time convertible into or exercisable or exchangeable for, or otherwise entitles the holder thereof to receive, Company Ordinary Shares.

“Company IT Systems” shall mean all computer systems, hardware, servers, networks, data communication lines, and other information technology and telecommunications equipment and tangible assets, in each case, owned, leased, licensed, or outsourced, or otherwise used or held for use by or for any Group Company in connection with the business of the Group Companies.

“Company Material Adverse Effect” shall mean any change, event, state of facts, development or occurrence that, individually or in the aggregate: (a) has had, or would reasonably be expected to have, a materially adverse effect on the business, assets, financial condition, results of operations of the Group Companies, taken as a whole; or (b) has or would reasonably be expected to prevent or materially impede the ability of the Company or Merger Sub to consummate the Transactions by the Outside Date; provided, however, that in no event would any of the following, alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been or will be, a Company Material Adverse Effect pursuant to clause (a): (i) acts of war, sabotage, civil unrest or terrorism, or any escalation or worsening thereof in countries in which any of the Group Companies operate; (ii) earthquakes, hurricanes, tornados, disease, epidemics, pandemics or other natural or man-made disasters; (iii) changes attributable to the public announcement or pendency of the Transactions (including the impact thereof on relationships with customers, suppliers or employees); (iv) changes or proposed changes in Applicable Law (or any interpretation thereof) after the date of this Agreement; (v) changes or proposed changes in IFRS (or any interpretation thereof) after the date of this Agreement; (vi) any downturn in general economic conditions, including changes in the credit, debt, securities, financial, capital or reinsurance markets (including changes in interest or exchange rates, prices of any security or market index or commodity or any disruption of such markets), in each case, in the United States, Sweden or anywhere else in the world; (vii) any failure to meet any projections, forecasts, guidance, estimates, milestones, budgets or financial or operating predictions of revenue, earnings, cash flow or cash position, provided that this clause (vii) shall not prevent a determination that any change, event, state of facts, development or occurrence underlying such failure has resulted in a Company Material Adverse Effect; (viii) any actions required to be taken, or required not to be taken, pursuant to the terms of this Agreement; or (ix) any action taken by, or at the request of, SPAC; provided, however, that if a change or effect related to clauses (i), (ii), and (iv) through (vi) disproportionately adversely affects the Group Companies, taken as a whole, compared to Persons operating in the same industry as the Group Companies, then such disproportionate impact may be taken into account in determining whether a Company Material Adverse Effect has occurred, but only to the extent of the incremental disproportionate effect on the Group Companies, taken as a whole, relative to Persons operating in the same industry as the Group Companies.

“Company Ordinary Shares” shall mean the ordinary shares of the Company.

“Company Preference Shares” shall mean the Company Series A Preference Shares, Company Series A SAFE Preference Shares, Company Series A SAFE Extension Preference Shares, Company Series B Preference Shares and Company Series C Preference Shares.

“Company Series A Preference Shares” shall mean the Series A preference shares of the Company.

“Company Series A SAFE Preference Shares” shall mean the Series A SAFE preference shares of the Company.

“Company Series A SAFE Extension Preference Shares” shall mean the Series A SAFE Extension preference shares of the Company.

“Company Series B Preference Shares” shall mean the Series B preference shares of the Company.

“Company Series C Preference Shares” shall mean the Series C preference shares of the Company.

“Company Shareholders” shall mean the holders of all of the issued and outstanding Company Ordinary Shares.

“Company Shareholders Agreement” shall mean that certain Amended and Restated Shareholders Agreement, dated as of July 30, 2023, with respect to the Company.

“Company Transaction Costs” shall mean, as of any determination time, the aggregate amount of all out-of-pocket fees, commissions, costs, finder’s fees, expenses and other amounts incurred by or on behalf of, or otherwise payable by, whether or not due, the Company in connection with the review, negotiation, preparation or execution of this Agreement or the other Transaction Agreements, the filing of the Registration Statement and the consummation of the Transactions, including (a) the fees and expenses of outside legal counsel, accountants, brokers, investment bankers, consultants, or other agents or service providers of the Company, and (b) any other fees, filing fees, expenses, commissions or other amounts that are expressly allocated to the Company pursuant to this Agreement or any other Transaction Agreements, in each case, whether paid or unpaid prior to the Closing; provided, that “Company Transaction Costs” shall not include any Transfer Taxes payable by the Company pursuant to Section 6.12(a).

“Company Warrants” shall mean the SPAC Warrants as of and following the Effective Time, which having been assumed by the Company shall be exercisable, in accordance with the terms of the Warrant Agreement, subject to any limitations under Applicable Law, for Company Ordinary Shares in the form of Company ADSs.

“Confidentiality Agreement” shall mean that certain Confidentiality Agreement, dated as of May 27, 2025, by and between SPAC and the Company, as amended and joined from time to time.

“Contract” shall mean any contract, subcontract, agreement, indenture, note, bond, loan or credit agreement, instrument, installment obligation, lease, mortgage, deed of trust, license, sublicense, commitment, power of attorney, guaranty or other legally binding commitment, arrangement, understanding or obligation, whether oral or in writing, in each case, as amended and supplemented from time to time and including all schedules, annexes and exhibits thereto.

“Controlled Group Liability” shall mean any and all liabilities of an ERISA Affiliate (a) under Title IV of ERISA, (b) under Section 302 of ERISA, (c) under Sections 412 and 4971 of the Code or (d) under similar provisions of foreign laws or regulations.

“Conversion Factor” shall mean (a) the Per Share Value as of immediately prior to the Closing, divided by (ii) $10.90.

“Environmental Law” shall mean any and all Applicable Laws relating to pollution, Hazardous Materials, the environment, natural resources, endangered or threatened species, or health and safety.

“Equity Value” shall mean an amount equal to $1,800,000,000.

“ERISA” shall mean the United States Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” shall mean any trade or business (whether or not incorporated) that, together with the Company or any of its Subsidiaries is treated as a single employer under Section 414 of the Code.

“Exchange” shall mean the NYSE.

“Exchange Act” shall mean the United States Securities Exchange Act of 1934, as amended.

“Exercised Unvested ITM Warrant” means a warrant of the Company that is unvested but in the money, for which the holder has exercised such warrant to convert to Restricted Company Ordinary Shares on the same vesting terms as such warrant.

“Founders” shall mean the holders of SPAC Founder Shares.

“Fundamental Representations” shall mean: (a) in the case of the Company, the representations and warranties contained in the first sentence of Section 3.1(a) (Organization and Qualification); Section 3.3 (a), (b), (c), (d), (e), (f) and (h) (Capitalization); Section 3.4 (Due Authorization) and Section 3.25 (Brokers); and (b) in the case of SPAC, the representations and warranties contained in Section 4.1(a), (b) and (c) (Organization and Qualification); Section 4.3 (Capitalization); Section 4.4 (Due Authorization); Section 4.10 (Business Activities) and Section 4.22 (Brokers).

“GAAP” shall mean United States generally accepted accounting principles, consistently applied.

“Governmental Entity” shall mean any federal, state, provincial, municipal, local or foreign government, governmental authority, regulatory or administrative agency, or governmental commission, department, board, bureau, agency or instrumentality, or any arbitrator, court or tribunal.

“Group Companies” shall mean the Company and all of its direct and indirect Subsidiaries, which shall include SPAC following the Closing.

“Hazardous Material” shall mean any substance, material or waste that is listed, classified, defined, characterized, designated or otherwise regulated by a Governmental Entity as a “toxic substance,” “hazardous substance,” “hazardous material,” “contaminant,” “pollutant,” “hazardous waste,” “solid waste” or words of similar meaning or effect, including any radioactive materials, chlorinated solvents, petroleum, petroleum derivatives (or synthetic substitutes), petroleum byproducts, petroleum breakdown products, asbestos, asbestos containing materials, mold, radon, flammable substances, explosive substances, urea formaldehyde foam insulation, polychlorinated biphenyls, per- and polyfluoroalkyl substances, and any other substances regulated under Environmental Law.

“IFRS” shall mean the International Financial Reporting Standards.

“Indebtedness” shall mean any of the following: (a) any indebtedness for borrowed money; (b) any obligations evidenced by bonds, debentures, notes or other similar instruments; (c) any obligations to pay the deferred purchase price of property or services, except trade accounts payable in the ordinary course and other current liabilities; (d) any obligations as lessee under leases that should be classified as capital leases; (e) any obligations, contingent or otherwise, under acceptance, letters of credit or similar facilities to the extent drawn; (f) all interest rate and currency swaps, caps, collars and similar agreements or hedging devices under which payments are obligated to be made, whether periodically or upon the happening of a contingency, (g) all obligations secured by a Lien on property, other than Permitted Liens; (h) any accrued interest, fees and charges in respect of any of the foregoing; (i) any prepayment premiums and penalties actually due and payable, and any other fees, expenses, indemnities and other amounts actually payable as a result of the prepayment or discharge of any of the foregoing; and (j) any direct or indirect guaranty of any of the foregoing.

“Intellectual Property” shall mean all intellectual property (and rights therein and thereto) that is protectable by Applicable Law in any jurisdiction throughout the world including: (a) all inventions (whether or not patentable or reduced to practice), invention disclosures, certificates of invention, all improvements thereto, patents, utility models, industrial designs and all applications for any of the forgoing, including all provisionals, substitutions, divisionals, continuations, continuations-in-part, reissuances, renewals, extensions, reexaminations, patents of addition, supplementary protection certificates, or the like and any foreign equivalents of the foregoing (collectively, “Patents”); (b) all trademarks, service marks, certification marks, brand names, trade dress rights, logos, slogans, corporate names, business names and trade names, and other source or business identifiers, indicia of origin and general intangibles of a like nature, together with the goodwill associated with any of the foregoing, along with all applications, registrations, intent-to-use applications or similar reservations of marks, renewals and extensions thereof (collectively, “Trademarks”); (c) all copyrights, copyrights works, works of authorship (whether or not copyrightable), literary works, rights in software, design rights, masked works, pictorial and graphic works, reversions and moral rights, along with all applications, registrations and any renewals and extensions thereof; (d) all internet domain names, and social media usernames, handles and accounts; (e) all trade secrets, know-how, technology, discoveries and improvements, proprietary rights, formulae, confidential information, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals, technical information, source code, techniques, ideas, research, data analytics, designs, drawings, specifications, procedures, processes, models, algorithms, formulations, manuals and systems, whether or not patentable or copyrightable (collectively “Trade Secrets”); and (f) data, databases and data collections.

“intentional fraud” shall mean, with respect to a party to this Agreement, an actual and willful fraud with respect to the making of the representations and warranties pursuant to ARTICLE III or ARTICLE IV (as applicable), provided, that such actual and intentional fraud of such Party shall only be deemed to exist if the Party making such representation and warranty had actual knowledge (as opposed to imputed or constructive knowledge) that such representation and warranty made by such Party pursuant to, in the case of the Company, ARTICLE III as qualified by the Company Disclosure Letter, or, in the case of SPAC, ARTICLE IV as qualified by the SPAC Disclosure Letter, was actually breached when made, with the express intention that the other party to this Agreement rely thereon to its detriment, and such other Party did in fact rely on such representation or warranty and was damaged thereby.

“Investment Company Act” shall mean the United States Investment Company Act of 1940, as amended.

“IPO Registration Rights Agreement” shall mean that certain Registration Rights Agreement, dated as of February 5, 2024, by and among SPAC and the investors party thereto.

“JOBS Act” shall mean the United States Jumpstart Our Business Startups Act of 2012, as amended.

“Knowledge” shall mean the actual knowledge or awareness as to a specified fact or event, following reasonable inquiry, of: (a) with respect to the Company or Merger Sub, the individuals listed on Schedule 11.2 of the Company Disclosure Letter (the “Company Knowledge Parties”); and (b) with respect to SPAC, the individuals listed on Schedule 11.2 of the SPAC Disclosure Letter.

“Legal Proceeding” shall mean any action, suit, hearing, claim, charge, audit, lawsuit, litigation, investigation (formal or informal), inquiry, arbitration or proceeding (in each case, whether civil, criminal or administrative or at law or in equity) by or before a Governmental Entity.

“Liability” shall mean any and all debts, liabilities and obligations, whether accrued or fixed, absolute or contingent, known or unknown, matured or unmatured or determined or determinable, including those arising under any Applicable Law, Legal Proceeding or Order and those arising under any Contract, agreement, arrangement, commitment or undertaking.

“Licensed Intellectual Property” shall mean all Intellectual Property licensed to any of the Group Companies and used in or necessary for the conduct or operation of the business of the Group Companies, as presently conducted.

“Lien” shall mean any mortgage, pledge, security interest, encumbrance, lien, license, option, right of first offer, right of first refusal, restriction or charge of any kind (including, any conditional sale or other title retention agreement or lease in the nature thereof, any agreement to give any security interest and any restriction relating to use, quiet enjoyment, voting, transfer, receipt of income or exercise of any other attribute of ownership).

“Merger Sub Shares” shall mean the ordinary shares, par value $0.0001 per share, of Merger Sub.

“Multiemployer Plan” shall mean a Company Benefit Plan that applies to or permits participation by employers that are not Affiliates of the Company, including any “multi-employer plan” within the meaning of Sections 3(37) or 4001(a)(3) of ERISA or Section 414(f) of the Code.

“Net Company Derivative Shares” shall mean either (a) for any Company Derivative that has an exercise price or otherwise requires the payment of consideration in connection with the acquisition of Company Ordinary Shares thereunder, a number of Company Ordinary Shares equal to the (i) the Per Share Value as of the time of determination, less such exercise price or amount of consideration per Company Ordinary Share, but in any event not less than zero, divided by (ii) the Per Share Value as of the time of determination, multiplied by (iii) the number of Company Ordinary Shares the holder thereof is entitled to acquire thereunder, or (b) for any other Company Derivative, the number of Company Ordinary Shares the holder thereof is entitled to acquire thereunder.

“Non-Participating Company Derivative” shall mean any issued and outstanding Company Derivative or portion thereof, other than a Participating Company Derivative or portion thereof.

“OFAC” shall mean the U.S. Treasury Department Office of Foreign Assets Control.

“Order” shall mean any award, injunction, judgment, regulatory or supervisory mandate, order, writ, decree or ruling entered, issued, made, or rendered by any Governmental Entity that possesses competent jurisdiction.

“Organizational Documents” shall mean, with respect to any Person that is not an individual, the articles or certificate of incorporation or organization, articles, notice of articles, bylaws, articles and memorandum of association, limited partnership agreement, partnership agreement, limited liability company agreement, shareholders agreement and other similar organizational documents of such Person, as applicable (in each case, as amended and or restated from time to time).

“Owned Intellectual Property” shall mean all Intellectual Property which any of the Group Companies has or purports to have an ownership interest.

“Participating Company Derivative” shall mean any issued and outstanding Company Derivative or portion thereof (a) that either (i) is not subject to vesting or (ii) is vested as of immediately prior to the Effective Time, and (b) if such Company Derivative has an exercise price or otherwise requires the payment of consideration in connection with the acquisition of Company Ordinary Shares thereunder, that has an exercise price or that requires payment of an amount of consideration per Company Ordinary Share less than the Per Share Value as of the time of determination.

“PCAOB” shall mean the Public Company Accounting Oversight Board.

“Per Share Value” shall mean the value per Company Ordinary Share such that (a) the issued and outstanding number of Company Ordinary Shares (other than any securities issued pursuant to the PIPE Investment) as of the time of determination, plus the Net Company Derivative Shares underlying the Participating Company Derivatives as of the time of determination (based on such value per share), multiplied by (b) such value per share, is equal to the Equity Value.

“Permitted Lien” shall mean: (a) Liens for Taxes not yet delinquent or for Taxes that are being contested in good faith by appropriate proceedings and that are sufficiently reserved for on the Financial Statements or the SPAC Financial Statements, as applicable, in accordance with IFRS or GAAP, as applicable; (b) statutory and contractual Liens of landlords with respect to Leased Real Property that do not, individually or in the aggregate, interfere in any material respect with the present use of or occupancy of the affected parcel by any of the Group Companies; (c) Liens of carriers, warehousemen, mechanics, materialmen and repairmen incurred in the ordinary course and: (i) that are not yet delinquent; or (ii) that are being contested in good faith through appropriate proceedings; (d) in the case of real property, zoning, building code, or other restrictions, variances, covenants, rights of way, encumbrances, easements and other irregularities in title, none of which, individually or in the aggregate, interfere in any material respect with the present use of or occupancy of the affected parcel by any of the Group Companies; (e) Liens securing the Indebtedness of any of the Group Companies set forth on Schedule 3.19(a)(ii) of the Company Disclosure Letter; (f) in the case of Intellectual Property, third party non-exclusive license agreements entered into in the ordinary course; (g) Liens incurred in connection with capital lease obligations of any of the Group Companies; and (h) all exceptions, restrictions, easements, imperfections of title, charges, rights-of-way and other Liens of record that do not materially interfere with the present use of, or materially detract from the value of, the assets of the Group Companies, taken as a whole.

“Person” shall mean any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization, entity or Governmental Entity.

“Personal Information” shall mean, to the extent regulated by Privacy Laws, “personal data,” “personally identifiable information,” or all information that identifies or could be used to directly or indirectly identify an individual person.

“Privacy Laws” shall mean Applicable Law relating to privacy and the Processing of Personal Information, including the Fair Credit Reporting Act, the Federal Trade Commission Act, the CAN-SPAM Act, the Telephone Consumer Protection Act, the Telemarketing and Consumer Fraud and Abuse Prevention Act, Children’s Online Privacy Protection Act, the European Union General Data Protection Regulation, each as amended, and any and all comparable provincial legislation and any other related regulations, directives and orders applicable to Personal Information or the access thereto or use or transfer thereof.

“Processing” shall mean any operation or set of operations which is performed upon Personal Information, whether or not by automatic means, including but not limited to: collection, recording, organization, storage, adaptation or alteration, retrieval, consultation, use, disclosure by transmission, dissemination or otherwise making available, alignment or combination, blocking, erasure or destruction. “Process” and “Processed” shall be construed accordingly.

“Registration Statement” shall mean the Registration Statement on Form F-4, or other appropriate form, including any pre-effective or post-effective amendments or supplements thereto, to be filed with the SEC by the Company and SPAC under the Securities Act, registering the offer and sale of the Company Ordinary Shares in the form of Company ADSs that constitute the Merger Consideration, the Company Warrants and the Company Ordinary Shares in the form of Company ADSs underlying the Company Warrants.

“Related Parties” shall mean, with respect to a Person, such Person’s former, current and future direct or indirect equityholders, controlling Persons, shareholders, optionholders, members, general or limited partners, Subsidiaries, Representatives, and each of their respective successors and assigns.

“SEC” shall mean the United States Securities and Exchange Commission.

“Securities Act” shall mean the United States Securities Act of 1933, as amended.

“SPAC Founder Shares” shall mean SPAC Shares sold by SPAC prior to its initial public offering (but excluding the SPAC Representative Shares).

“SPAC Liabilities” shall mean, as of any determination time, the aggregate amount of Liabilities of SPAC that would be accrued on a balance sheet in accordance with GAAP, whether or not such Liabilities are due and payable as of such time, including but not limited to SPAC Borrowings. Notwithstanding the foregoing or anything to the contrary herein, SPAC Liabilities shall not include any SPAC Transaction Costs.

“SPAC Material Adverse Effect” shall mean any change, event, state of facts, development or occurrence that, individually or in the aggregate: (a) has had, or would reasonably be expected to have, a materially adverse effect on the business, assets, financial condition or results of operations of SPAC; or (b) has or would reasonably be expected to prevent or materially impede the ability of SPAC to consummate the Transactions by the Outside Date; provided, however, that in no event would any of the following, alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been or will be, a SPAC Material Adverse Effect pursuant to clause (a): (i) acts of war, sabotage, civil unrest or terrorism, or any escalation or worsening thereof in the United States; (ii) earthquakes, hurricanes, tornados, disease, epidemics, pandemics or other natural or man-made disasters; (iii) changes attributable to the public announcement or pendency of the Transactions; (iv) changes or proposed changes in Applicable Law after the date of this Agreement; (v) changes or proposed changes in GAAP (or any interpretation thereof) after the date of this Agreement; (vi) any downturn in general economic conditions, including changes in the credit, debt, securities, financial, capital or reinsurance markets (including changes in interest or exchange rates, prices of any security or market index or commodity or any disruption of such markets), in each case, in the United States or anywhere else in the world; (vii) any actions required to be taken, or required not to be taken, pursuant to the terms of this Agreement; or (viii) any action taken by, or at the request of, the Company; provided, however, that if a change or effect related to clauses (i), (ii), (iii) through (vi) disproportionately adversely affects SPAC compared to Persons operating in the same industry as SPAC, then such disproportionate impact may be taken into account in determining whether a SPAC Material Adverse Effect has occurred, but only to the extent of the incremental disproportionate effect on SPAC, relative to Persons operating in the same industry as SPAC.

“SPAC Preference Shares” shall mean the preference shares, par value $0.0001 per share, in the share capital of SPAC.

“SPAC Private Units” shall mean the SPAC Units sold by SPAC to the Founders and BTIG and its designees in connection with SPAC’s initial public offering.

“SPAC Public Shares” shall mean the SPAC Shares sold to the public by SPAC as part of SPAC’s initial public offering (whether purchased in such offering or thereafter in the public market).

“SPAC Redeeming Shares” means the SPAC Public Shares in respect of which the eligible (as determined in accordance with the SPAC’s Organizational Documents) holder thereof has validly exercised (and not validly revoked, withdrawn or lost) his, her or its SPAC Shareholder Redemption Right.

“SPAC Representative Shares” shall mean SPAC Shares issued to BTIG and its designees by SPAC prior to its initial public offering.

“SPAC Shares” shall mean the ordinary shares, par value $0.0001 per share, in the share capital of SPAC.

“SPAC Shareholder Approval” shall mean (i) the approval of (A) the Merger, and (B) the Plan of Merger and the transactions contemplated thereby, in each case, by a special resolution (as defined in the Cayman Companies Act, being a resolution passed by an affirmative vote of the holders of at least a two-thirds (2/3) majority of the issued and outstanding SPAC Shares entitled to vote thereupon in person or by way of proxy, and (ii) the approval of the other SPAC Transaction Proposals not included in (i) above, by an ordinary resolution (being a resolution passed by an affirmative vote of the holders of a simple majority of the issued and outstanding SPAC Shares entitled to vote thereupon in person or by way of proxy, in each case in accordance with the SPAC’s Organizational Documents at a SPAC Shareholders’ Meeting duly called by the SPAC Board and held for such purpose.

“SPAC Transaction Costs” shall mean, as of any determination time, the aggregate amount of all out-of-pocket fees, commissions, costs, finder’s fees, expenses and other amounts incurred by or on behalf of, or otherwise payable by, whether or not due, SPAC in connection with the negotiation, preparation or execution of this Agreement or the other Transaction Agreements, the consummation of the Transactions or the consummation of SPAC’s initial public offering, including (a) the fees and expenses of outside legal counsel, accountants, brokers, investment bankers, consultants, or other agents or service providers of SPAC, (b) deferred underwriting fees, costs and expenses from SPAC’s initial public offering and (c) any other fees, filing fees, expenses, commissions or other amounts that are expressly allocated to SPAC pursuant to this Agreement or any other Transaction Agreements (including the cost of the D&O Tail), in each case, whether paid or unpaid prior to the Closing.

“SPAC Transaction Proposals” shall mean (a) the adoption of this Agreement and approval of the Transactions, including the Plan of Merger and Merger, (b) the approval of the material differences between the SPAC’s Organizational Documents and the Restated AoA, (c) the adoption and approval of each other proposal reasonably agreed to by SPAC and the Company as necessary or appropriate in connection with the consummation of the Transactions, and (d) the adoption and approval of a proposal for the adjournment of the SPAC Shareholders’ Meeting in accordance with Section 6.1(b)(iii).

“SPAC Units” shall mean the units of SPAC each consisting of one (1) SPAC Share and one-half (1/2) of one SPAC Warrant.

“SPAC Warrants” shall mean the warrants of SPAC that entitle the holders thereof to purchase SPAC Shares at an exercise price of $11.50 per whole share.

“Specified Business Conduct Laws” shall mean: (a) the U.S. Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010, and other Applicable Law relating to bribery or corruption; (b) all Applicable Law imposing economic or financial sanctions on any Person, including all Applicable Law administered by OFAC or the Bureau of Industry and Security administered by the U.S. Department of Commerce, all sanctions laws or embargos imposed or administered by the U.S. Department of State, the United Nations Security Council, Her Majesty’s Treasury of the United Kingdom, the European Union and all anti-boycott or anti-embargo laws; (c) all Applicable Law relating to the import, export, re-export, transfer of information, data, goods, software, and technology, including the Export Administration Regulations administered by the U.S. Department of Commerce and the International Traffic in Arms Regulations administered by the U.S. Department of State; and (d) the Money Laundering Control Act, the Currency and Foreign Transactions Reporting Act, The Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 and other Applicable Law relating to money laundering.

“Subsidiary” shall mean, with respect to any Person, any partnership, limited liability company, corporation or other business entity of which: (a) if a corporation or company, a majority of the total voting power of shares of capital stock or share capital entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, or trustees thereof, or in the election of members of a similar governing body, is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof; (b) if a partnership, limited liability company or other business entity, a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof, or that Person or one or more Subsidiaries of that Person serves as a general partner, managing member or manager thereof, or in a capacity exercising similar management authority; or (c) in any case, that Person controls the management thereof.

“Tax” or “Taxes” shall mean (i) any and all federal, state, local and foreign taxes, including, without limitation, gross receipts, income, profits, capital gains, capital stock, windfall profits, license, sales, use, estimated, occupation, value added (or VAT), ad valorem, transfer, franchise, withholding, severance, social security, payroll, recapture, net worth, employment, excise and property taxes, assessments, escheat, abandoned property, stamp, environmental, registration, governmental charges, duties, fees, levies and other similar charges, in each case, imposed by a Governmental Entity, (whether disputed or not) together with all interest, penalties, surcharges, deficiency assessments, and additions imposed by a Governmental Entity with respect to any such amounts, (ii) a liability for amounts of the type described in clause (i) as a result Treasury Regulations §1.1502-6, as a result of being a transferee or successor, or as a result of a contract, assumption, operation of law or otherwise.

“Tax Return” shall mean any return, declaration, report, claim for refund, or information return or statement relating to Taxes that is filed or required to be filed with a Governmental Entity, including any schedule or attachment thereto and any amendment thereof.

“Tax Sharing Agreement” shall mean any agreement or arrangement (including any provision of a Contract) primarily related to Taxes pursuant to which any Group Company is or may be obligated to indemnify any Person for, or otherwise pay, any Tax of, or imposed on, another Person.

“Transaction Agreements” shall mean this Agreement, the Plan of Merger, any Subscription Agreements, the Lockup Agreements, the Founder Support Agreement, the Confidentiality Agreement, the Restated AoA and all the agreements documents, instruments and certificates entered into in connection herewith or therewith and any and all exhibits and schedules thereto.

“Transactions” shall mean the transactions contemplated pursuant to this Agreement and the other Transaction Agreements, including the Merger.

“Treasury Regulations” shall mean the regulations promulgated by the U.S. Department of the Treasury pursuant to and in respect of provisions of the Code.

“Unpaid SPAC Liabilities” shall mean the outstanding SPAC Liabilities.

“Warrant Agreement” shall mean the Warrant Agreement, dated as of February 5, 2024, between Equiniti and SPAC.

“Willful Breach” shall mean a material breach that is a consequence of an omission by, or act undertaken by or caused by, the breaching party intentionally and with the knowledge that such omission or taking or causing of such act would, or would reasonably be expected to, cause such material breach, including the failure to cause the Closing to occur when required pursuant to this Agreement.

[Signature Pages Follow]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first written above.

EINRIDE AB

By:	/s/ Roozbeh Charli
Name:	Roozbeh Charli
Title:	Chief Executive Officer

By:	/s/ Robert Gustav Agner Falck
Name:	Robert Gustav Agner Falck
Title:	Chairman

EINRIDE CAYMAN SUB LIMITED

By:	/s/ Roozbeh Charli
Name:	Roozbeh Charli
Title:	Chief Executive Officer

By:	/s/ Robert Gustav Agner Falck
Name:	Robert Gustav Agner Falck
Title:	Chairman

LEGATO MERGER CORP. III

By:	/s/ Gregory Monahan
Name:	Gregory Monahan
Title:	Chief Executive Officer

[Signature Page to Business Combination Agreement]

Exhibit A

Form of Restated AoA

A-1

Exhibit B

Form of Plan of Merger

B-1